EXHIBIT 4.1

EXECUTION VERSION

SECOND AMENDMENT TO CREDIT AGREEMENT

This SECOND AMENDMENT TO CREDIT AGREEMENT dated as of August 12, 2020 (this “Second Amendment”) by and among (i) LANDS’ END, INC., a Delaware corporation (the “Lead Borrower”), (ii) the other Borrowers party hereto (together with the Lead Borrower, the   “Borrowers”), (iii) the Guarantors party hereto (together with the Borrowers, the “Loan Parties”), (iv) the Lenders party hereto (including the Lenders listed on Annex I hereto, each an “Incremental Lender” and collectively, the “Incremental Lenders”) and (v) Wells Fargo Bank, National Association, as administrative agent and collateral agent (in such capacities, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, the Agent and the Lenders are party to that certain Credit Agreement dated as of November 16, 2017 (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Credit Agreement”), pursuant to which the Lenders agreed, subject to the terms and conditions contained therein, to extend credit to the Borrowers;

WHEREAS, the Lead Borrower has requested that the Incremental Lenders increase their Commitments on the Effective Date in an aggregate principal amount equal to $75,000,000;  and

WHEREAS, the Loan Parties have also requested that the Agent, Lenders and LC Issuers effect certain amendments to the Credit Agreement as more specifically set forth herein, and the Agent, L/C Issuers and the Lenders are willing to effect such amendments to the Credit Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties signatory hereto agree as follows:

1.	Defined Terms. Except as otherwise defined in this Second Amendment, terms defined in the Credit Agreement are used herein as defined therein.

2.

Commitment. Each Incremental Lender party hereto hereby agrees to commit to provide its respective Commitment Increase as set forth on Annex I annexed hereto, on the terms and subject to the conditions set forth herein.

3.

Representations and Warranties. Each Loan Party hereby represents and warrants that (a) no Default or Event of Default has occurred and is continuing; and (b) after giving effect to this Second Amendment, all representations and warranties contained in the Credit Agreement and each other Loan Document are true and correct in all material respects on and as of the date hereof, except (i) to the extent that such representations and warranties refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects.

4.

Amendments to Credit Agreement. Subject to the satisfaction of the conditions precedent specified in Section 5 below, (a) the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the changed pages to the conformed Credit Agreement attached as Annex II hereto and (b) Schedule 2.01 (Commitments and Applicable Percentage) to the Credit Agreement is hereby amended and restated in its entirety with Annex III attached hereto.

5.

Conditions to Effectiveness. This Second Amendment shall not be effective until each of the following conditions precedent have been fulfilled to the satisfaction of the Agent (such date referred to herein as, the “Effective Date”):

(a)

the Agent shall have received this Second Amendment, duly executed by the Loan Parties party hereto, each Incremental Lender, the Lenders constituting at least the Required Lenders and each L/C Issuer;

(b)	the Agent shall have received the Fee Letter Amendment dated as of the date hereof (the “Fee Letter Amendment”) and duly executed by each of the parties thereto;

(c)	the existing Term Facility (as in effect on the date hereof) shall have been repaid in full in accordance with its terms;

(d)	after giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing;

(e)

all orders, permissions, consents, approvals, licenses, authorizations and validations of, and filings, recordings and registrations with, and exemptions by, any Governmental Authority, or any other Person required to authorize or otherwise required in connection with the execution, delivery and performance by each Loan Party of this Second Amendment and the transactions contemplated, shall have been obtained and shall be in full force and effect; and

(f)

the Loan Parties shall have paid in full (i) all fees required to be paid to the Agent pursuant to the Fee Letter Amendment and (ii) all invoiced Credit Party Expenses in connection with the preparation, execution, delivery and administration of this Second Amendment and the other instruments and documents to be delivered hereunder (with such fees and expenses described in this paragraph being fully earned as of the date hereof, and no portion thereof shall be refunded or returned to the Loan Parties under any circumstances).

6.

Effect on Loan Documents. The Credit Agreement and the other Loan Documents, after giving effect to the Second Amendment, shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Second Amendment shall not operate as a waiver of any right, power, or remedy of the Agent or any other Credit Party under the Credit Agreement or any other Loan Document, as in effect prior to the date hereof. Each Loan Party hereby ratifies and confirms in all respects all of its obligations under the Loan Documents to which it is a party and each Loan Party hereby ratifies and confirms in all respects any prior grant of a security interest under the Loan Documents to which it is party.

7.

Further Assurances. Each Loan Party shall execute and deliver all agreements, documents and instruments, each in form and substance satisfactory to the Agent, and take all actions as the Agent may reasonably request from time to time, to perfect and maintain the perfection and priority of the security interest in the Collateral held by the Agent and to fully consummate the

2

transactions contemplated under this Second Amendment and the Credit Agreement, as modified hereby.

8.

No Novation; Entire Agreement. This Second Amendment evidences solely the amendment of certain specified terms and obligations of the Loan Parties under the Credit Agreement and is not a novation or discharge of any of the other obligations of the Loan Parties under the Credit Agreement. There are no other understandings, express or implied, among the Loan Parties, the Agent and the Lenders regarding the subject matter hereof or thereof.

9.

Choice of Law. This Second Amendment and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Second Amendment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the law of the STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

10.

Counterparts; Facsimile Execution. This Second Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Second Amendment by facsimile (or other electronic transmission) shall be as effective as delivery of a manually executed counterpart of this Second Amendment. Any party delivering an executed counterpart of this Second Amendment by facsimile (or other electronic transmission) also shall deliver a manually executed counterpart of this Second Amendment but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

11.

Construction. This Second Amendment is a Loan Document. This Second Amendment and the Credit Agreement shall be construed collectively and in the event that any term, provision or condition of any of such documents is inconsistent with or contradictory to any term, provision or condition of any other such document, the terms, provisions and conditions of this Second Amendment shall supersede and control the terms, provisions and conditions of the Credit Agreement.

12.	Miscellaneous. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

13.

Electronic Execution of Loan Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Amendment shall be deemed to include electronic signatures and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manual executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transaction Act.

[Signature Pages Follow]

3

IN WITNESS WHEREOF, this Second Amendment has been duly executed and delivered by each of the parties hereto as of the date first above written.

LANDS’ END, INC., as the Lead Borrower and a
Borrower

By:	/s/ James F. Gooch
Name:	James F. Gooch
Title:	EVP, COO, CFO and Treasurer

LANDS’ END DIRECT MERCHANTS, INC., as a
Guarantor

By:	/s/ James F. Gooch
Name:	James F. Gooch
Title:	President and Chief Financial Officer

LANDS’ END INTERNATIONAL, INC., as a
Guarantor

By:	/s/ James F. Gooch
Name:	James F. Gooch
Title:	President and Chief Financial Officer

LANDS’ END JAPAN, INC., as a Guarantor

By:	/s/ James F. Gooch
Name:	James F. Gooch
Title:	President and Chief Financial Officer

LANDS’ END PUBLISHING, LLC, as a Guarantor

By:	/s/ James F. Gooch
Name:	James F. Gooch
Title:	President and Chief Financial Officer

LEGC, LLC, as a Guarantor

By:	/s/ James F. Gooch
Name:	James F. Gooch
Title:	President and Chief Financial Officer

Signature Page to Second Amendment

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Agent, L/C Issuer and as a Lender

By:	/s/ Joseph Burt
Name:	Joseph Burt
Title:	Director

Signature Page to Second Amendment

CITIZENS BANK, N.A., as a Lender
ASSOCIATION, as Agent, L/C Issuer and as a Lender

By:	/s/ Christine M. Scott
Name:	Christine M. Scott
Title:	SVP

Signature Page to Second Amendment

TRUIST BANK (as successor by merger to SunTrust
Bank), as a Lender

By:	/s/ Stephen Metts
Name:	Stephen Metts
Title:	Director

Signature Page to Second Amendment

BMO HARRIS BANK N.A., as a Lender

By:	/s/ Karen Goodwin
Name:	Karen Goodwin
Title:	Managing Director

Signature Page to Second Amendment

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Suzanne Ergastolo
Name:	Suzanne Ergastolo
Title:	Executive Director

Signature Page to Second Amendment

Annex I

Second Amendment Commitment Increases

Incremental Lender	Commitment Increase
Wells Fargo Bank, National Association	$5,500,000
Citizens Bank, N.A.	$19,500,000
Truist Bank (as successor by merger to SunTrust Bank)	$0
BMO Harris Bank N.A.	$20,000,000
JPMorgan Chase Bank, N.A.	$30,000,000
Total	$75,000,000

Annex II

Redlined Conformed Credit Agreement through Second Amendment

CONFORMED THROUGH ~~FIRST~~SECOND AMENDMENT DATED ~~DECEMBER 3~~AUGUST 12,~~2019~~2020

~~NOTE: THIS CONFORMED COPY IS FOR INFORMATIONAL/REFERENCE PURPOSES ONLY. PLEASE REFER BACK TO EXECUTED CREDIT AGREEMENT AND ANY AMENDMENTS IN ORDER TO DETERMINE LEGAL RIGHTS OF ANY PERSON.~~

ABL CREDIT AGREEMENT

~~Dated~~dated as of November 16, 2017, as amended by

the First Amendment to Credit Agreement, dated as of December 3, 2019, and the Second Amendment to Credit Agreement, dated as of August 12, 2020 among

LANDS’ END, INC.,

as the Lead Borrower For

The Borrowers Named Herein The Guarantors Named Herein

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Agent, L/C Issuer and Swing Line Lender, and

The Other Lenders Party Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Sole Lead Arranger and Sole Bookrunner

BMO HARRIS BANK N.A.,

as Syndication Agent

SUNTRUST BANK,

as Documentation Agent

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TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS		1

1.01	Defined Terms	1
1.02	Other Interpretive Provisions	~~55~~57
1.03	Accounting Terms	~~56~~58
1.04	Reserved	~~57~~58
1.05	Rounding	~~57~~58
1.06	Times of Day	~~57~~59
1.07	Letter of Credit Amounts	~~57~~59
1.08	Currency Equivalents Generally	~~57~~59
1.09	Divisions	59
1.10	LIBOR Replacement	59

ARTICLE II THE COMMITMENTS AND CREDIT EXTENSIONS		~~58~~62

2.01	Committed Loans; Reserves	~~58~~62
2.02	Borrowings, Conversions and Continuations of Committed Loans	~~59~~63
2.03	Letters of Credit	~~61~~65
2.04	Swing Line Loans	~~69~~74
2.05	Prepayments	~~71~~77
2.06	Termination or Reduction of Commitments	~~72~~78
2.07	Repayment of Obligations	~~73~~79
2.08	Interest	~~73~~79
2.09	Fees	~~73~~79
2.10	Computation of Interest and Fees	~~74~~79
2.11	Evidence of Debt	~~74~~80
2.12	Payments Generally; Agent’s Clawback	~~74~~80
2.13	Sharing of Payments by Lenders	~~76~~82
2.14	Settlement Amongst Lenders	~~77~~82
2.15	Increase in Commitments	~~77~~83
2.16	Defaulting Lenders	~~79~~85
2.17	Extensions of Loans.	~~82~~ 88

ARTICLE III TAXES, YIELD PROTECTION AND ILLEGALITY		~~85~~91

3.01	Taxes	~~85~~91
3.02	Illegality	~~88~~95
3.03	Inability to Determine Rates	~~88~~95
3.04	Increased Costs; Reserves on LIBOR Rate Loans	~~88~~95
3.05	Compensation for Losses	~~91~~97
3.06	Mitigation Obligations; Replacement of Lenders	~~91~~98
3.07	Designation of Lead Borrower as Borrowers’ Agent	~~92~~98
3.08	Survival	~~92~~98

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		~~92~~99

4.01	Conditions of Initial Credit Extension	~~92~~99
4.02	Conditions to all Credit Extensions	~~95~~101

ARTICLE V REPRESENTATIONS AND WARRANTIES		~~96~~102

5.01	Existence, Qualification and Power	~~96~~102
5.02	Authorization; No Contravention	~~96~~103
5.03	Governmental Authorization; Other Consents	~~96~~103

(i)

5.04	Binding Effect	~~97~~103
5.05	Financial Statements; No Material Adverse Effect	~~97~~103
5.06	Litigation	~~97~~104
5.07	Reserved	~~97~~104
5.08	Ownership of Property; Liens	~~97~~104
5.09	Environmental Compliance	~~98~~104
5.10	Insurance	~~98~~105
5.11	Taxes	~~99~~105
5.12	ERISA Compliance	~~99~~105
5.13	Subsidiaries; Equity Interests	~~100~~106
5.14	Margin Regulations; Investment Company Act	~~100~~107
5.15	Disclosure	~~100~~107
5.16	Compliance with Laws	~~100~~107
5.17	Intellectual Property; Licenses, Etc	~~100~~107
5.18	Labor Matters	~~100~~107
5.19	Security Documents	~~102~~108
5.20	Solvency	~~102~~108
5.21	Deposit Accounts; Credit Card Arrangements	~~102~~108
5.22	Brokers	~~102~~109
5.23	Customer and Trade Relations	~~102~~109
5.24	Material Contracts	~~102~~109
5.25	Casualty	~~102~~109
5.26	OFAC/Sanctions ~~103~~; Anti-Corruption Laws; Anti-Money Laundering Laws	109
5.27	Patriot Act	109
5.28	Swap Contracts	110

ARTICLE VI AFFIRMATIVE COVENANTS		~~103~~110

6.01	Financial Statements	~~103~~110
6.02	Certificates; Other Information	~~104~~111
6.03	Notices	~~106~~113
6.04	Payment of Obligations	~~107~~114
6.05	Preservation of Existence, Etc	~~107~~114
6.06	Maintenance of Properties	~~107~~114
6.07	Maintenance of Insurance	~~107~~115
6.08	Compliance with Laws	~~108~~115
6.09	Books and Records; Accountants	~~108~~116
6.10	Inspection Rights	~~109~~116
6.11	Additional Loan Parties	~~109~~117
6.12	Cash Management	~~110~~117
6.13	Information Regarding the Collateral	~~112~~119
6.14	Physical Inventories	~~112~~119
6.15	Designation of Subsidiaries	~~112~~119
6.16	Further Assurances	~~113~~120
6.17	Compliance with Terms of Leaseholds	~~113~~121
6.18	Material Contracts	~~114~~121
6.19	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	121

ARTICLE VII NEGATIVE COVENANTS		~~114~~121

7.01	Liens	~~114~~121

(ii)

7.02	Investments	~~114~~121
7.03	Indebtedness	~~114~~121
7.04	Fundamental Changes	~~114~~121
7.05	Dispositions	~~115~~122
7.06	Restricted Payments	~~115~~122
7.07	Prepayments of Indebtedness	~~116~~124
7.08	Change in Nature of Business	~~117~~124
7.09	Transactions with Affiliates	~~117~~124
7.10	Burdensome Agreements	~~118~~126
7.11	Use of Proceeds	~~119~~126
7.12	Amendment of Organization Documents and Material Indebtedness	~~119~~127
7.13	Fiscal Year; Accounting Policies	~~119~~127
7.14	Financial Covenant	~~119~~127
7.15	Maintenance of Cash	127
7.16	Margin Stock.	127

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		~~119~~128

8.01	Events of Default	~~119~~128
8.02	Remedies Upon Event of Default	~~121~~129
8.03	Application of Funds	~~122~~130

ARTICLE IX THE AGENT		~~123~~132

9.01	Appointment and Authority	~~123~~132
9.02	[Reserved]	~~124~~132
9.03	Rights as a Lender	~~124~~132
9.04	Exculpatory Provisions	~~124~~132
9.05	Reliance by Agent	~~125~~133
9.06	Delegation of Duties	~~125~~134
9.07	Resignation of Agent	~~125~~134
9.08	Non-Reliance on Agent and Other Lenders	~~126~~134
9.09	No Other Duties, Etc	~~126~~135
9.10	Agent May File Proofs of Claim	~~126~~135
9.11	Collateral and Guaranty Matters	~~127~~135
9.12	Notice of Transfer	~~128~~136
9.13	Reports and Financial Statements	~~128~~136
9.14	Agency for Perfection	~~129~~137
9.15	Indemnification of Agent	~~129~~137
9.16	Relation among Lenders	~~129~~137
9.17	Providers	137

ARTICLE X MISCELLANEOUS		~~129~~138

10.01	Amendments, Etc	~~129~~138
10.02	Notices; Effectiveness; Electronic Communications	~~131~~140
10.03	No Waiver; Cumulative Remedies	~~133~~142
10.04	Expenses; Indemnity; Damage Waiver	~~133~~142
10.05	Payments Set Aside	~~135~~144
10.06	Successors and Assigns	~~135~~144
10.07	Treatment of Certain Information; Confidentiality	~~139~~148
10.08	Right of Setoff	~~140~~149
10.09	Interest Rate Limitation	~~140~~149
10.10	Counterparts; Integration; Effectiveness	~~140~~149
(iii)

10.11	Survival	~~141~~150
10.12	Severability	~~141~~150
10.13	Replacement of Lenders	~~141~~150
10.14	Governing Law; Jurisdiction; Etc	~~142~~151
10.15	Waiver of Jury Trial	~~143~~152
10.16	No Advisory or Fiduciary Responsibility	~~143~~152
10.17	USA PATRIOT Act Notice	~~143~~153
10.18	Foreign Asset Control Regulations	~~144~~153
10.19	Time of the Essence	~~144~~153
10.20	Press Releases	~~144~~153
10.21	Releases	~~144~~154
10.22	No Strict Construction	~~145~~154
10.23	Attachments	~~145~~154
10.24	Electronic Execution of Assignments and Certain Other Documents	~~145~~155
10.25	Intercreditor Agreement	~~146~~155
10.26	Additional Waivers	~~146~~155
10.27	Keepwell	~~147~~156
10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	~~147~~157
10.29	Acknowledgement Regarding Any Supported QFCs~~.~~	~~148~~ 157

SIGNATURES		S-1

(iv)

SCHEDULES

1.01	Borrowers
1.02	Guarantors
1.03	Existing BAML Indebtedness
1.05	Account Debtors
2.01	Commitments and Applicable Percentages
5.18	Collective Bargaining Agreements
6.02	Financial and Collateral Reporting
6.12	Blocked Account Banks
6.16	Post-Closing Actions
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notice

EXHIBITS

Form of

A	LIBOR Rate Loan Notice
B-1	Revolving Note
B-2	Swing Line Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrowing Base Certificate
F-1	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For
U.S. Federal Income Tax Purposes)
F-2	U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships
For U.S. Federal Income Tax Purposes)
F-3	U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For
For U.S. Federal Income Tax Purposes)
F-4	U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S.
Federal Income Tax Purposes)
G	Credit Card Notification
H	Intercompany Note

(v)

CREDIT AGREEMENT

This ABL CREDIT AGREEMENT is entered into as of November 16, 2017, among

LANDS’ END, INC., a Delaware corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (together with the Lead Borrower, collectively, the “Borrowers”),

the Persons named on Schedule 1.02 hereto (collectively, the “Guarantors”),

each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, L/C Issuer and Swing Line Lender.

W I T N E S S E T H:

The Borrowers have requested that the Lenders provide a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuers have indicated their willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

The proceeds of Loans made and the Letters of Credit issued after the Closing Date will be used for working capital and other general corporate purposes of the Loan Parties.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

1.01Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Accelerated Borrowing Base Delivery Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to the greater of (x) $22,500,000 and (y) fifteen percent (15%) of the Loan Cap.  For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) $22,500,000 and (y) fifteen percent (15%) of the Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document of Title” means, with respect to any Inventory, a tangible bill of lading or other Document (as defined in the UCC) that (a) is issued by a common carrier which is not an Affiliate

9656966v8

of the applicable vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, to the order of the Agent, (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, and (d) is on terms otherwise reasonably acceptable to the Agent.

“ACH” means automated clearing house transfers.

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, or (b) for services rendered or to be rendered.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary for any Measurement Period, the amount for such period of Consolidated EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable, all as determined on a Consolidated basis for such Acquired Entity or Business or Converted Restricted Subsidiary, as applicable.

“Acquired Entity or Business” means any Person, property, business or asset acquired by the Borrowers or any Restricted Subsidiary during any period to the extent not subsequently sold, transferred or otherwise disposed of by the Borrowers or such Restricted Subsidiary during such period.

“Acquisition” means, with respect to any Person (a) a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit, division or line of business of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or of any business unit, division or line of business, of another Person, or a Controlling interest in the Equity Interests, of any other Person, in each case in any transaction or series of transactions which are part of a common plan, but in each case excluding any transaction or series of transactions resulting in the acquisition solely of Store locations or other interests in real property or of Equity Interests of Persons substantially all of whose assets constitutes Store locations or other interest in real property.

“Act” shall have the meaning provided in Section 10.17.

“Additional Commitment Lender” shall have the meaning provided in Section 2.15(c).

~~“Adjusted LIBOR Rate” means:  (a) for any Interest Period with respect to any LIBOR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of one percent) equal to (i) the LIBOR Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate; and (b) for any interest rate calculation with respect to any Base Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of one percent equal to (i) the LIBOR Rate for an Interest Period commencing on the date of such calculation and ending on the date that is thirty (30) days thereafter multiplied by (ii) the Statutory Reserve Rate.  The Adjusted LIBOR Rate will be adjusted automatically as of the effective date of any change in the Statutory Reserve Rate.~~

“Adjustment Date” means the first day of each Fiscal Quarter, commencing
February 3, 2018.

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“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, and (ii) any director, officer, managing member, partner, trustee, or beneficiary of that Person.

“Agent” means Wells Fargo in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” shall have the meaning specified in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Commitments of all the Lenders. As of the Closing Date, the Aggregate Commitments are $175,000,000. As of the Second Amendment Effective Date, the Aggregate Commitments are $275,000,000.

“Agreement” means this ABL Credit Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Commitment Fee Percentage” means the applicable percentage set forth in the  grid below:

Average Daily Total Outstandings for the immediately preceding Fiscal Quarter:	Applicable Commitment Fee Percentage
Less than 50% of the Loan Cap	0.375%
Greater than or equal to 50% of the Loan Cap	0.250%

“Allocable Amount” has the meaning specified in Section 10.22(d).

“Anti -Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and  all other applicable laws and regulations or ordinances concerning or relating to bribery, money laundering or corruption in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business.

“Anti -Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Loan Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

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“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a)From and after the Closing Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b)From and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily ~~Availability~~Total Outstandings as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided that, if any Borrowing Base Certificate is at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

Level	Average Daily ~~Availability~~Total Outstandings	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans	Commercial Letter of Credit Fee	Standby Letter of Credit Fee
I	Less than $50,000,000	1.75%	1.00%	0.875%	1.75%
~~I~~II	Equal to or greater than ~~66.67% of the Loan Cap~~$50,000,000 but less than $100,000,000	~~1.25~~2.00%	~~0.50~~1.25%	~~0.625~~1.000%	~~1.25~~2.00%
~~II~~III	Equal to or greater than ~~33.33% of the Loan Cap~~$100,000,000 but less than ~~66.67% of the Loan Cap~~$200,000,000	~~1.50~~2.25%	~~0.75~~1.50%	~~0.75~~1.125%	~~1.50~~2.25%
~~III~~IV	~~Less~~Greater than ~~33.33% of the Loan Cap~~$200,000,000	~~1.75~~3.50%	~~1.00~~2.75%	~~0.875~~1.750%	~~1.75~~3.50%

“Applicable Percentage” means with respect to reference to all Lenders at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time, subject to adjustment provided in Section 2.16. If the commitment of each Lender to make Loans and the obligation of each L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable

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Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, with respect to Eligible Inventory, the appraised orderly liquidation values, net of costs and expenses to be incurred in connection with any such liquidation, which values are expressed as one or more applicable percentages of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Borrowers, which values shall be determined from time to time by the most recent appraisals undertaken by independent appraisers engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means Wells Fargo, in its capacity as sole lead arranger and sole bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Lead Borrower and its Subsidiaries for the Fiscal Year ended January 27, 2017, and the related consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Lead Borrower and its Subsidiaries, including the notes thereto.

“Auto-Extension Letter of Credit” has the meaning given to it in Section 2.03(h).

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of (a) the Loan Cap minus (B) the Total Outstandings.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of each L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or the definition of “Borrowing Base” or “Appraised Value”, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the ABL Priority

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Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the ABL Priority Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or (d) to reflect that a Default or an Event of Default then exists. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion (but are not limited to), reserves based on: (i) rent; (ii) customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the ABL Priority Collateral; (iv) salaries, wages, vacation pay, and benefits due to employees of any Loan Parties, (v) Customer Credit Liabilities, (vi) customer deposits, (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the ABL Priority Collateral, (ix) past due amounts owed to vendors supplying web hosting, catalog, direct mailing, electronic mail blast, pay per click advertising and shipping services, (x) amounts due from SHC and its Subsidiaries equal to one week of cash receipts for Inventory of the Loan Parties sold in store locations of SHC and its Subsidiaries, (xi) Cash Management Reserves, (xii) Bank Products Reserves and (xiii) reserves of the type described in clause (d) of the definition of “Eligible Inventory”.

“Average Daily ~~Availability~~Total Outstandings” shall mean the average daily~~Availability~~Total Outstandings for the immediately preceding Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule.

“Bank Products” means (i) any services or facilities provided to any Loan Party by the Agent or any of its Affiliates, and (ii) any services or facilities provided to any Loan Party by any Lender or any of its Affiliates, in each case under this clause (ii), are designated in writing by the Lead Borrower to the Agent as Bank Products hereunder (and not, for the avoidance of doubt, under the Term Facility), including, without limitation, on account of (a) Swap Contracts, (b) leasing, (c) Factored Receivables, (d) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases) and (e) other extensions of credit (agreed by the Agent and the Lead Borrower as being a “Bank Product” for purposes of this Agreement) to or for the benefit of any Loan Party or to any other Person to the extent such other Person’s obligations thereunder are guaranteed by any Loan Party, but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate~~, as in effect from time to time,~~ plus ~~one half of one percent (0.50~~½%~~)~~, (b) the ~~Adjusted~~ LIBOR Rate ~~plus one percent (1.00%), or~~(which rate shall be calculated based upon an Interest Period of one month and shall be determined on a daily basis), plus one percentage point, and (c) the rate of interest ~~in effect for such day as~~ publicly announced, from time to time, by Wells

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Fargo at its principal office in San Francisco as its “prime rate~~.~~”  ~~The~~, with the understanding that the “prime rate” is ~~a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired return,  general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo, shall take effect at the opening of business on the day specified in the public announcement of such  change.~~one of Wells Fargo’s base  rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate (and, if any such announced rate is below zero, then the rate determined pursuant to this clause (c) shall be deemed to be zero).

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Blocked Account” means each DDA that is subject to a Blocked Account Agreement, which shall not include zero balance accounts.

“Blocked Account Agreement” means, with respect to a DDA established by a Loan Party, an agreement with the relevant Blocked Account Bank, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC or other applicable Law) of such DDA by the Agent and whereby the bank maintaining such DDA agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank with whom deposit accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowers” has the meaning specified in the Preamble of this Agreement.

“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means at any time of calculation, an amount equal to:

(a)     the face amount of Eligible Credit Card Receivables of the Loan Parties multiplied by 90%;

plus

(b)     the face amount of Eligible Trade Receivables (net of Receivables Reserves applicable thereto) of the Loan Parties multiplied by 85% provided, that in no event shall amounts under this clause (b) exceed twenty percent (20%) of the “Borrowing Base”;

plus

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(c)     the Cost of Eligible Inventory of the Loan Parties, net of Inventory Reserves, multiplied by the Inventory Advance Rate multiplied by the Appraised Value of Eligible Inventory of the Loan Parties;

minus

(d)    the then amount of all Availability Reserves in respect of the Loan Parties.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means (a) any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located; and (b) if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures made (whether made in the form of cash or other property) or costs incurred for the acquisition or improvement of fixed or capital assets of such Person (excluding normal replacements and maintenance which are properly charged to current operations), in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Wells Fargo, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(k) or 8.02(c).

“Cash Collateralize” has the meaning given to such term in Section 2.03(k).  Derivatives of such terms have corresponding meanings.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Availability of at least the greater of (x) 12.5% of the Loan Cap and (y) $18,750,000.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (x) 12.5% of the Loan Cap and (y) $18,750,000 for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that, a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Availability exceeds the required

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amount for thirty (30) consecutive days) at all times after a Cash Dominion Event has occurred and been discontinued on two occasions in any twelve month period until both no Event of Default is then continuing and Availability has exceeded the amounts set forth above for ninety (90) consecutive days. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means (i) any cash management services provided to any Loan Party by the Agent or any of its Affiliates, and (ii) any cash management services provided to any Loan Party by any Lender or any of its Affiliates that, in each case under this clause (ii), are designated in writing by the Lead Borrower to the Agent as Cash Management Services hereunder (and not, for the avoidance of doubt, under the Term Facility), including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) credit or debit cards, (e) foreign exchange facilities, and (f) purchase cards.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than a Permitted Holder becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire to the extent such right is exercisable immediately (such right, an “option right”)), directly or indirectly, of both (i) 35% or more of the Equity Interests of the Lead Borrower entitled to vote for members of the board of directors or equivalent governing body of the Lead Borrower on a fully-diluted basis (and taking into account all such Equity Interests that

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such “person” or “group” has the right to acquire pursuant to any option right), and (ii) a greater percentage of such Equity Interests than are held by the Permitted Holders in the aggregate; or

(b)during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Lead Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by a Permitted Holder or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or by a Permitted Holder; or

(c)any “change in control” or similar event as defined in any document governing Material Indebtedness (including, without limitation, the Term Facility) of any Loan Party; or

(d)other than in the case of any Permitted Disposition, the Lead Borrower fails at any time to own, directly or indirectly, 100% of the Equity Interests of the other Loan Parties.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement in form and substance reasonably satisfactory to the Agent executed by (a) a bailee or other Person in possession of ABL Priority Collateral, and (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the ABL Priority Collateral, (ii) releases or subordinates such Person’s Liens in the ABL Priority Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the ABL Priority Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) provides the Agent with a reasonable time to sell and dispose of the ABL Priority Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Collection Account” has the meaning provided in Section 6.12.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commercial Letter of Credit Agreement” means the Commercial Letter of Credit Agreement relating to the issuance of a Commercial Letter of Credit in the form from time to time in use by the L/C Issuer.

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“Commitments” means, as to each Lender, its obligation to (a) make Committed Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. ~~As of the Closing Date, the Commitments are $175,000,000.~~

“Commitment Increases” has the meaning specified in Section 2.15(b)(i).

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Increase” has the meaning specified in Section 2.15(a).

“Committed Loan” has the meaning set forth in Section 2.01(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Restricted Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, without duplication, an amount equal to Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) any items of loss resulting from the sale of assets other than in the ordinary course of business (it being understood that gains and losses on sales of Inventory pursuant to “going out of business” or similar sales with respect to 10.0% of the Lead Borrower’s and its Restricted Subsidiaries’ Stores (measured at the commencement of the relevant period) shall not be excluded pursuant to this clause), (v) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Lead Borrower and its Restricted Subsidiaries for such Measurement Period), (vi) one- time costs incurred in connection with acquisitions, divestitures or debt or equity financings after the Closing Date or in connection with the Transactions contemplated hereby, and (vii) any restructuring charge or reserve, integration cost or other business optimization expense or cost that is deducted (and not added back) in such period in computing Consolidated Net Income, including any one-time costs related to the closure and/or consolidation of facilities and to exiting lines of business; provided, all such amounts pursuant to this clause (vii), when aggregated with the amount of increases pursuant to clause (b) of the definition of Pro Forma Adjustment for such Measurement Period, shall not exceed 10.0% of Consolidated EBITDA prior to giving effect to any add-back pursuant to this clause (vii); minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, (ii) any items of gain resulting from the sale of assets other than in the ordinary course of business (it being understood that gains and losses on sales of

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Inventory pursuant to “going out of business” or similar sales with respect to 10% of the Lead Borrower’s and its Restricted Subsidiaries’ Stores (measured at the commencement of the relevant period) shall not be excluded pursuant to this clause) and (iii) all non-cash items increasing Consolidated Net Income (in each case of or by the Lead Borrower and its Restricted Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a)

(i) Consolidated EBITDA for such period minus (ii) Capital Expenditures made during such period (other than Financed Capital Expenditures), minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period net of cash refunds of such Taxes received during such period (but in no event shall the amounts calculated under this clause (iii) be less than zero) to (b) Debt Service Charges, in each case, of or by the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under applicable Swap Contracts, but excluding any non-cash or deferred interest financing costs, in each case, paid or payable by the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP (b) the portion of rent expense with respect to such Measurement Period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case, paid or payable by the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, and (c) all dividends or distributions in respect of Disqualified Stock (other than dividends or distributions to the Lead Borrower or a Restricted Subsidiary), in each case paid or payable by the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary or non-recurring gains and extraordinary or non-recurring losses for such Measurement Period, (b) the income (or loss) of any Subsidiary that is not a Restricted Subsidiary, and of any non-Subsidiary joint venture, except to the extent of the amount of cash dividends or other distributions actually paid or payable in cash to the Lead Borrower or a Restricted Subsidiary of the Lead Borrower during such period, (c) the income (or loss) of such Subsidiary during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of the Lead Borrower or any of its Restricted Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Restricted Subsidiaries, and (d) the income of any direct or indirect Restricted Subsidiary of the Lead Borrower that is not a Loan Party to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that the Lead Borrower’s equity in any net loss

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of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Lead Borrower and its Restricted Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Separation or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments minus the aggregate amount of unrestricted cash and Permitted Cash Equivalents included in the Consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as of such date, which aggregate amount of cash and Permitted Cash Equivalents shall be determined without giving Pro Forma Effect to the proceeds of Indebtedness incurred on such date. For the avoidance of doubt, Consolidated Total Debt shall not include obligations under Swap Contracts or obligations in respect of undrawn letters of credit.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Converted Restricted Subsidiary” means any Unrestricted Subsidiary that is converted into a Restricted Subsidiary.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger and on a consistent basis with the calculation of cost set forth in the most recent Inventory appraisal delivered to the Agent. “Cost” does not include inventory capitalization costs or other non- purchase price charges (such as freight (other than inbound freight)) used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means, at any time, Availability is less than the greater of (i) ten percent (10%) of the Loan Cap and (ii) $15,000,000. The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” shall mean any person (other than a Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and other issuers approved by the Agent.

“Credit Card Notifications” has the meaning provided in Section 6.13(a)(ii).

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“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer. For the avoidance of doubt, Paypal Inc. shall be a Credit Card Processor for all purposes under this Agreement and the other Loan Documents.

“Credit Card Receivables” means each “Account” or “payment intangible” (each as defined in the UCC or other applicable Law) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the

Agent, (iii) each L/C Issuer, (iv) the Arranger, (v) any other Person to whom Obligations are owing,  and (vii) the successors and permitted assigns of each of the foregoing, and (b) collectively, all of the foregoing, in each case, to the extent relating to the services provided to, and obligations owing by or guaranteed by, the Loan Parties.

“Credit Party Expenses” means (a) all reasonable out-of-pocket expenses incurred by the Agent, the Arranger and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) one primary counsel, one specialty counsel and one local counsel in each relevant jurisdiction for the Agent and the Arranger, (B) outside consultants for the Agent, (C) appraisers ~~and~~, (D) commercial finance examiners, ~~and~~(E) Agent’s reasonable out-of-pocket customary fees and charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees  and publication, and (F) the Agent’s reasonable out -of-pocket customary fees and charges incurred in connection with any background checks or OFAC/PEP searches related to any Loan Party or its Subsidiaries, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of their rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (iii) reasonable out-of-pocket customary charges imposed or incurred by the Agent resulting from the dishonor of checks payable by or to any Loan Party, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable out-of-pocket expenses incurred in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable out-of- pocket expenses incurred by the Credit Parties who are not the Agent, the Arranger, the L/C Issuer or any Affiliate of any of them in connection with the enforcement and collection of the Loan Documents after the occurrence and during the continuance of an Event of Default (including any workout, restructuring or negotiation in respect thereof), provided that such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

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“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent for the purpose of perfecting the Agent’s lien on such Inventory and related Documents, and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties other than Excluded Accounts.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid or required to be paid in cash during such Measurement Period, plus (b) scheduled principal payments made or required to be made on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, principal payments made in respect of Capital Lease Obligations) during such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Loans, an interest rate equal to the interest rate (including the Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the then Applicable Margin for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum, and (c) with respect to all other Obligations, an interest rate equal to the Base Rate plus the then Applicable Margin, plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) after the Closing Date, has, or has a direct or indirect parent company that has, (i) become insolvent or otherwise the subject of a

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proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-in Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests other than Equity Interests of the Lead Borrower, but excluding any issuance of Equity Interests) by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof) or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Lead Borrower and its Restricted Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any direct or indirect Restricted Subsidiary organized under the laws of United States, any state thereof or the District of Columbia.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit including by electronic transmission such as SWIFT, electronic mail, facsimile or computer generated communication.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this

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definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; and (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities; provided that, notwithstanding the foregoing, “Eligible Assignee” shall not include a Permitted Holder, a Loan Party or any of their respective Affiliates or Subsidiaries or any natural Person.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Loan Party, and (ii) in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Loan Party as payee or remittance party, it being understood that Credit Card Receivables governed by credit card processing arrangements of SHC and its Subsidiaries pursuant to which the Loan Parties also obtain services shall not, if they otherwise satisfy the requirements of this definition, be disqualified. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a)Credit Card Receivables which do not constitute an “Account” or “payment intangible” (each as defined in the UCC);

(b)Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c)Credit Card Receivables (i) that are not subject to a perfected first priority security interest in favor of the Agent (subject to Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than (1) Liens in favor

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of the Agent, (2) Permitted Encumbrances in favor of the Term Agent, and (3) Liens permitted under clauses (a), (e) and (t) of the definition of Permitted Encumbrances and other Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent);

(d)Credit Card Receivables which are disputed or with respect to which a claim, counterclaim, offset, chargeback or other recourse has been asserted (to the extent of such dispute, claim, counterclaim, offset, chargeback or other recourse);

(e)Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the entire portfolio of Accounts from such Credit Card Issuer or Credit Card Processor;

(f)Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g)Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto;

(h)Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i)Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a)Which has been shipped by a vendor from a foreign location for receipt at a facility of a Loan Party, but which has not yet been delivered to a facility of such Loan Party, which In- Transit Inventory is scheduled to arrive at a facility owned or leased by a Loan Party within fifty

(50) days from the date of shipment;

(b)For which the purchase order is in the name of a Loan Party and title and risk of loss has passed to such Loan Party;

(c)For which an Acceptable Document of Title has been issued, and, except with respect to Inventory not to exceed $100,000 in the aggregate at any time, in each case as to which the Agent has control (as defined in the UCC or other applicable Law) over the documents of title which evidence ownership of the subject Inventory (including, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d)Which is insured in accordance with Section 5.10 hereof (including, without limitation, marine cargo insurance); and

(e)Which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its Permitted Discretion, exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines that such Inventory is

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subject to any Person’s right which is (or is capable of being) senior to, or pari passu with, the Lien of the Collateral Agent (including, without limitation, a right of stoppage in transit reclamation or repudiation), which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, (i) Eligible In-Transit Inventory, and (ii) other items of Inventory of a Loan Party that are finished goods, merchantable and readily saleable to the public in the ordinary course of the applicable Loan Parties’ business, in each case that, except as otherwise agreed by the Agent, (A) complies with each of the representations and warranties respecting Inventory made by the applicable Loan Parties in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent, in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

                (a)      Inventory Inventory (i) that is not subject to a perfected first priority security interest in favor of the Agent (subject to Permitted Encumbrances having priority over the Lien of the Agent under applicable Law) or (ii) that is not solely owned by a Loan Party or a Loan Party does not have good and valid title thereto (other than (1) Liens in favor of the Agent, (2) Permitted Encumbrances in favor of the Term Agent, and (3) Liens permitted under clauses (a), (b) and (e) of the definition of Permitted Encumbrances and other Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent);

(b) Inventory that is leased or consigned from a vendor to a Loan Party;

(c) Inventory that is consigned by a Loan Party to a Person which is not a Loan Party;

                (d)       Inventory (other than Eligible In-Transit Inventory) that is (i) not located in the United States of America (excluding territories or possessions of the United States) or Puerto Rico or (ii) not at a location that is owned or leased by the applicable Loan Party, except, in the case of clause (ii), (1) Inventory in transit between such owned or leased locations, (2) Inventory at locations owned or leased by SHC and its Subsidiaries (provided that the Agent may establish an Availability Reserve in such amount as the Agent in its Permitted Discretion deems appropriate with respect to Inventory at locations owned or leased by SHC and its Subsidiaries if (a) SHC or such applicable Subsidiary is subject to an insolvency proceeding under any Debtor Relief Laws, (b) in any transaction or series of transactions which are part of a common plan, 25% or more of the number of LE Shops (as defined in the Separation Agreement referenced in clause (b) of the definition thereof) in existence on the Closing Date operated by the Loan Parties under the Separation Agreements referenced in clauses (c) and (h) of the definition thereof immediately prior to such closings are closed, or (c) SHC or any of its Subsidiaries breach any of the Material Contracts), and (3) Inventory constituting finished goods located with providers of embroidery and similar services, not to exceed an aggregate of $2,500,000 in Cost at any one time;

                (e)       Inventory that is located in a distribution center leased by a Loan Party unless the applicable lessor has delivered to the Agent a Collateral Access Agreement; provided that if such a Collateral Access Agreement is not obtained, Inventory at such locations shall constitute Eligible Inventory as long as the Agent has established an Availability Reserve in such amount as the Agent in its Permitted Discretion deemed appropriate;

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                (f)      Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete, work-in- process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Loan Party’s business, (iv) which have been held for more than 18 months, (v) are not in material compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(h) Inventory that has been sold by a Loan Party but not yet delivered or as to which a Loan Party has accepted a deposit from a third party;

                (i)       Inventory that exhibits, includes or is identified by any trademark, tradename or other Intellectual Property right which trademark, tradename or other Intellectual Property right (i) is subject to a restriction that could reasonably be expected to adversely affect the Agent’s ability to liquidate such Inventory or (ii) the relevant Loan Party does not have the right to use in connection with the sale of such Inventory, either through direct ownership or through a written license or sublicense;

                (j)       Inventory acquired in a Permitted Acquisition, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and (B) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent; provided that such Inventory shall be deemed to constitute Eligible Inventory for a period of 45 days after the date of its acquisition notwithstanding that the Agent has not completed such due diligence as long as such Inventory is of the same kind and quality as other of the Loan Parties’ Inventory and would otherwise constitute Eligible Inventory;

                (k)       Inventory (other than Inventory acquired in a Permitted Acquisition which is governed by clause (j) above) which is not of the type usually sold in the ordinary course of any Loan Party’s business, unless and until the Agent agrees in its Permitted Discretion that such Inventory shall be deemed Eligible Inventory;

(l) Inventory at closed ‘pop-up’ stores or closed temporary store locations in excess of $50,000 in the aggregate at any time; or

(m) Inventory which does not meet such other reasonable eligibility criteria for Inventory as the Agent may determine in its Permitted Discretion.

“Eligible Trade Receivables” means Accounts arising from the sale of the Inventory of the Loan Parties (but excluding, for the avoidance of doubt, Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to a Loan Party from an account debtor, and in each case is originated in the ordinary course of business of such Loan Party, and in each case is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (s) below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than a Loan Party as payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by,

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without duplication, to the extent not reflected in such face amount but creditable against such Account, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Loan Party may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Loan Parties to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Agent, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a) Accounts that are not evidenced by an invoice;

                (b)      (i)  Accounts (other than Accounts due from any account debtor that maintains an investment grade rating from Standard & Poor's or Moody's) that have been outstanding for more than 90 days from the date of sale; (ii) Accounts due from any account debtor that maintains an investment grade rating from Standard & Poor's or Moody's that have been outstanding for more than 120 days from the date of sale; or (iii) Accounts that are more than 60 days past the due date;

(c) Accounts due from any account debtor for which more than fifty percent (50%) of the Accounts due from such account debtor and its Affiliates are deemed ineligible pursuant to clause (b), above;

                (d)       All Accounts owed by an account debtor and/or its Affiliates in the aggregate, calculated on a gross (not net) basis, in excess of ten percent (10%) (or, with respect to the account debtors set forth on Schedule 1.05 hereof, thirty-five percent (35%) individually or sixty percent (60%) in the aggregate, calculated on a gross (not net) basis) of the amount of all Accounts of all account debtors of the Loan Parties at any one time outstanding;

                (e)       Accounts (i) that are not subject to a perfected first-priority security interest in favor of the Agent (subject to Permitted Encumbrances having priority over the Lien of the Agent by operation of applicable Law), or (ii) with respect to which a Loan Party does not have good and valid title thereto, free and clear of any Lien (other than (1) Liens in favor of the Agent, (2) Permitted Encumbrances in favor of the Term Agent, and (3) Liens permitted under clauses (a), (e) and (t) of the definition of Permitted Encumbrances and other Permitted Encumbrances which are junior in priority to the Liens in favor of the Agent);

(f) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

                (g)       Accounts which arise out of any sale (i) not made in the ordinary course of business, (ii) made on a basis other than upon credit terms usual to the business of the Loan Parties, or (iii) not payable in Dollars;

(h) Accounts which are owed by any account debtor whose principal place of business is not within the United States;

(i) Accounts which are owed by an employee of a Loan Party or by any Affiliate (other than any portfolio companies of the Permitted Holders, including SHC or any of its Subsidiaries) of a Loan Party;

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                (j)      Accounts which are owed by SHC or any of its Subsidiaries if such Accounts relate to sales of the Loan Parties’ Inventory in store locations of SHC or such Subsidiaries, unless the Agent otherwise agrees in its Permitted Discretion;

                (k)       Accounts for which all consents, approvals or authorizations of, or registrations or declarations with any Governmental Authority required to be obtained, effected or given in connection with the performance of such Account by the account debtor or in connection with the enforcement of such Account by the Agent have been duly obtained, effected or given and are in full force and effect;

                (l)       Accounts due from an account debtor which is the subject of any bankruptcy or insolvency proceeding, has had a trustee or receiver appointed for all or a substantial part of its property, has made an assignment for the benefit of creditors or has suspended its business;

                (m)       Accounts due from any Governmental Authority except to the extent that the subject account debtor is the federal government, or any state government, of the United States of America and the Loan Parties have complied with the Federal Assignment of Claims Act of 1940 and any similar state legislation;

                (n)       Accounts representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(o) Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return;

                (p)       Accounts arising out of sales to account debtors outside the United States unless such Accounts are fully backed by an irrevocable letter of credit on terms, and issued by a financial institution, acceptable to the Agent and such irrevocable letter of credit is in the possession of the Agent;

(q) Accounts evidenced by a promissory note or other instrument;

(r) Accounts consisting of amounts due from vendors as rebates or allowances;

(s) Accounts which are in excess of the credit limit for such account debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(t) Accounts which include extended payment terms (datings) beyond those generally furnished to other account debtors in the ordinary course of business;

(u) Accounts with respect to which the account debtor is a Sanctioned Person or Sanctioned Entity; or

(v) Accounts arising out of sales of gift cards unless such gift cards have been activated; or

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(w) Accounts which do not meet such other reasonable eligibility criteria for as the Agent may determine in its Permitted Discretion.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Restricted Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent or in reorganization (within the meaning of Title IV of ERISA); (d) the filing of a notice of intent to terminate a Pension Plan, or the treatment of a Multiemployer Plan amendment as a termination, under Section 4041 or 4041A of ERISA, respectively; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or a Multiemployer Plan; (f) any event or condition determined by the PBGC to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or that a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; (h) the failure by the Lead Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules in respect of a Pension Plan, whether or not waived, or a failure by the Lead Borrower or any ERISA Affiliate to make any required contribution to a

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Multiemployer Plan or (i) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Lead Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning specified in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Accounts” means deposit accounts solely for the purposes of payroll, trust, and tax withholding funded in the ordinary course of business, so long as no other amounts are deposited or maintained in such accounts, and any Term Loan Priority Account (as defined in the Intercreditor Agreement).

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Loan Party under the Guaranty and Security Agreement of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.28 hereof and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) and the regulations thereunder at the time the guaranty of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guaranty or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated and including any Taxes imposed in lieu of income Taxes), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Lead Borrower under Section 10.13) or (ii) in the case of a Lender, such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any Taxes imposed pursuant to FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

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“Existing ABL Credit Agreement” means that certain ABL Credit Agreement, dated as of April 4, 2014, among, Lands’ End, Inc., Lands’ End Europe Limited, Bank of America, N.A. and the other lenders party thereto, as amended or otherwise modified prior to the Closing Date.

“Existing ABL Facility” means the asset-based loan facility pursuant to the Existing ABL Credit Agreement.

“Existing BAML Indebtedness” means Indebtedness owed to Bank of America, N.A. with respect to the letters of credit, bank guarantees and certain cash management obligations described on Schedule 1.03 hereto, in all cases, in such amounts and as otherwise described therein and as in effect on the Closing Date in an aggregate amount not to exceed $25,000,000.

“Existing Revolver Tranche” has the meaning provided in Section 2.17(a).

“Extended Commitments” has the meaning provided in Section 2.17(a).

“Extending Lender” has the meaning provided in Section 2.17(b).

“Extension Amendment” has the meaning provided in Section 2.17(d).

“Extension Request” has the meaning provided in Section 2.17(a).

“Extension Election” has the meaning provided in Section 2.17(b).

“Extension Series” has the meaning provided in Section 2.17(a).

“Factored Receivables” means any Accounts originally owed or owing by a Loan Party to another Person which have been purchased by or factored with Wells Fargo or any other Lender or any of their Affiliates pursuant to a factoring arrangement or otherwise with the Person that sold the goods or rendered the services to the Loan Party which gave rise to such Account.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above), and any intergovernmental agreements (or related laws or official administrative guidance) implementing any of the foregoing.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and  regulations thereunder.

“Federal Funds Rate” means, for any ~~day, the~~period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System ~~arranged by Federal funds brokers on such day~~, as published on the next succeeding Business Day by the Federal Reserve Bank of New York ~~on the Business Day next succeeding such day; provided that (a) if such day is not~~, or, if such rate is not so published for any day which is a Business Day, the ~~Federal Funds Rate~~average of the quotations for such day ~~shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate~~

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~~(rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Wells Fargo on such day~~ on such transactions ~~as determined~~received by the Agent from three Federal funds brokers of recognized standing selected by it (and, if any such rate is below zero, then the rate determined pursuant to this definition shall be deemed to be zero).

“Fee Letter” means the letter agreement dated as of the date hereof among the Borrowers, the Agent and the Arranger, as amended and in effect from time to time.

“Financed Capital Expenditures” shall mean Capital Expenditures made with the proceeds of Indebtedness (other than from Credit Extensions hereunder), including capital lease transactions permitted hereunder.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on (i) with respect to the first fiscal quarter of any Fiscal Year, the Friday preceding the Saturday of the thirteenth week of such Fiscal Year, (ii) with respect to the second fiscal quarter of any Fiscal Year, the Friday preceding the Saturday of the twenty- sixth week of such Fiscal Year, (iii) with respect to the third fiscal quarter of any Fiscal Year, the Friday preceding the Saturday of the thirty-ninth week of such Fiscal Year, and (iv) with respect to the last fiscal quarter of any Fiscal Year, the last day of such Fiscal Year, as such Fiscal Quarters may be amended in accordance with the provisions of Section 7.13 hereof.

“Fiscal Year” means any period of twelve consecutive months ending on the Friday preceding the Saturday closest to January 31 of any calendar year, as such Fiscal Year may be amended in accordance with the provisions of Section 7.13 hereof.

“Foreign Asset Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Lead Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means as to any Person, any Subsidiary of such Person that is not a Domestic Subsidiary.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Loan Party.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States, or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra- national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means (a) with respect to all of the Obligations (excluding, as to any Guarantor, Obligations as to which such Person is directly liable), the Persons named on Schedule 1.02 hereof as Guarantors, the Lead Borrower and each other Person that shall be required to execute and deliver a guaranty of all of the Obligations pursuant to Section 6.11, and (b) with respect to any Swap Obligation of a Qualified ECP Guarantor (determined before giving effect to Section 10.27) under the Guaranty and Security Agreement, the Lead Borrower. Notwithstanding anything to the contrary, no Foreign Subsidiary, Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, or a Domestic Subsidiary that owns (directly or indirectly) no material assets other than debt or Equity Interests in one or more Foreign Subsidiaries shall be required to be a Guarantor.

“Guaranty and Security Agreement” means the Guaranty and Security Agreement dated as of the Closing Date among the Loan Parties and the Agent, as amended and in effect from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or

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asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Increase Effective Date” shall have the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)          the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d)          all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days;

(e)          indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person in respect of Disqualified Stock of such Person; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company unless the Indebtedness of such joint venture is Guaranteed by such Person and covered by clause (h) above) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any Indebtedness that is only Indebtedness pursuant to clause (e) shall be the lesser of the indebtedness secured by a Lien on property of the applicable Person and the fair market value of such property, as reasonably determined by the Lead Borrower, so long as such Indebtedness is non-recourse to the Loan Parties; provided that the full amount of Debt Service Charges paid by the Lead Borrower or any Restricted Subsidiary in respect of any such Indebtedness shall be included in the calculation of the Consolidated Fixed Charge Coverage Ratio.

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document.

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“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Initial Maturity Date” means the earlier of (a) November 16, 2022 and (b) the date that is three (3) months prior to the maturity date of the Term Facility if, on or prior to October 4, 2020, (i) the Term Facility has not been refinanced with Indebtedness having a maturity date that is more than three (3) months after November 16, 2022, (ii) the maturity date of the Term Facility has not been extended to a date that is more than three (3) months after November 16, 2022, or (iii) the Term Facility has not been repaid in full in accordance with the terms thereof.

“In-Transit Inventory” means Inventory (including, for the avoidance of doubt, “landed Inventory”) of a Loan Party which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Loan Party from a location outside of the United States to a location of a Loan Party that is within the United States.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of April 4, 2014, among the Agent as successor “ABL Agent,” the Term Agent and the applicable Loan Parties, as amended by that certain Intercreditor Agreement Joinder, dated as of the date hereof, and as may be further amended, restated, or otherwise modified in accordance with the terms of such agreement from time to time.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first day after the end of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Lead Borrower in its LIBOR Rate Loan Notice; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the preceding Business Day;

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(ii)        any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(iii) no Interest Period shall extend beyond the Maturity Date; and

(iv)       notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” means (i) from October 1 through December 31 of each year, ninety- two and one half percent (92.5%), and (ii) at all other times, ninety percent (90%).

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria or the definition of “Borrowing Base” or “Appraised Value”, with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a)Obsolescence;

(b)Seasonality;

(c)Shrink;

(d)Imbalance;

(e)Change in Inventory character;

(f)Change in Inventory composition;

(g)Change in Inventory mix;

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(h)Mark-downs (both permanent and point of sale);

(i)Retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j)Out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect (a) purchase or other acquisition of Equity Interests of another Person, (b) loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, the Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest termination date of any Extended Commitment or New Commitment, as applicable, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof, or the renewal thereof.

“L/C Issuer” means (a) Wells Fargo in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder, and (b) any other Lender approved by each of the Agent, the Lead Borrower, and the applicable Lender, each in their discretion. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer (including, without limitation, Wells Fargo Bank, National Association (London Branch)), in which case

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the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the sum of (a) the aggregate undrawn amount ~~available to be drawn under~~of all outstanding Letters of Credit, plus (b) the aggregate amount of outstanding reimbursement obligations with respect to Letters of Credit which remain unreimbursed or which have not been paid through a Loan. For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of any Rule under the ISP or any article of the UCP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement and, as the context requires, includes the Swing Line Lender. Any Lender may, in its reasonable discretion, arrange for one or more Loans to be made by Affiliates or branches of such Lender, in which case the term “Lender” shall include any such Affiliate or branch with respect to Loans made by such Affiliate or branch.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is seven (7) days prior to the Maturity Date then in effect.

“Letter of Credit Fee” has the meaning specified in Section 2.03(i).

“Letter of Credit Indemnified Costs” has the meaning specified in Section 2.03(f).

“Letter of Credit Related Person” has the meaning specified in Section 2.03(f).

“Letter of Credit Sublimit” means an amount equal to $70,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments.  A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit;

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provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means for any Interest Period with respect to a LIBOR Rate Loan, a rate per annum equal to the greater of: (a) 0.75% per annum and (b) the rate per annum ~~rate which appears on the Reuters Screen LIBOR01 page~~as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as the Agent may designate from time to time) as of 11:00 a.m., London time, ~~on the second London Business Day preceding the first day of such Interest Period (or if such rate does not appear on the Reuters Screen LIBOR01 Page, then the rate as determined by the Agent from another recognized source or interbank quotation)~~two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below zero, then the ~~LIBOR Rate~~rate shall be deemed to be zero)~~, which~~. Each determination of the LIBOR Rate shall be made by the Agent and shall be conclusive in the absence of manifest error. ~~If such rate is not available at such time for any reason, then the “LIBOR Rate” for such Interest Period  shall be the rate per annum determined by the Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the LIBOR Rate Loan being made, continued or converted by Wells Fargo and with a term equivalent to such Interest Period would be offered to Wells Fargo by major banks in the London interbank eurodollar market in which Wells Fargo participates at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.~~

“LIBOR Rate Loan” means a Committed Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“LIBOR Rate Loan Notice” means a notice for a LIBOR Borrowing or continuation pursuant to Section 2.02(b), which shall be substantially in the form of Exhibit A.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including the lien or retained security title of a conditional vendor, any easement, right of way or other encumbrance on title to real property, but excluding the interests of lessors under operating leases).

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

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“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Committed Loan or a Swing Line Loan.

“Loan Account” has the meaning assigned to such term in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments and

(b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Perfection Certificate, the Fee Letter, all Borrowing Base Certificates, each Request for Credit Extensions, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Sears Tri-Party Agreement, the Intercreditor Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Business Day” means a day on which commercial banks are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, England.

“Margin Stock” is as defined in Regulation U of the FRB as i n effect from time to time.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), or financial condition of the Lead Borrower and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties taken as a whole to perform their obligations under the Loan Documents to which they are a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under the Loan Documents taken as a whole or a material adverse effect upon the legality, validity, binding effect or enforceability against the Loan Parties of the Loan Documents to which they are a party taken as a whole. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

“Material Contract” means (a) the Separation Agreements described in clauses (a), (b), (c), (e), (g) and (j) of the definition thereof, and (b) any replacements of, or substitutions for, any of the foregoing.

“Material Indebtedness” means Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $35,000,000. Notwithstanding the foregoing, any Indebtedness incurred under clause (j) of the definition of “Permitted Indebtedness” shall at all times be deemed Material Indebtedness hereunder. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn and committed amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Maturity Date” means, as to any Loan or Commitment, (a) the Initial Maturity Date, or, if applicable with respect to such Loan or Commitment, the date determined pursuant to Section 2.17 in connection with an effective Extension Election.

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“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, (i) at any time when the Loan Parties are required to deliver monthly financial statements pursuant to Section 6.01(c), the most recently completed twelve fiscal month period of the Lead Borrower and its Subsidiaries for which financial statements have been, or were required to be delivered pursuant to Section 6.01(c), and (ii) at all other times, the most recently completed four fiscal quarter period of the Lead Borrower and its Subsidiaries for which financial statements have been, or were required to be delivered pursuant to Section 6.01(a) or (b), as applicable.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions or has any continuing liability.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Lead Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“New Commitment Lender” has the meaning provided therefor in Section 2.15(c).

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lendor” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning specified in Section 2.03(h).

“Note” means (a) a promissory note made by the Borrowers in favor of a Lender evidencing Committed Loans made by such Lender, substantially in the form of Exhibit B-1, and (b) the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means, collectively, (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding and (b) all Other Liabilities; provided that the Obligations shall not include any Excluded Swap Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

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“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-
U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or LLC agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity,   and

(d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means any obligation on account of (a) any Cash Management Services furnished to any of the Loan Parties or any of their Subsidiaries and/or (b) any Bank Product furnished to any of the Loan Parties and/or any of their Subsidiaries.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability, is less than zero.

“Participant” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 5.27.

“Participation Register” has the meaning provided therefor in Section 10.06(d).

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Default or Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) after giving effect to such transaction or payment, either (x)(i) the Pro Forma Availability Condition has been satisfied, and (ii) after giving effect

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to such transaction or payment, the Consolidated Fixed Charge Coverage Ratio, as calculated on a Pro Forma Basis for the Measurement Period preceding such transaction or payment, is equal to or greater than 1.1:1.0, or

(y)	Pro Forma Availability will be equal to or greater than the greater of (i) 20% of the Loan Cap and (ii)

$25,000,000. Prior to undertaking any transaction or payment which is subject to the Payment Conditions, the Loan Parties shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis reasonably satisfactory to the Agent.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Lead Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Perfection Certificate” means the Perfection Certificate dated as of the Closing Date executed by the Loan Parties, together with any other Perfection Certificates delivered to the Agent in accordance with the Guaranty and Security Agreement.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a)No Event of Default then exists or would arise from the consummation of such Acquisition;

(b)Such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law;

(c)if the Payment Conditions are required to be satisfied pursuant to clause (f) below, the Lead Borrower shall have furnished the Agent with five (5) Business Days’ prior written notice of such intended Acquisition and a calculation with respect to such Payment Conditions;

(d)any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by the Lead Borrower and its Restricted Subsidiaries under this Agreement;

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(e)any Equity Interests of a Person acquired in such transaction shall be of a Person that becomes a Restricted Subsidiary; provided that the aggregate consideration paid in respect of Persons that do not become Loan Parties shall not exceed $25,000,000 in the aggregate for all Permitted Acquisitions; and

(f)if the total consideration payable in connection with such Acquisition is

$20,000,000 or more, the Payment Conditions shall have been satisfied.

“Permitted Cash Equivalents” shall mean:

(a)readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b)commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c)time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(e)Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above; and

(f)in the case of any Foreign Subsidiary, (x) such local currencies in those countries in which such Foreign Subsidiary transacts business from time to time in the ordinary course of business and (y) investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (e) or the definition of Permitted Cash Equivalents, in each case, customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes.

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“Permitted Discretion” means a determination made by the Agent in good faith and in the exercise of commercially reasonable business judgment (from the perspective of a secured asset-based lender) and in accordance with customary business practices of the Agent for asset-based lending transactions of this type.

“Permitted Disposition” means any of the following:

(a) Dispositions of Inventory in the ordinary course of business;

(b)          (i) sales of Inventory not in the ordinary course of business in connection with Store closings or closings of other locations where Inventory of the Loan Parties is sold at retail (including without limitation, stores of SHC and its Subsidiaries), at arm’s length; and (ii) sales of Inventory pursuant to “going out of business” or similar sales in connection with closings of stores of SHC and its Subsidiaries where Inventory of the Loan Parties is sold at retail;

(c)          non-exclusive licenses of Intellectual Property of a Loan Party or any of its Restricted Subsidiaries in the ordinary course of business and the lapse or abandonment of intellectual property rights in the ordinary course of business which, in the reasonable good faith determination of Borrowers, are not material to the conduct of the business of Borrower and its Restricted Subsidiaries taken as a whole;

(d)          sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(e)          Dispositions of equipment and other property (other than Inventory) in the ordinary course of business that is worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Restricted Subsidiary;

(f) sales, transfers and other Dispositions among the Loan Parties or by any Restricted Subsidiary to a Loan Party;

(g) sales, transfers and other Dispositions by any Restricted Subsidiary which is not a Loan Party to another Restricted Subsidiary that is not a Loan Party;

(h) Dispositions which constitute Restricted Payments that are otherwise permitted hereunder;

(i) Dispositions permitted pursuant to Section 7.04 hereof;

(j)         the Disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivable financing transaction;

(k) leases, licenses or subleases or sublicenses of any real or personal property not constituting ABL Priority Collateral or Intellectual Property in the ordinary course of business;

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.

(l)          any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;

(m) the sale of Permitted Cash Equivalents in the ordinary course of business;

(n)          sales of Inventory (other than Eligible Inventory) determined by the management of the applicable Loan Party not to be saleable in the ordinary course of business of such Loan Party or any of the Loan Parties;

(o) Dispositions of assets pursuant to condemnation proceedings;

(p)          Dispositions of other property so long as the Payment Conditions are satisfied; provided that, with respect to any Disposition of ABL Priority Collateral, such Disposition shall be made at arm’s length and for fair market value, and the applicable Loan Parties shall repay the applicable Obligations (without any reduction to the Commitments in connection therewith) in an amount equal to the net proceeds of such Disposition;

(q)          Other Dispositions (other than of ABL Priority Collateral, except to the extent incidental to the primary transaction) so long as no Default or Event of Default then exists or would arise as a result of such transaction; provided that (i) such Disposition shall be for fair market value as reasonably determined by the Lead Borrower in good faith and (ii) the Lead Borrower or any of its Restricted Subsidiaries shall receive not less than 75.0% of such consideration in the form of cash or cash equivalents (provided, however, that for the purposes of this clause (q)(ii), the following shall be deemed to be cash: (A) the assumption by the transferee of Indebtedness or other liabilities contingent or otherwise of the Lead Borrower or any of its Restricted Subsidiaries (other than Subordinated Debt) and the valid release of the Lead Borrower or such Restricted Subsidiary, by all applicable creditors in writing, from all liability on such Indebtedness or other liability in connection with such Disposition, (B) securities, notes or other obligations received by the Lead Borrower or any of its Restricted Subsidiaries from the transferee that are converted by such Lead Borrower or any of its Restricted Subsidiaries into cash or cash equivalents within 180 days following the closing of such Disposition and (C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Disposition, to the extent that the Lead Borrower and each other Restricted Subsidiary are released from any Guarantee of payment of such Indebtedness in connection with such Disposition, and provided further that the aggregate non-cash consideration received by the Lead Borrower and its Restricted Subsidiaries for all Dispositions under this clause (q) that shall be deemed to be cash shall have an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed $10,000,000);

(r)          Dispositions of property to any Subsidiary; provided, that, if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party (or must become a Loan Party substantially simultaneously with such Disposition) or (ii) to the extent constituting an Investment in a non-Loan Party, such Disposition must be a Permitted Investment in a non-Loan Party Subsidiary;

(s) the partial or total unwinding of any Swap Contracts or any Bank Products;

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(t) Dispositions of cash and Permitted Cash Equivalents in the ordinary course of business in a manner that is not otherwise prohibited by this Agreement;

(u) the issuance of directors’ qualifying shares and shares issued to foreign nationals, in each case, as required by applicable Law; and

(v) other Dispositions (other than of ABL Priority Collateral, except to the extent incidental to the primary transaction) in an aggregate amount not to exceed $5,000,000;

provided, no Dispositions of Related Intellectual Property made to any Person (other than a Loan Party) shall constitute a Permitted Disposition unless such Disposition is subject to a non-exclusive royalty-free license of such Related Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the ABL Priority Collateral, which license shall be substantially similar to the license described in Section 9.6 of the Guaranty and Security Agreement (or otherwise reasonably satisfactory to the Agent); provided further that, in the case of a Disposition of Related Intellectual Property licensed by the Lead Borrower or one of its Restricted Subsidiaries from any Person (other than a Loan Party or any Restricted Subsidiary thereof), the transferee shall not be required to provide the license described in the foregoing proviso if not permitted to do so under the license from such other Person.

“Permitted Encumbrances” means:

(a)Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(b)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(c)pledges, deposits or security under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation, or other insurance related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs or appeal bonds to which such Person is a party, or deposits as security for the payment of rent, performance and return of money bonds and other similar obligations (including letters of credit issued in lieu of any such bonds or to support the issuance thereof and including those to secure health, safety and environmental obligations), in each case incurred in the ordinary course of business;

(d) pledges or deposits made in the ordinary course of business to secure the performance of tenders, bids, trade contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

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(e)Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not individually or in the aggregate materially interfere with (i) the ordinary conduct of business of a Loan Party or (ii) the current use of the real property subject to such encumbrances and/or defects;

(g)Liens existing on the Closing Date and listed on Schedule 7.01 and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) does not secure an aggregate amount of Indebtedness or other obligations, if any, greater than that secured on the Closing Date and (ii) does not encumber any property other than the property subject thereto on the Closing Date (plus improvements and accessions to such Property);

(h)Liens (other than on ABL Priority Collateral) which secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after the acquisition thereof (or such Liens secure Permitted Refinancing of such Indebtedness), (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness, and any replacements, additions or accessions thereto and any proceeds therefrom and shall not extend to any other property or assets of the Loan Parties;

(i)Liens in favor of the Agent securing the Obligations;

(j)landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k)possessory Liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Closing Date and other Permitted Investments, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)Liens arising solely by virtue of any statutory or common law provisions or customary contractual provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts, securities accounts, commodity trading or other brokerage accounts, or other funds maintained with depository institutions or securities intermediaries, including rights of setoff relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or relating to pooled deposit or sweep accounts of the Loan Parties to permit the satisfaction of overdraft or similar obligations incurred in the ordinary course of business;

(m)any interest of a lessor or sublessor under, and Liens arising from, precautionary UCC filings (or equivalent filings) regarding leases and subleases permitted under the Loan Documents;

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(n)     any interest of, and Liens granted to consignors in the ordinary course of business with respect to the consignment of goods to a Loan Party;

(o)    Liens on property in existence at the time such property is acquired or on such property of a Subsidiary in existence at the time such Subsidiary is acquired; provided, that such Liens are not incurred in connection with or in anticipation of such acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(p)     Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations that are not overdue by more than thirty (30) days or are being contested in compliance with Section 6.04;

(q)     ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Subsidiaries are located;

(r)     Liens on property of the Loan Parties to secure Permitted Indebtedness under clauses (j) or (s) of the definition thereof, any cash management services and other bank products secured under the documentation governing such Indebtedness and any Permitted Refinancings thereof; provided that, (i) any Liens on the ABL Priority Collateral granted by the Loan Parties pursuant to this clause (r) shall be junior and subordinate to the Agent’s Lien on the ABL Priority Collateral pursuant to the Intercreditor Agreement or another intercreditor agreement on terms substantially similar to those contained in the Intercreditor Agreement and otherwise reasonably satisfactory to the Agent, and (ii) if the Loan Parties grant Liens on both ABL Priority Collateral and on Term Priority Collateral pursuant to this clause (r), the Loan Parties shall grant a junior Lien on such Term Priority Collateral to the Agent, which Lien shall be subject to the Intercreditor Agreement or another intercreditor agreement on terms substantially similar to those contained in the Intercreditor Agreement with respect to Term Priority Collateral and otherwise reasonably satisfactory to the Agent;

(s)     Liens securing obligations in an amount not to exceed $15,000,000 in the aggregate;

(t)     Liens in favor of Credit Card Issuers and Credit Card Processors arising in the ordinary course of business securing the obligation to pay customary fees and expenses in connection with credit card arrangements;

(u)     Liens on premium rebates securing financing arrangements with respect to insurance premiums;

(v)     Liens on securities that are the subject of repurchase agreements constituting Permitted Cash Equivalents;

(w)     Liens on cash or Permitted Cash Equivalents posted as margin to secure Indebtedness incurred pursuant to clause (e) of the definition of Permitted Indebtedness;

(x)     Liens solely on any cash earnest money deposits made by any Loan Party or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder

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(y)any encumbrance or restriction (including put and call arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(z)Liens on assets of a Subsidiary other than a Loan Party securing Permitted Indebtedness of such Subsidiary;

(aa)leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Lead Borrower and its Subsidiaries, taken as a whole;

(bb)Liens on Equity Interests owned by, and Indebtedness or other securities of, an Unrestricted Subsidiary or any joint venture that is not a Subsidiary of a Loan Party (i) securing Indebtedness or other obligations of such Unrestricted Subsidiary or joint venture, or (ii) pursuant to the relevant joint venture agreement or arrangement;

(cc)Liens in favor of the Borrower or any Subsidiary (other than Liens on property or assets of any Loan Party in favor of any Subsidiary that is not a Subsidiary Guarantor);

(dd)Liens securing in an aggregate amount not to exceed $5,000,000 under Swap Contracts;

(ee)Liens on up to $25,000,000 in cash collateral in favor of Bank of America, N.A. to secure Existing BAML Indebtedness.

“Permitted Holder” means ESL Investments, Inc. and any of its Affiliates other than any of their portfolio companies.

“Permitted Indebtedness” means each of the following:

(a)Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b)(i) Indebtedness of any Loan Party to any other Loan Party; and (ii) intercompany Indebtedness between a Loan Party and any Subsidiary that is not a Loan Party, provided that any such Indebtedness (1) of a Loan Party owing to any Subsidiary that is not a Loan Party must be subordinated to the Obligations on terms and conditions reasonably acceptable to the Agent (provided that the Agent agrees that the form of Intercompany Note attached hereto at Exhibit H shall be acceptable), and (2) any Investment resulting from any such Indebtedness of a Subsidiary that is not a Loan Party owing to any Loan Party must be a Permitted Investment under clause (c) of such definition;

(c)purchase money Indebtedness of the Lead Borrower or any Restricted Subsidiary to finance the acquisition of any real or personal property (other than ABL Priority Collateral), including Capital Lease Obligations, and any finance or capital leases of vehicles, plant, equipment or computers, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed the greater of $75,000,000 or 6.25% of the Lead Borrower’s consolidated total assets at any time outstanding and further provided that, if

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reasonably requested by the Agent with respect to property that is material to the realization on the ABL Priority Collateral, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d)contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(e)obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates, and not for purposes of speculation;

(f)Indebtedness arising from agreements of the Lead Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase or acquisition price, deferred purchase price or similar obligations with respect to any Acquisition permitted under Section 7.02 or Disposition permitted by Section 7.05;

(g)Indebtedness of any Person that becomes a Subsidiary of a Loan Party in connection with a Permitted Acquisition or other Permitted Investment, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party) and any Permitted Refinancing thereof;

(h)the Obligations;

(i)Subordinated Debt of any Loan Party and any Permitted Refinancing thereof;

(j)Indebtedness of a Borrower or a Guarantor in respect of the Term Facility; provided that the principal amount of the Indebtedness outstanding at any time pursuant to this clause (j) shall not exceed $496,975,000 plus the Maximum Incremental Facilities Amount (as defined in the Term Credit Agreement as in effect on the date hereof), and any Permitted Refinancing of any of the foregoing, which Indebtedness, in each case, shall, to the extent secured by any Collateral, be subject to the Intercreditor Agreement;

(k)other Indebtedness not otherwise permitted hereunder in a principal amount not to exceed $50,000,000 at any time outstanding;

(l)(i) Indebtedness of any Restricted Subsidiary of the Lead Borrower that is not a Loan Party to any other Restricted Subsidiary that is not a Loan Party, (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party, provided such Indebtedness is subordinated to the Obligations on terms reasonably satisfactory to the Agent, and (iii) Indebtedness of any Restricted Subsidiary that is not a Loan Party to any Loan Party arising from a Permitted Investment by such Loan Party in such Restricted Subsidiary that is not a Loan Party;

(m)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations (including, in each case, letters of credit issued to provide such bonds, guaranties and similar obligations), in each case provided in the

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ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n)     Indebtedness arising from overdraft facilities and/or the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services (including, but not limited to, intraday, ACH and purchasing card/T&E services) in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the applicable Loan Party of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;

(o)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(p)To the extent constituting Indebtedness, obligations incurred in the ordinary course of business in respect of private label trade letters of credit not constituting Obligations;

(q)[Reserved];

(r)Indebtedness arising from a Guarantee of any Indebtedness otherwise constituting Permitted Indebtedness to the extent the Person providing such Guarantee is not prohibited from directly incurring such Permitted Indebtedness;

(s)(i) other Indebtedness; provided that (A) if such Indebtedness is unsecured, after giving effect to such Indebtedness, the Total Leverage Ratio (calculated on a Pro Forma Basis) as of the end of the most recent Measurement Period is not greater than 4.75 to 1.00 and (B) if such Indebtedness is secured by any Lien, after giving effect to such secured Indebtedness, the Senior Secured Leverage Ratio (calculated on a Pro Forma Basis) as of the last day of the most recently ended Measurement Period would not be greater than 3.75 to 1.00; provided further that, any Indebtedness incurred under this clause (s) (1) shall not mature prior to the date that is 91 days after the Latest Maturity Date and (2) shall not have mandatory prepayment, redemption or offer to purchase events more onerous on the Borrowers than those applicable to the initial loans under the Term Facility; provided further the maximum aggregate principal amount of Indebtedness that may be incurred pursuant to this clause (s) by Restricted Subsidiaries that are not Loan Parties shall not exceed $25,000,000 and (ii) any Permitted Refinancing thereof;

(t)Indebtedness of Subsidiaries other than Loan Parties not to exceed $25,000,000;

(u)the Existing BAML Indebtedness; and

(v)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (u) above.

“Permitted Investments” means each of the following:

(a)cash and Permitted Cash Equivalents;

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(b)Investments existing on the Closing Date and set forth on Schedule 7.02, but not any increase in the amount thereof or any other modification of the terms thereof, unless committed as of the Closing Date and set forth on Schedule 7.02;

(c)(i) Investments by any Loan Party and its Restricted Subsidiaries in their respective Restricted Subsidiaries outstanding on the Closing Date, (ii) additional Investments by any Loan Party and the Restricted Subsidiaries in Loan Parties, (iii) additional Investments by Restricted Subsidiaries of the Loan Parties that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties and (iv) additional Investments by the Loan Parties in Subsidiaries or joint ventures that are not Loan Parties in an aggregate amount invested after the Closing Date not to exceed $25,000,000;

(d)Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e)Guarantees constituting Permitted Indebtedness and Guarantees of operating leases or other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(f)[Reserved];

(g)so long as no Default or Event of Default has occurred and is continuing or would result from such Investments, Investments by any Loan Party in Swap Contracts permitted hereunder;

(h)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(i)advances to officers, directors and employees of the Loan Parties and their Restricted Subsidiaries in the ordinary course of business in an amount not to exceed $1,000,000 to any individual at any time outstanding or in an aggregate amount not to exceed $2,500,000 at any time outstanding, for ordinary business purposes;

(j)Investments constituting Permitted Acquisitions and Investments held by the Person acquired in such Acquisition at the time of such Acquisition (and not acquired in contemplation of the Acquisition);

(k)Investments arising out of the receipt of non-cash consideration for the sale of assets otherwise permitted under this Agreement;

(l)Investments in Swap Contracts not entered into for speculative purposes;

(m)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the applicable Loan Party;

(n)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons, provided that no such Investment

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shall impair in any manner the limited license granted to the Agent in such Intellectual Property pursuant to the Loan Documents;

(o) Investments in joint ventures that solely own real properties (and ancillary assets) upon which Stores are located existing as of the Closing Date and entered into hereafter in the ordinary course of business in an amount not to exceed $5,000,000 outstanding at any time;

(p) as long as no Event of Default exists or would arise therefrom, other Investments not to exceed $20,000,000 at any time outstanding irrespective of whether the Payment Conditions have been satisfied;

(q)other Investments so long as the Payment Conditions have been satisfied;

(r)Investments in exchange for Qualified Equity Interests;

(s)any Investment in securities or other assets not constituting cash or Permitted Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.05;

(t)any Investment in any Subsidiary or joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business in an amount not to exceed $5,000,000 outstanding at any time; and

(u)Investments arising directly out of the receipt by the Lead Borrower or any Restricted Subsidiary of non-cash consideration for any Permitted Disposition.

provided, however, with respect to any Permitted Investment consisting of (a) assets of the type included in the Borrowing Base, the Loan Parties shall, contemporaneously therewith, deliver to the Agent an updated Borrowing Base, giving effect to such Investment; and (b) Related Intellectual Property, such Investment of Related Intellectual Property in any Person (other than a Loan Party) shall not constitute a Permitted Investment unless such Investment is subject to a non-exclusive royalty-free license of such Related Intellectual Property in favor of the Agent for use in connection with the exercise of rights and remedies of the Secured Parties under the Loan Documents in respect of the ABL Priority Collateral, which license shall be substantially similar to the license described in Section 9.6 of the Guaranty and Security Agreement (or otherwise reasonably satisfactory to the Agent); provided further that, in the case of an Investment of Related Intellectual Property licensed by the Lead Borrower or one of its Restricted Subsidiaries from any Person (other than a Loan Party or any Restricted Subsidiary thereof), the transferee shall not be required to provide the license described in the foregoing proviso if not permitted to do so under the license from such other Person.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a)	(i) Is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(ii) Is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

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(iii) Is made to pay any other amount chargeable to any Loan Party hereunder; and

(b)

Together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree;

provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any such Overadvance) would exceed the Aggregate Commitments (as in effect prior to any termination of the Commitments pursuant to Sections 2.06 or 8.02 hereof).

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the Weighted Average Life to Maturity of such Permitted Refinancing is greater than or equal to the Weighted Average Life to Maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall have a final maturity earlier than the final maturity of the Indebtedness being refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Agent and the Lenders as those contained in the documentation governing the Indebtedness being Refinanced and (e) no Permitted Refinancing shall have direct or indirect obligors that are not Loan Parties who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, and (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan) maintained for employees of the Lead Borrower or any ERISA Affiliate or any such Plan to which the Lead Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Portal” has the meaning specified in Section 2.02.

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“Pro Forma Adjustment” means, as to any Measurement Period, with respect to an Acquired Entity or Business or Converted Restricted Subsidiary acquired or converted during or following such Measurement Period, an adjustment to the Consolidated EBITDA of the Lead Borrower for such Measurement Period equal to the sum of, (a) (i) the applicable Acquired EBITDA and (ii) additional amounts that are factually supportable and expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act and (b) additional pro forma adjustments, determined by the Lead Borrower in good faith, arising out of synergies and cost savings initiatives attributable to such transaction and/or the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Lead Borrower and its Restricted Subsidiaries, not to exceed 10.0% of Consolidated EBITDA (prior to giving effect to such non-S-X adjustments) in the aggregate for the relevant Measurement Period; provided, that (i) such cost savings have been realized or (ii) such initiatives will be implemented following such transaction and are supportable and quantifiable and expected to be realized within the succeeding twelve (12) months. Cost savings pursuant to the foregoing clause (b) may include, without limitation, (w) reduction in personnel expenses, (x) reduction of costs related to administrative functions, (y) reductions of costs related to leased or owned properties and (z) reductions from the consolidation of operations and streamlining of corporate overhead and shall, in any event, take into account the historical financial statements of the Acquired Entity or Business or Converted Restricted Subsidiary and the consolidated financial statements of the Lead Borrower and its Subsidiaries.

“Pro Forma Availability” shall mean, as of any date of calculation, after giving pro forma effect to the transaction then to be consummated or the payment then to be made, Availability as of the date of such transaction or payment and projected average monthly Availability for each month during the subsequent projected six (6) fiscal months.

“Pro Forma Availability Condition” shall mean, as of any date of calculation, Pro Forma Availability will be equal to or greater than the greater of (a) 15% of the Loan Cap and (b) $20,000,000.

“Pro Forma Basis” and “Pro Forma Effect” mean, with respect to compliance of any Specified Transaction with any test hereunder for an applicable period of measurement, that in calculating such test (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) such Specified Transaction, all other Specified Transactions occurring prior to such Specified Transaction, and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement (or as of the last date in the case of a balance sheet item): (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a Disposition of all or substantially all Equity Interests in any Restricted Subsidiary of the Lead Borrower or any division, product line, or facility used for operations of the Lead Borrower or any of its Restricted Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Lead Borrower or any of its Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination

“Provider” has the meaning specified in Section 9.17.

“Public Lender” has the meaning specified in Section 6.02.

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“Qualified Equity Interests” means Equity Interests of the Lead Borrower other than Disqualified Stock.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receivables Reserves” means such Reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, on account of dilution.

“Recipient” means the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Register” has the meaning specified in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Intellectual Property” means such rights with respect to the Intellectual Property of the Loan Parties as are reasonably necessary to permit the Agent to enforce its rights and remedies under the Loan Documents with respect to the ABL Priority Collateral, or the disposition of which would otherwise materially adversely affect the Appraised Value of the ABL Priority Collateral of the Loan Parties.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, counsel, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided in Section 9.13(c).

“Request for Credit Extension” means (a) with respect to a Committed Borrowing, conversion or continuation of Committed Loans, an electronic notice via the Portal or LIBOR Rate Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application and, if required by the L/C Issuer, a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, as applicable, and (c) with respect to a Swing Line Loan, an electronic notice via the Portal.

“Required Lenders” means, as of any date of determination, Lenders holding in the aggregate more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk

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participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided, that if there are more than two unaffiliated Lenders, then at least two unaffiliated Lenders holding in the aggregate more than 50% of the Aggregate Commitments or, if the Commitment of each Lender to make Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated, at least two unaffiliated Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided further that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves and Availability Reserves. The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, controller or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder, including with respect to the Portal, any person authorized and authenticated through the Portal in accordance with the Agent’s procedures for such authentication. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means any cash or Permitted Cash Equivalents of the Loan Parties that  cannot be used by the Loan Parties to pay any principal or interest hereunder without the prior consent of any other Person.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property and the amount of any Restricted Payment made other than in cash being deemed to be the fair market value, as reasonably determined by the Lead Borrower, of the property subject to such Restricted Payment as of the time of such Restricted Payment) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof).

“Restricted Subsidiary” means any Subsidiary of the Lead Borrower other than an Unrestricted Subsidiary.

 ~~“Reuters Screen LIBOR01 Page” means the display page LIBOR01 on the Reuters service or  any successor display page, other published source, information vendor or provider that has been designated by the sponsor of Reuters Screen LIBOR01 page.~~

“S&P” means Standard & Poor’s Ratings Services, Standard & Poor’s Financial Services LLC business, and any successor thereto.

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“Sanctioned Entity” means (a) a country or territory or a government of a country or territory, (b) an agency of the government of a country or territory, (c) an organization directly or indirectly controlled by a country or territory or its government, or (d) a Person resident in or determined to be resident in a country, in each case of clauses (a) through (d) that is a target of comprehensive country-wide or territory-wide Sanctions~~, including a target of any country sanctions~~ program administered and enforced by OFAC (as of the First Amendment Effective Date, the sanctions programs for Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, and in each case insofar as dealings with the person are prohibited under Sanctions, (a) any Person named on the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or any other ~~Sanctions related~~Sanctions-related list maintained by ~~any relevant Sanctions authority, (b) a Person or legal entity that is a target of Sanctions, (c)~~a Governmental Authority, (b) any Person operating, organized or resident in a Sanctioned Entity, ~~or~~ (~~d~~c) any Person directly or indirectly fifty percent or more owned or controlled (individually or in the aggregate) by or acting on behalf of any such Person or Persons described in clauses (a) through (c) above, or (d) a Person that is otherwise the target of Sanctions.

“Sanctions” means individually and collectively, respectively, any and all economic sanctions, trade sanctions, financial ~~or~~sanctions, sectoral sanctions, secondary sanctions, trade embargoes, anti- terrorism laws and other sanctions laws, regulations or embargoes, including those imposed, administered or enforced from time to time by: (a) the United States of America, including, without limitation, those administered by ~~the Office of Foreign Assets Control (OFAC) of the U.S. Department of Treasury~~OFAC, the U.S. Department of State, the U.S. Department of Commerce or through any existing or future executive order, (b) the United Nations Security Council, (c) the European Union or any European Union member state, (d) Her Majesty’s Treasury of the United Kingdom, or (d) any other ~~governmental authority in any~~Governmental Authority with jurisdiction ~~in which~~over any Secured Party, Loan Party or any of its Subsidiaries ~~is located or doing business~~.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Sears Tri-Party Agreement” means the Tri-Party Agreement dated the Closing Date among the Agent, the Loan Parties and SHC and certain of its Subsidiaries, as the same may be amended and in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain Second Amendment to Credit Agreement, dated  as of August 12, 2020, by and among the Lead Borrower, the other Loan Parties party thereto, the Lenders party thereto and the Agent.

“Second Amendment Effective Date” means the date on which all the conditions precedent  set forth in Section 5 of the Second Amendment shall have been satisfied or waived in accordance with the terms thereof.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

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“Security Documents” means the Guaranty and Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Senior Secured Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt (other than any portion of Consolidated Total Debt that is unsecured) as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Lead Borrower for such Measurement Period.

“Separation” means the spin-off by SHC on the April 4, 2014 of 100% of the Equity Interests of the Lead Borrower in accordance with Lead Borrower’s Form 10 filed with the SEC on December 6, 2013, as amended or replaced from time to time, as a result of which the Lead Borrower became a publicly traded company independent from SHC and its Subsidiaries.

“Separation Agreements” means each of (a) the Separation and Distribution Agreement dated April 4, 2014 between SHC and the Lead Borrower, (b) the Retail Operations Agreement dated April 4, 2014 between the Lead Borrower and Sears, Roebuck and Co., (c) the Master Lease Agreement dated April 4, 2014 between Sears, Roebuck and Co. and the Lead Borrower, (d) the First Amended and Restated Buying Agency Agreement dated July 1, 2017 between the Lead Borrower and International Sourcing & Logistics Limited, (e) the Financial Services Agreement dated April 4, 2014 between the Lead Borrower and Sears Holdings Management Corporation, (f) the Tax Sharing Agreement dated April 4, 2014 between, among others, SHC and the Lead Borrower, (g) the Shop Your Way Retail Establishment Agreement dated April 4, 2014 between Sears Holdings Management Corporation and the Lead Borrower, and (h) the Master Sublease Agreement dated April 4, 2014 between Sears, Roebuck and Co. and the Lead Borrower.

“Settlement Date” has the meaning provided in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“SHC” means Sears Holding Corporation, a Delaware corporation.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person and its Subsidiaries on a Consolidated basis on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall

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be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Transaction” means any Investment, Disposition, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation or other transaction by the Lead Borrower or any Restricted Subsidiary that by the terms of this Agreement requires satisfaction of a financial test calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect” thereto; provided that any Specified Transaction (other than a Restricted Payment) having an aggregate value of less than $1,000,000 shall not be calculated in a “Pro Forma Basis” or after giving “Pro Forma Effect”.

“Spot Rate” has the meaning given to such term in Section 1.08 hereof.

“Standard Letter of Credit Practice” means, for the L/C Issuer, any domestic or foreign Law or letter of credit practices applicable in the city in which the L/C Issuer issued the applicable Letter of Credit or, for its branch or correspondent, such Laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit (as well as similar instruments and other equivalents thereof issued in foreign jurisdictions, including, without limitation, bank guarantees) and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Standby Letter of Credit Agreement” means the Standby Letter of Credit Agreement relating to the issuance of a Standby Letter of Credit in the form from time to time in use by the L/C Issuer.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

 ~~“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which  is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the  Adjusted LIBOR Rate, for  eurocurrency funding (currently referred to  as “Eurocurrency  Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.~~

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

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“Subordinated Debt” means Indebtedness incurred by a Loan Party that is subordinated in right of payment in full to the prior payment of all Obligations and which is otherwise in a manner reasonably satisfactory to the Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Loan Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Wells Fargo in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit B-2, payable to the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

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“Swing Line Sublimit” means an amount equal to the lesser of (a) $~~20,000,000~~27,500,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Agent” has the meaning assigned to such term in the Intercreditor Agreement.

“Term Credit Agreement” has the meaning assigned to the term “Term Loan Agreement” as defined in the Intercreditor Agreement.

“Term Facility” means the term loan facility pursuant to the Term Credit Agreement.

“Term Loan Document” has the meaning assigned to the term “Term Documents” as defined in the Intercreditor Agreement.

“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.

“Termination Date” means the earliest to occur of (i) the applicable Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Commitments in accordance with the provisions of Section 2.06 hereof.

“Total Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Lead Borrower for such Measurement Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“Transactions” means, collectively, (a) the entry into this Agreement and the Borrowings and issuances of Letters of Credit, as applicable, hereunder on the Closing Date, (b) the refinancing of the Existing ABL Facility and (c) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Type” means, (i) with respect to a Committed Loan, its character as a Base Rate Loan or a LIBOR Rate Loan, and (ii) when used with respect to commitments, refers to whether such commitment

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is a Commitment with a Maturity Date of the Initial Maturity Date or an Extended Commitment of a given Extension Series.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non- perfection or availability of such remedy, as the case may be.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“UFCA” has the meaning specified in Section 10.22(d).

“UFTA” has the meaning specified in Section 10.22(d).

“Uncommitted Increase” has the meaning specified in Section 2.15(b).

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Agent and the Lenders, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base, an increase in Reserves or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Subsidiary” means any Subsidiary of the Lead Borrower designated by the board of directors of the Lead Borrower as an Unrestricted Subsidiary pursuant to Section 6.15 subsequent to the date hereof, in each case, until such Person ceases to be an Unrestricted Subsidiary of Lead Borrower in accordance with Section 6.15 or ceases to be a Subsidiary of Lead Borrower. As of the Closing Date, there are no “Unrestricted Subsidiaries”.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness.

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“Wells Fargo” means Wells Fargo Bank, National Association, including acting through its branches, and its successors.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean the repayment in Dollars (other than L/C Obligations and fees payable under Section 2.03(m), in both cases, with respect to Letters of Credit denominated in Pounds Sterling, which amounts shall be paid in Pounds Sterling) in full in cash or immediately available funds (or, in the case of any contingent obligations, including contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts) and asserted contingent indemnification obligations, providing Cash Collateral (or other collateral as may be requested by the Agent) in accordance with the terms of this Agreement (or any other arrangements (including the backstop of such Letters of Credit) satisfactory to the applicable L/C Issuer or Person providing such Bank Products or Cash Management Services) of all of the Obligations (including the payment of any termination amount then applicable, or which would or would reasonably be expected to become applicable as a result of the repayment of the other Obligations, under Swap Contracts), other than the following: (i) unasserted contingent indemnification Obligations, (ii) any Obligations relating to Swap Contracts that, at such time, are allowed by the applicable provider of such Swap Contracts to remain

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outstanding without being required to be repaid or Cash Collateralized or otherwise collateralized, and (iii) any Obligations relating to any other Bank Products or Cash Management Services that, at such time, are allowed by the applicable Bank Product provider or Cash Management Services provider to remain outstanding without being required to be repaid or Cash Collateralized or otherwise collateralized.

(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03	Accounting Terms.

(a)Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

(b)Changes in GAAP.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. For the avoidance of doubt, notwithstanding any changes in GAAP after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the Lead Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness.

(c)Pro Forma Basis. Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test contained in this Agreement with respect to any period during which (or after which, but on or prior to the date of determination) any Specified Transaction occurs, the Consolidated Fixed Charge Coverage Ratio, Senior Secured Leverage Ratio and Total Leverage Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis; provided, that for purposes of Section 7.14 Pro Forma Effect shall not be given to any event occurring after the end of the applicable Measurement Period.

1.04Reserved.

1.05Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to two places more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

1.06Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

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1.07 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.08Currency Equivalents Generally.

(a)~~(a)~~ For purposes of determining compliance with Sections 7.02 and 7.03 with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

(b)~~(b)~~ For purposes of calculating any financial ratio hereunder, amounts denominated in a currency other than Dollars will be converted to Dollars at the currency exchange rates used in preparing the Borrowers’ financial statements corresponding to the test period with respect to the applicable date of determination and will, in the case of Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent (based on the Spot Rate) of such Indebtedness; provided that, notwithstanding anything to the contrary herein or in any other Loan Document, L/C Obligations and fees payable under Section 2.03(m), in both cases, with respect to Letters of Credit issued in a currency other than Dollars shall be converted into Dollars at the Spot Rate (other than with respect to L/C Obligations and fees payable under Section 2.03(m), in both cases, with respect to Letters of Credit issued in Pounds Sterling, which will accrue and be payable in Pounds Sterling).

For purposes of this Section 1.08, the “Spot Rate” for a currency means the rate determined by the Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date of such determination; provided that the Agent may obtain such spot rate from another financial institution designated by the Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

1.09     Divisions. For all purposes under the Loan Documents, in connection with any division or plan  of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset,  right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.10     LIBOR Replacement.

(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Lead Borrower may amend this Agreement to replace

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LIBOR with a Benchmark Replacement. Any such amendment will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Lead Borrower so long as the Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders of each Class.

(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time, in consultation with the Lead Borrower and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(c)Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Lead Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent pursuant to this Section titled “LIBOR Replacement,” including any determination with  respect to a tenor, rate or adjustment or of the occurrence or nonoccurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section titled “LIBOR Replacement.”

(d) Benchmark Unavailability Period. Upon the Lead Borrower’s receipt of notice of the  commencement of a Benchmark Unavailability Period, the Lead Borrower may revoke any request for a LIBOR Rate Loan or continuation of same during any Benchmark Unavailability Period and, failing that, the Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBOR Rate will not be used in any determination of Base Rate.

(e)Certain Defined Terms.  As used in this Section titled “LIBOR Replacement”:

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar- denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.75%, the Benchmark Replacement will be deemed to be 0.75% for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBOR  Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent and the Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method

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for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBOR Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark  Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining  rates and making payments of interest and other administrative matters) that the Agent decides, in consultation with the Lead Borrower, may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides, in consultation with the Lead Borrower, is reasonably necessary in connection with the administration of this Agreement).

“Benchmark  Replacement  Date”  means the earlier to occur  of the following events with  respect to  the  LIBOR Rate: (1) in the case of  clause  (1)  or (2)  of the definition  of “Benchmark  Transition Event,” the later of (a) the date of the public statement or publication of information  referenced therein and (b) the date on which the administrator of the LIBOR Rate permanently or indefinitely ceases to provide the LIBOR Rate; or (2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information  referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events  with respect to the LIBOR Rate: (1) a public statement or publication of information by or on behalf of the administrator of the LIBOR Rate announcing that such administrator has ceased or will cease to provide the LIBOR Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; (2) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Rate, which states that the administrator of the LIBOR Rate has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Rate; or (3) a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Rate announcing that the LIBOR Rate is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event,  the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early

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Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Lead Borrower, the Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related  Benchmark Replacement Date have occurred with respect to the LIBOR Rate and solely to the extent that the LIBOR Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBOR Rate for all purposes hereunder in accordance with this Section titled “LIBOR Replacement” and (y) ending at the time that a Benchmark Replacement has  replaced the LIBOR Rate for  all purposes  hereunder pursuant to this Section titled “LIBOR  Replacement ”.

“Early Opt-in Election” means the occurrence of: (i) a determination by the Agent or (ii) a  notification by the Required Lenders to the Agent (with a copy to the Lead Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities   being executed at such time, or that include language similar to that contained in this Section titled “LIBOR  Replacement,” are being executed or amended, as applicable, to incorporate or adopt a new  benchmark interest rate to replace LIBOR, and (i) the election by the Agent, in consultation with the Lead Borrower, or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Lead Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Federal Reserve Bank of New York’s Website ” means the website of the Federal Reserve Bank  of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve  Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” with respect to any day means the secured overnight financing rate published for  such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the  Benchmark Replacement Adjustment.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01	Committed Loans; Reserves.

(a)Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the lesser

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of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i)after giving effect to any Committed Borrowing, the Total Outstandings shall not exceed the Loan Cap,

(ii)after giving effect to any Committed Borrowing, the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment,

(iii)The Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section

2.01.  Committed Loans may be Base Rate Loans or LIBOR Rate Loans, as further provided herein.

(b)The Inventory Reserves and Availability Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(c) hereof.

(c)The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves upon three (3) Business Days’ prior written notice to the Lead Borrower (during which period the Agent shall be available to discuss in good faith any such proposed Reserve with the Borrowers); provided that no such prior written notice shall be required (1) after the occurrence and during the continuance of a Default or Event of Default, (2) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized, or (3) for changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such three (3) Business Day period; provided, further, that no Borrowings shall be permitted (or Letters of Credit issued) against the newly proposed Reserves during any such three (3) Business Day period.

2.02	Borrowings, Conversions and Continuations of Committed Loans.

(a)Committed Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBOR Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Committed Borrowings of more than one Type may be incurred at the same time.

(b)Each request for a Committed Borrowing consisting of a Base Rate Loan shall be made by electronic request of the Lead Borrower through Administrative Agent’s Commercial Electronic Office Portal or through such other electronic portal provided by Administrative Agent (the “Portal”), which must be received by the Agent not later than 1:00 p.m. on the requested date of any Borrowing of Base Rate Loans. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of the Borrowers. Each request for a Committed Borrowing consisting of a LIBOR Rate Loan shall be made pursuant to the Lead Borrower’s submission of a LIBOR

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Rate Loan Notice, which must be received by the Agent not later than 11:00 a.m. three (3) Business Days prior to the requested date of any Borrowing or continuation of LIBOR Rate Loans. Each LIBOR Rate Loan Notice shall specify (i) the requested date of the Borrowing or continuation, as the case may be (which shall be a Business Day), (ii) the principal amount of LIBOR Rate Loans to be borrowed or continued (which shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof), and (iii) the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. On the requested date of any LIBOR Rate Loan, (i) in the event that Base Rate Loans are outstanding in an amount equal to or greater than the requested LIBOR Rate Loan, all or a portion of such Base Rate Loans shall be automatically converted to a LIBOR Rate Loan in the amount requested by the Lead Borrower, and (ii) if Base Rate Loans are not outstanding in an amount at least equal to the requested LIBOR Rate Loan, the Lead Borrower shall make an electronic request via the Portal for additional Base Rate Loans in an such amount, when taken with the outstanding Base Rate Loans (which shall be converted automatically at such time), as is necessary to satisfy the requested LIBOR Rate Loan. If the Lead Borrower fails to make such additional request via the Portal as required pursuant to clause (ii) of the foregoing sentence, then the Borrowers shall be responsible for all amounts due pursuant to Section 3.05 hereof arising on account of such failure. If the Lead Borrower fails to give a timely notice with respect to any continuation of a LIBOR Rate Loan, then the applicable Committed Loans shall be converted to Base Rate Loans effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. All requests for a Committed Borrowing which are not made by electronic request of the Lead Borrower through the Portal shall be subject to (and unless the Agent elects otherwise in the exercise of its sole discretion, such Committed Borrowing shall not be made until the completion of) the Agent’s  authentication process (with results satisfactory to the Agent) prior to the funding of any such requested Committed Loan.

(c)The Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(b). In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Agent in immediately available funds at the Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall make all funds so received available to the Borrowers in like funds as received by the Agent either by (i) crediting the account of the Lead Borrower on the books of Wells Fargo with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower.

(d)The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which the Agent, the L/C Issuer or any Lender is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Base Rate Loans.

(e)Except as otherwise provided herein, a LIBOR Rate Loan may be continued or converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default or an

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Event of Default, Loans may be requested as, converted to or continued as LIBOR Rate Loans unless objected to by the Required Lenders.

(f)The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Wells Fargo’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than seven (7) Interest Periods in effect with respect to LIBOR Rate Loans.

(h)The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers and each Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Base Rate Loan and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letter of Credits or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03	Letters of Credit.

(a)Subject to the terms and conditions of this Agreement, upon the request of the Lead Borrower made in accordance herewith, and prior to the Maturity Date, the L/C Issuer agrees to issue a requested Letter of Credit for the account of the Loan Parties or their Subsidiaries. By submitting a request to the L/C Issuer for the issuance of a Letter of Credit, the Borrowers shall be deemed to have requested that the L/C Issuer issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing pursuant to a Letter of Credit Application by a Responsible Officer and delivered to the L/C Issuer and the Agent via telefacsimile or other electronic method of transmission reasonably acceptable to the L/C Issuer not later than 11:00 a.m. at least two Business Days (or such shorter date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to the L/C Issuer and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, ~~and~~(ii) shall be accompanied by such Issuer Documents as the Agent or the L/C Issuer may reasonably request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that the

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L/C Issuer generally requests for Letters of Credit in similar circumstances, and (iii) subject to the L/C Issuer’s authentication procedures with results reasonably satisfactory to the L/C Issuer. The Agent’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, the L/C Issuer may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of a Loan Party or one of its Subsidiaries in respect of (x) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (y) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year.

(b)The L/C Issuer shall have no obligation to issue a Letter of Credit if, after giving effect to the requested issuance, (i) the Total Outstandings would exceed Loan Cap, (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans would exceed such Lender’s Commitment, or (iii) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit;

(c)In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the L/C Issuer shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s participation with respect to such Letter of Credit may not be reallocated pursuant to Section 2.16 (ii) the L/C Issuer has not otherwise entered into arrangements reasonably satisfactory to it and the Borrowers to eliminate the L/C Issuer’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include the Borrowers cash collateralizing such Defaulting Lender’s participation with respect to such Letter of Credit in accordance with Section 2.16. Additionally, the L/C Issuer shall have no obligation to issue and/or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit or request that the L/C Issuer refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally, ~~or~~ (C) the expiry date of such requested Letter of Credit that is a Standby Letter of Credit would occur later than the date that is twelve (12) months after the date of issuance thereof, provided, that, such Standby Letter of Credit may provide for the automatic extension thereof for any number ofadditional periods each of up to one year in duration, subject to the terms hereof (including, without limitation, clause (E) below and Section 2.03(h)), (D) the expiry date of such requested Letter of Credit that is a Standby Letter of Credit would occur later than the date that is the earlier of (i) 120 days after the date of the issuance of such Commercial Letter of Credit and (ii) the Letter of Credit Expiration Date, and (E) if the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or all the Lenders have approved such expiry date.

(d)Any L/C Issuer (other than Wells Fargo or any of its Affiliates) shall notify the Agent in writing no later than the Business Day ~~immediately following~~prior to the Business Day on which such L/C Issuer issued any Letter of Credit; provided that (i) until the Agent advises any such L/C Issuer that the provisions of Section 4.02 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and such L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts

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outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to the L/C Issuer, including the requirement that the amounts payable thereunder must be payable in Dollars; provided that if the L/C Issuer, in its discretion, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in Dollars based on the Spot Rate (other than Letters of Credit denominated in Pounds Sterling, which shall be paid in Pounds Sterling). If the L/C Issuer makes a payment under a Letter of Credit, the Borrowers shall pay to Agent an amount equal to the applicable Letter of Credit Disbursement by 2:00 p.m. on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Committed Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 4.02 hereof) and, initially, shall bear interest at the rate then applicable to Committed Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Committed Loan hereunder, the Borrowers’ obligation to pay the amount of such Letter of Credit Disbursement to the L/C Issuer (plus any incremental amounts due to any change in the applicable exchange rate) shall be automatically converted into an obligation to pay the resulting Committed Loan. Promptly following receipt by the Agent of any payment from the Borrowers pursuant to this paragraph, the Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to Section 2.03(e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear.

(e)Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.03(d), each Lender agrees to fund its Applicable Percentage (which, for the avoidance of doubt, shall not exceed such Lender’s Commitment) of any Committed Loan deemed made pursuant to Section 2.03(d) on the same terms and conditions as if the Borrowers had requested the amount thereof as a Committed Loan and the Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by the L/C Issuer, in an amount equal to its Applicable Percentage of such Letter of Credit, and each such Lender agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of any Letter of Credit Disbursement made by the L/C Issuer under the applicable Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of the L/C Issuer, such Lender’s Applicable Percentage of each Letter of Credit Disbursement made by the L/C Issuer and not reimbursed by Borrowers on the date due as provided in Section 2.03(d), or of any reimbursement payment that is required to be refunded (or that the Agent or the L/C Issuer elects, based upon the advice of counsel, to refund) to the Borrowers for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to the Agent, for the account of the L/C Issuer, an amount equal to its respective Applicable Percentage of each Letter of Credit Disbursement pursuant to this Section 2.03(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of a Default or Event of Default or the failure to satisfy any condition set forth in Section 4.02 hereof.  If any such Lender fails to make available to the Agent the amount of such Lender’s Applicable Percentage of a Letter of Credit Disbursement as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and the Agent (for the account of the L/C Issuer) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)Each Borrower agrees to indemnify, defend and hold harmless each Credit Party (including the L/C Issuer and its branches, Affiliates, and correspondents) and each such Person’s respective directors,

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officers, employees, attorneys and agents (each, including the L/C Issuer, a “Letter of Credit Related Person”) (to the fullest extent permitted by Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any such Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.01) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of:

(i)any Letter of Credit or any pre-advice of its issuance;

(ii)any transfer, sale, delivery, surrender or endorsement of any Drawing Document at any time(s) held by any such Letter of Credit Related Person in connection with any Letter of Credit;

(iii)any action or proceeding arising out of, or in connection with, any Letter of Credit (whether administrative, judicial or in connection with arbitration), including any action or proceeding to compel or restrain any presentation or payment under any Letter of Credit, or for the wrongful dishonor of, or honoring a presentation under, any Letter of Credit;

(iv)any independent undertakings issued by the beneficiary of any Letter of Credit;

(v)any unauthorized instruction or request made to the L/C Issuer in connection with any Letter of Credit or requested Letter of Credit, or any error ~~in computer or~~, omission, interruption or delay in such instruction or request, whether transmitted by mail, courier, electronic transmission, SWIFT, or any other telecommunication including communications through a correspondent;

(vi)an adviser, confirmer or other nominated person seeking to be reimbursed, indemnified or compensated;

(vii)any third party seeking to enforce the rights of an applicant, beneficiary, nominated person, transferee, assignee of Letter of Credit proceeds or holder of an instrument or document;

(viii)the fraud, forgery or illegal action of parties other than the Letter of Credit Related Person;

(ix)any prohibition on payment or delay in payment of any amount payable by the L/C Issuer to a beneficiary or transferee beneficiary of a Letter of Credit arising out of Anti-Corruption Laws, Anti-Money Laundering Laws, or Sanctions;

(x)~~(ix)~~ the L/C Issuer’s performance of the obligations of a confirming institution or entity that wrongfully dishonors a confirmation; ~~or~~

(xi) any foreign law or usage as it relates to the L/C Issuer’s issuance of a Letter  of Credit in support of a foreign guaranty including without limitation the

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expiration of such guaranty after the related Letter of Credit expiration date and any resulting drawing paid by the L/C Issuer in connection therewith; or

(xii)~~(x)~~ the acts or omissions, whether rightful or wrongful, of any present or future de jure or de facto governmental or regulatory authority or cause or event beyond the control of the Letter of Credit Related Person;

in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification under clauses (i) through (~~x~~xii) above to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity.  The Borrowers hereby agree to pay the Letter of Credit Related Person claiming indemnity on demand from time to time all amounts owing under this Section 2.03(f).  If and to the extent that the obligations of the Borrowers under this Section 2.03(f) are unenforceable for any reason, the Borrowers agree to make the maximum contribution to the Letter of Credit Indemnified Costs permissible under applicable Law.  This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)The liability of the L/C Issuer (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by the Borrowers that are caused directly by the L/C Issuer’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit.  The L/C Issuer shall be deemed to have acted with due diligence and reasonable care if the L/C Issuer’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement.  The Borrowers’ aggregate remedies against the L/C Issuer and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by the Borrowers to the L/C Issuer in respect of the honored presentation in connection with such Letter of Credit under Section 2.03(d), plus interest at the rate then applicable to Base Rate Loans hereunder.  The Borrowers shall take action to avoid and mitigate the amount of any damages claimed against the L/C Issuer or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit.  Any claim by the Borrowers under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by the Borrowers as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had the Borrowers taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing the L/C Issuer to effect a cure.

(h)

(i)The Borrowers ~~shall be~~are responsible for ~~preparing or approving~~ the final text of the Letter of Credit as issued by the L/C Issuer, irrespective of any assistance the L/C Issuer may provide such as drafting or recommending text or by the L/C Issuer’s use or refusal to use text submitted by the Borrowers.  The Borrowers understand that the final form of any Letter of Credit may be subject to such revisions and changes as are deemed necessary or appropriate by the L/C Issuer, and Borrowers hereby consent to such revisions and changes not materially different from the application

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executed in connection therewith. The Borrowers are solely responsible for the suitability of the Letter of Credit for the Borrowers’ purposes. If the Borrowers request that the L/C Issuer issue a Letter of Credit for an affiliated or unaffiliated third party (an “Account Party”), (i) such Account Party shall have no rights against the L/C Issuer; (ii) the Borrowers shall be responsible for the application and obligations under this Agreement; and (iii) communications (including notices) related to the respective Letter of Credit shall be among the L/C Issuer and the Borrowers. The Borrowers will examine the copy of the Letter of Credit and any other documents sent by the L/C Issuer in connection therewith and shall promptly notify the L/C Issuer (not later than three (3) Business Days following the Borrowers’ receipt of documents from the  L/C Issuer) of any non-compliance with the Borrowers’ instructions and of any  discrepancy in any document under any presentment or other irregularity. The Borrowers understand and agree that the L/C Issuer is not required to extend the expiration date of any Letter of Credit for any reason. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, the L/C Issuer, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if the Borrowers do not at any time want the then current expiration date of such Letter of Credit to be ~~renewed~~extended, the Borrowers will so notify the Agent and the L/C Issuer at least 15 calendar days before the L/C Issuer is required to notify the beneficiary of such Letter of Credit or any advising bank of such ~~nonrenewal~~non-extension pursuant to the terms of such Letter of Credit.

(ii)If a Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the Agent or L/C Issuer, no Borrower shall be required to make a specific request to the Agent or L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than (i) the Letter of Credit Expiration Date, or (ii) to a date later than the Letter of Credit Expiration Date, if the Borrowers Cash Collateralize such Letter of Credit on or prior to the date that is ten (10) Business Days prior to the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03 or otherwise), or (B) the L/C Issuer has received notice (which may be electronically or in writing) on or before the day that is twenty (20) Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the applicable Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

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(i)The Borrowers’ reimbursement and payment obligations under this Section 2.03 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including:

(i)any lack of validity, enforceability or legal effect of any Letter of Credit or this Agreement or any term or provision therein or herein;

(ii)payment against presentation of any draft, demand or claim for payment under any Drawing Document that does not comply in whole or in part with the terms of the applicable Letter of Credit or which proves to be fraudulent, forged or invalid in any respect or any statement therein being untrue or inaccurate in any respect, or which is signed, issued or presented by a Person or a transferee of such Person purporting to be a successor or transferee of the beneficiary of such Letter of Credit;

(iii)the L/C Issuer or any of its branches or Affiliates being the beneficiary of any Letter of Credit;

(iv)the L/C Issuer or any correspondent honoring a drawing against a Drawing Document up to the amount available under any Letter of Credit even if such Drawing Document claims an amount in excess of the amount available under the Letter of Credit;

(v)the existence of any claim, set-off, defense or other right that the Lead Borrower or any of its Subsidiaries may have at any time against any beneficiary, any assignee of proceeds, the L/C Issuer or any other Person;

(vi)the L/C Issuer or any correspondent honoring a drawing upon receipt of an electronic presentation under a Letter of Credit requiring the same, regardless of whether the original Drawing Documents arrive at the L/C Issuer’s counters or are  different from the electronic presentation;

(vii)~~(vi)~~ any other event, circumstance or conduct whatsoever, whether or not similar to any of the foregoing that might, but for this Section 2.03(i), constitute a legal or equitable defense to or discharge of, or provide a right of set-off against, any Borrower’s or any of its Subsidiaries’ reimbursement and other payment obligations and liabilities, arising under, or in connection with, any Letter of Credit, whether against the L/C Issuer, the beneficiary or any other Person; or

(viii)~~(vii)~~ the fact that any Default or Event of Default shall have occurred and be continuing;

provided, however, that subject to Section 2.03(g) above, the foregoing shall not release the L/C Issuer from such liability to the Borrowers as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against the L/C Issuer following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of the Borrowers to the L/C Issuer arising under, or in connection with, this Section 2.03 or any Letter of Credit.

(j)Without limiting any other provision of this Agreement, the L/C Issuer and each other Letter of Credit Related Person (if applicable) shall not be responsible to the Borrowers for, and the L/C Issuer’s

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rights and remedies against the Borrowers and the obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit shall not be impaired by:

(i)honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than the L/C Issuer’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that the L/C Issuer in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to the Borrowers;

(vii)any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between any beneficiary and any Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

(viii)assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where the L/C Issuer has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and

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dishonored by the L/C Issuer if subsequently the L/C Issuer or any court or other finder of fact determines such presentation should have been honored;

(xii)dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)honor of a presentation that is subsequently determined by the L/C Issuer to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)Upon the request of the Agent, (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Obligation that remains outstanding, or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. Sections 2.05 and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.03, Section 2.05 and Section 8.02(c), “Cash Collateralize” means to pledge and deposit with or deliver to the Agent, for the benefit of the L/C Issuer and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to 103% of the Outstanding Amount of all L/C Obligations (other than L/C Obligations with respect to Letters of Credit denominated in a currency other than Dollars, which L/C Obligations shall be Cash Collateralized in an amount equal to 110% of the Outstanding Amount of such L/C Obligations), pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby consented to by the Lenders). The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Wells Fargo except that Permitted Investments of the type listed in clauses (a) and (b) of the definition thereof may be made at the request of the Lead Borrower at the option and in the sole discretion of the Agent (and at the Borrowers’ risk and expense); interest or profits, if any, on such investments shall accumulate in such account. If at any time the Agent reasonably determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate Outstanding Amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations then due and owing in accordance with Section 2.05 or 8.03, as applicable.

(l)The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin times the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.07, and, to the extent any Letter of Credit is issued under a foreign currency, such Stated Amount shall be based on the Spot Rate as of such date of determination. Letter of Credit Fees shall be (i) due and payable on the fifth (5th) day after the end of April, July, October and January commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, and (ii) computed quarterly in arrears. Notwithstanding anything to the contrary contained herein, upon request of the Required Lenders, while

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any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b).

(m)In addition to the Letter of Credit Fees as set forth in Section 2.03(l) above, the Borrowers shall pay to the Agent for the account of the L/C Issuer as non-refundable fees, commissions, and charges (it being acknowledged and agreed that the Agent shall be permitted to charge such fees, commissions, and charges to the Loan Account pursuant to the provisions of Section 2.02(d)):  (i) a fronting fee which shall be imposed by the L/C Issuer upon the issuance of each Letter of Credit of 0.125% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, the L/C Issuer, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).  Such fees shall be (i) due and payable on the fifth (5th) day after the end of April, July, October and January commencing with the first such date to occur after the issuance of such Letter of Credit, and after the Letter of Credit Expiration Date, on demand, (ii) computed quarterly in arrears, and, to the extent any Letter of Credit is issued in Pounds Sterling, such amounts shall be payable and paid to the Agent for the benefit of the applicable L/C Issuer in Pounds Sterling.

(n)Unless otherwise expressly agreed by the L/C Issuer and the Borrowers when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each Standby Letter of Credit as applicable, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit.

(o)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(p)In the event of a direct conflict between the provisions of this Section 2.03 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.03 shall control and govern.

(q)The provisions of this Section 2.03 shall survive the termination of this Agreement and the repayment in full of the Obligations with respect to any Letters of Credit that remain outstanding.

(r) At the Borrowers’ costs and expense, the Borrowers shall execute and deliver to the L/C  Issuer such additional certificates, instruments and/or documents and take such additional action as may be reasonably requested by the L/C Issuer to enable the L/C Issuer to issue any Letter of Credit pursuant to this Agreement and related Issuer Document, to protect, exercise and/or enforce the L/C Issuer’s rights and interests under this Agreement or to give effect to the terms and provisions of this Agreement or any Issuer Document. Each Borrower irrevocably appoints the L/C Issuer as its attorney-in-fact and authorizes the L/C Issuer, without notice to the Borrowers, to execute and deliver ancillary documents and letters customary in the letter of credit business that may include but are not limited to advisements, indemnities, checks, bills of exchange and issuance documents. The power of attorney granted by the Borrowers is limited solely to such actions

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related to the issuance, confirmation or amendment of any Letter of Credit and to ancillary documents or letters customary in the letter of credit business.  This appointment is coupled with an interest.

2.04	Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its discretion, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Committed Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed Loan Cap, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender (other than the Swing Line Lender) at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment, and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b)Borrowing Procedures. Each request for a Swing Line Borrowing shall be made by electronic request of the Lead Borrower through the Portal. The Borrowers hereby acknowledge and agree that any request made through the Portal shall be deemed made by a Responsible Officer of the Borrowers. Each such request must be made in the Portal and received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Unless the Swing Line Lender has received written notice from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Section 4.02 (and, if being made on the Closing Date, Section 4.01) is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender may, not later than 3:00 p.m. on the borrowing date specified in such request made on the Portal, make the amount of its Swing Line Loan available to the Borrowers at its office by crediting the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds the account of the Lead Borrower on the books of the Swing Line Lender in immediately available funds.

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(c)	Refinancing of Swing Line Loans.

(i)In addition to settlements required under Section 2.14 hereof, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Base Rate Loan in an amount equal to such Lender's Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. Each Lender shall make an amount equal to its Applicable Percentage of the amount of such outstanding Swing Line Loan available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified by the Swing Line Lender, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii)If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Committed Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)Each Lender’s obligation to make Committed Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Committed Loans pursuant to this

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Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d)	Repayment of Participations.

(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii)If any payment received by the Swing Line Lender, in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05	Prepayments.

(a)The Borrowers may, upon irrevocable (except as set forth in the remainder of this paragraph) notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than (A) 5:00 p.m. three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B)  1:00 p.m. on the date of prepayment of Base Rate Loans; and (ii) any prepayment of LIBOR Rate Loans by the Borrowers shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein (except that any such notice may be conditioned on the receipt of proceeds from any refinancing indebtedness or the consummation of a Change of Control that results in a refinancing and payment in full of the Obligations). Any prepayment of a LIBOR Rate Loan shall be accompanied

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by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

(b)The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c)If for any reason the Total Outstandings at any time exceed the Loan Cap as then in effect, the Borrowers shall promptly prepay the Loans and Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap as then in effect.

(d)Upon the occurrence and during the continuance of a Cash Dominion Event, the Borrowers shall prepay the Loans and, if an Event of Default has occurred and is continuing, Cash Collateralize the L/C Obligations with the proceeds and collections received by the Loan Parties, in each case to the extent required pursuant to the provisions of Section 6.12 hereof.

(e)Prepayments made pursuant to Section 2.05(c), first, shall be applied to the Swing Line Loans, second, shall be applied ratably to the outstanding Committed Loans, third, after the occurrence and during the continuance of an Event of Default, shall be used to Cash Collateralize the remaining L/C Obligations; fourth, shall be applied ratably to any other Obligations that are then due and owing, and, fifth, the amount remaining, if any, after the application of prepayments pursuant to clauses first through fourth above shall be deposited by the Agent in a deposit account of the Borrowers and may be utilized by the Borrowers in the ordinary course of its business to the extent otherwise permitted hereunder. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations that are then due and owing.

2.06	Termination or Reduction of Commitments.

(a)The Lead Borrower may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Aggregate Commitments, the Swing Line Sublimit or the Letter of Credit Sublimit or from time to time permanently reduce in part the Aggregate Commitments, the Swing Line Sublimit or the Letter of Credit Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction (or such later date as the Agent may agree), (ii) any such partial reduction shall (A) be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, and (B) except in connection with any payment in full of the Obligations, not result in the Aggregate Commitments being less than $100,000,000 after giving effect thereto, and (iii) the Borrowers shall not terminate or reduce (A) the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Outstandings would exceed the Aggregate Commitments, (B) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, or (C) the Swing Line Sublimit if, after giving effect thereto, and to any concurrent

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payments hereunder, the Outstanding Amount of Swing Line Loans made to the Borrowers hereunder would exceed the Swing Line Sublimit.

(b)If, after giving effect to any reduction of the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess.

(c)The Agent will promptly notify the Lenders of any termination or reduction made pursuant to this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.

(d)In connection with any reduction in the Aggregate Commitments prior to the Maturity Date, if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to the Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the applicable Borrowers, together with such other documentation as the Agent shall reasonably request, in order to enable the Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB.

2.07Repayment of Obligations. The Borrowers shall repay in full to the Lenders on the Termination Date all Obligations outstanding on such date as contemplated by Section 1.02(c).

2.08Interest.

(a)Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans, (ii) each Base Rate Loan made to the Borrowers shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate, plus the Applicable Margin for Base Rate Loans.

(b)If any Event of Default exists, then the Agent may, and upon the request of the Required Lenders shall, notify the Lead Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter (for so long as such Event of Default is continuing) such Obligations shall bear interest at the Default Rate to the fullest extent permitted by Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c)Except as provided in Section 2.08(b), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09Fees. In addition to certain fees described in subsections (l) and (m) of Section 2.03:

(a)Commitment Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to ~~0.25%~~the Applicable Commitment Fee Percentage per annum multiplied by the actual daily amount by which the Aggregate Commitments exceed the Total Outstandings (subject to adjustment as provided in Section 2.16) during

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the immediately preceding quarter. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the 5th day subsequent to the last day of each April, July, October and January, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. Solely for purposes of calculating the commitment fees owing pursuant to this Section 2.09(a), Swing Line Loans shall not be included in determining Total Outstandings.

(b)Other Fees. The Borrowers shall pay to the Arranger and the Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b)In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any

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Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.12	Payments Generally; Agent’s Clawback.

(a)General. All payments to be made by the Borrowers shall be made without deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in Dollars by wire transfer to such Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (other than with respect to payment of a LIBOR Rate Loan), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)(1) Funding by Lenders; Presumption by Agent.  Unless the Agent shall have received notice from a Lender prior to (A) the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 2:00 p.m. on the date of such Borrowing), or (B) the date that such Lender’s participation in a Letter of Credit or Swing Line Loan is required to be funded, that such Lender will not make available to the Agent such Lender’s share of such Borrowing or participation, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02), Section 2.03 or Section 2.05, as applicable, and may, in reliance upon such assumption, make available to the Borrowers, the L/C Issuer or the Swing Line Lender, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing or participation available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Committed Borrowing or participation to the Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing or participation in such Letter of Credit or Swing Line Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(i)~~(ii)~~ Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the

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amount due.  In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment hereunder.

(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the

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Borrowers or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14	Settlement Amongst Lenders.

(a)The amount of each Lender’s Applicable Percentage of outstanding Loans (including, for clarity, outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans and repayments of Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b)The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans for the period and the amount of repayments received for the period. As reflected on the summary statement, (i) the Agent shall transfer to each Lender its Applicable Percentage of repayments, and (ii) each Lender shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender, such amounts as are necessary to insure that, after giving effect to all such transfers, the amount of Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15	Increase in Commitments.

(a)Committed Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent, the Lead Borrower may from time to time, demand an increase in the Aggregate Commitments by an amount (for all such requests under this clause (a)) not exceeding $25,000,000 (the “Committed Increase”); provided that (i) any such Committed Increase shall be in a minimum amount of

$5,000,000, (ii) the amount of the Aggregate Commitments, as the same may be increased pursuant to any Committed Increase and/or Uncommitted Increase, shall not exceed $275,000,000 at any time, and (iii) the Lead Borrower may make a maximum of three (3) such demands. Any such Committed Increase shall be effectuated as soon as reasonably practicable after the request of the Lead Borrower therefor, and in all cases, prior to the Initial Maturity Date. Any such Committed Increase shall be provided solely by Wells Fargo (or any Participant of Wells Fargo, or in the sole discretion of Wells Fargo, any Eligible Assignee of Wells Fargo) and shall otherwise be on the same terms as the existing facility under this Agreement; provided that the upfront fees payable in connection with any such Committed Increase shall be in an amount equal to the upfront fees payable to Wells Fargo under the Fee Letter. Upon the effective date of any such Committed Increase (i) the Aggregate

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Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Committed Increase, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders.

(b)	Uncommitted Increase.

(i)Request for Increase. Provided no Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Borrowers may from time to time, request an increase in the Aggregate Commitments by an amount (for all such requests under this clause (b)) not exceeding $75,000,000 (the “Uncommitted Increases” and, together with all Committed Increases, collectively, the “Commitment Increases”); provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000, (ii) the Borrowers may make a maximum of three (3) such requests, (iii) the amount of the Aggregate Commitments, as the same may be increased pursuant to any Committed Increase and/or Uncommitted Increase, shall not exceed $275,000,000 at any time, and (iv) the Borrowers shall have previously fully exercised the Committed Accordion in accordance with clause (a) above. At the time of sending such notice, the Borrowers (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders unless the Borrowers, in their discretion, specify a longer time period).

(ii)Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. For the avoidance of doubt, no Lender shall have any obligation to increase its Commitment under this Section 2.15.

(iii)Notification by Agent; Additional Lenders. The Agent shall notify the Lead Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent and the Lead Borrower (whose approval shall not be unreasonably withheld), to the extent that the existing Lenders decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Borrowers, the Lead Borrower may arrange for other Eligible Assignees to become a Lender hereunder (each such Lender a “New Commitment Lender”, and together with each existing Lender that provides and additional commitment pursuant to a request by the Borrowers under this Section 2.15, an “Additional Commitment Lender”) and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Borrowers and not accepted by the existing Lenders, provided, however, that without the consent of the Agent, at no time shall the Commitment of any New Commitment Lender be less than $5,000,000.

(iv)Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Borrowers, shall reasonably determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrowers and the Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of,

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this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the Lenders, and (iii) all dollar thresholds contained in the definitions of “Cash Dominion Event”, “Payment Conditions”, “Accelerated Borrowing Base Delivery Event”, and Section 6.10(b) and (c) shall be deemed to be proportionately increased in accordance with the amount of each such Commitment Increase, without further action by any party. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant by the Agent and the Lead Borrower, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the additional commitments incurred pursuant to this section, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Agent to enter into any such amendment.

(c)Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Agent (a) a certificate of each Lead Borrower dated as of the Increase Effective Date signed by a Responsible Officer of such Borrower certifying and attaching the resolutions adopted by such Borrower approving or consenting to such increase, (b) a certificate of the Lead Borrower that (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects, and (C) except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) before and after giving effect to such increase, no Event of Default exists or would arise therefrom, (ii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree; (iii) no Event of Default exists; ~~and~~ (iv) in the case of an increase under clause (b) above, (1) the Loan Parties, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (2) if requested by the Agent, the Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; and (3) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested, including, without limitation, an amendment to the Term Facility in connection with such increase if required, and (iv) if any Loan Party or any of its Subsidiaries owns any Margin Stock, Borrowers shall deliver to the Agent an updated Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the applicable Borrowers, together with such other documentation as the Agent shall reasonably request, in order to enable the Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB. Any Committed Loans outstanding on the Increase Effective Date shall be automatically adjusted to the extent necessary to keep the outstanding Committed Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section. Any increase under this Section 2.15 shall be on terms identical to those applicable to the existing Commitments, except with respect to any commitment, arrangement, upfront or similar fees that

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may be agreed to among the Loan Parties and the Lenders and Additional Commitment Lenders agreeing to participate in such increase.

(d)Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16	Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (after giving effect to Section 2.16(a)(iv)); fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement (after giving effect to Section 2.16(a)(iv)); sixth, to the payment of any amounts owing to the Non-Defaulting Lenders, the L/C Issuer or the Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C

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Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)	Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C)With respect to any fee payable under Section 2.09(a) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)             Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure (provided that such prepayment shall be applied to reduce such Defaulting Lender’s participation in such Swing Line Loans, and shall not reduce the

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participation of any Non-Defaulting Lender in such Swing Line Loans) and (y) second, Cash Collateralize the L/C Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b)Defaulting Lender Cure. If the Lead Borrower, the Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17	Extensions of Loans.

(a)Extension of Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Commitments of a given Type (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Commitments (any such Commitments which have been so amended, “Extended Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than three (3) Types of Commitments outstanding at any time; provided further, that, in all cases, any such Extended Commitments shall mature at the earlier of (a) at date to be mutually agreed upon, and (b) the date that is three (3) months prior to the maturity date of the Term Facility if, on or prior to October 4, 2020, (i) the Term Facility has not been refinanced with Indebtedness having a maturity date that is more than three (3) months after November 16, 2022, (ii) the maturity date of the Term Facility has not been extended to a date that is more than three (3) months after November 16, 2022, or (iii) the Term Facility has not been repaid in full in accordance with the terms thereof. In order to establish any Extended Commitments, the Borrowers shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Agent) of the Extended Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Commitments under the Existing Revolver Tranche from which such Extended Commitments are to be amended, except that: (i) the Maturity Date of the Extended Commitments shall be later than the Maturity Date of the Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Commitments); (iii) the Extension Amendment may provide for different fees and interest rates with respect to the Extended Commitments; and (iv) all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Commitments (and related outstandings) in accordance with clause (iii) and (II) repayments required upon the termination date of the non-extending Commitments); provided further, that (A) the conditions precedent to a Borrowing set forth in Section 4.02 shall be satisfied as of the date of such Extension

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Amendment, (B) in no event shall the final maturity date of any Extended Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Commitments hereunder, (C) any such Extended Commitments (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent then in effect) and (D) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing.  Any Extended Commitments created pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement; provided that any Extended Commitments may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series. Each Extension Series of Extended Commitments incurred under this Section 2.17 shall be in an aggregate principal amount equal to not less than $75,000,000.

(b)Extension Request. The Lead Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such other procedures, if any, as may be established by the Agent, acting reasonably, to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to provide any Extended Commitment pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Commitments shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Commitments (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Commitments under the Existing Revolver Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Commitments requested to be extended pursuant to the Extension Request, Commitments subject to Extension Elections shall be accepted ratably in accordance with the amount of Commitments offered to be subject to extension.

(c)New Revolving Commitment Lenders. Following any Extension Request made by the Borrowers in accordance with Sections 2.17(a) and 2.17(b), if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Commitments in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that existing Lenders and/or banks, financial institutions or other institutional lenders or investors other than the Lenders which qualify as Eligible Assignees (each such Lender or other Person, the “New Commitment Extending Lenders”), provide an Extended Commitment hereunder (each such Extended Commitment provided by a New Commitment Extending Lender pursuant to this sentence, a “New Extended Commitment”); provided that such Extended Commitments of such New Commitment Extending Lenders (i) shall be in an aggregate principal amount for all such New Commitment Extending Lenders not to exceed the aggregate principal amount of Extended Commitments so declined to be provided by the existing Lenders and (ii) shall be on the terms specified in the applicable Extension Request (and any Extended Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Commitment of any New Commitment Extending Lender, the Agent, the L/C Issuer and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to each New Commitment Extending Lender if such consent would be required under Section 10.06(b) for an assignment of Commitments to such Person. Upon effectiveness of the Extension Amendment to which each such New Commitment Extending Lender is a party, (a) the Commitments of all existing Lenders of each Type specified in the Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Commitments of such New Commitment Extending Lenders and (b) the Commitment of each such New Commitment Extending Lender will become

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effective. The Extended Commitments of New Commitment Extending Lenders will be incorporated as Commitments hereunder in the same manner in which Extended Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Types of Commitments including the Commitments of such New Commitment Extending Lenders (based on the outstanding principal amounts of the respective Types of Commitments) except for (x) payments of interest and fees at different rates for each Type of Commitments and (y) repayments required on the Maturity Date for any particular Type of Commitments. Upon the effectiveness of each New Extended Commitment pursuant to this Section 2.17(c), (a) each Lender of all applicable existing Types of Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each New Commitment Extending Lender, and each such New Commitment Extending Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Lender of each Type of Commitments (including each such New Commitment Extending Lender) will equal the percentage of the aggregate Commitments of all Types of Lenders represented by such Lender’s Commitment and (b) if, on the date of such effectiveness, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such New Extended Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such New Extended Commitments, which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d)Extension Amendment. Extended Commitments and New Extended Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Agent and each Extending Lender and each New Commitment Extending Lender, if any, providing an Extended Commitment or a New Extended Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above (but which shall not require the consent of any other Lender). As a condition precedent to the effectiveness of any Extension Amendment, (i) the Lead Borrower shall deliver to the Agent (a) a certificate of the applicable Borrower dated as of the effective date of such Extension Amendment signed by a Responsible Officer of such Borrower certifying and attaching the resolutions adopted by such Borrower approving or consenting to such extension, (b) a certificate of the Lead Borrower that (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such effective date, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (B) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects, and (C) except that for purposes of this Section 2.17, the representations and warranties contained in subsections (a) and (b) of Section 5.07 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a), (b) and (c), respectively, of Section 6.01, and (2) before and after giving effect to such extension, no Event of Default exists or would arise therefrom, (ii) the Borrowers shall have paid such fees and other compensation to the Extending Lenders as the Lead Borrower and such Extending Lenders shall agree; (iii) if requested by the Agent, the Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (iv) the Loan Parties and the Extending Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested (including, without limitation, reaffirmation

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agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Agent in order to ensure that the Extended Commitments or the New Extended Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents); and (v) no Default or Event of Default exists. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or the New Extended Commitments, as the case maybe, incurred pursuant thereto, and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

(e)No conversion of Loans pursuant to any Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01      Taxes.

(a)Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)If any Loan Party or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)Payment of Other Taxes by the Borrowers. Without limitation or duplication of the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

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(c)	Tax Indemnifications.

(i)In respect of the Loans, the Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii)Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d)Evidence of Payments. Upon request by the Lead Borrower or the Agent, as the case may be, after any payment of Taxes by any Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Agent or the Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Agent, as the case may be.

(e)	Status of Recipients; Tax Documentation.

(i)Any Recipient that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if reasonably

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requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)      Without limiting the generality of the foregoing, in the event that any Borrower is organized in the United States,

(A)any Lender that is not a Foreign Lender shall deliver to the Lead Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), whichever of the following is applicable:

(1)        in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of a tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)       executed copies of IRS Form W-8ECI;

(3)                   (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E; or

(4)      (IV)      to the extent that the Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender

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are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.

(iv)The Agent shall comply with this Section 3.01(e) as if it were a Lender and provide any applicable tax forms to the Lead Borrower.

(f)Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net

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after-Tax position than such Recipient would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02      Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans, the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03      Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or

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continuation of LIBOR Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04      Increased Costs; Reserves on LIBOR Rate Loans.

(a)Increased Costs Generally. If any Change in Law occurring after the date that such Lender or L/C Issuer first became a Lender or L/C Issuer, as applicable, shall:

(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e) or otherwise reflected in the LIBOR Rate;

(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes, and (C) Other Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)[reserved]; or

(iv)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law occurring after the date that such Lender or L/C Issuer first became a Lender or L/C Issuer, as applicable, affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital or liquidity of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

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(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Lead Borrower shall include a written statement setting forth in reasonable detail the basis for calculating such amount or amounts and be conclusive absent manifest error. The Borrowers shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)Reserves on LIBOR Rate Loans. The Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each LIBOR Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Lead Borrower shall have received at least 10 days’ prior notice (with a copy to the Agent) of such additional interest from such Lender, together with a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 3.04(e). If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05Compensation for Losses. Upon demand of any Lender (with a copy to the Agent), which demand shall include a written statement, setting forth in reasonable detail the basis for calculating amounts owed to such Lender pursuant to this Section 3.05, from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred, without duplication of any amounts to which a Lender is otherwise entitled pursuant to the other provisions of this Article III, by it as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c)any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained

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(but excluding any loss of anticipated profits). The Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded.

Notwithstanding anything to the contrary, no Lender may request compensation under this Section 3.05 in connection with any prepayment of the Loans pursuant to Section 7.15 of this Agreement.

3.06Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. If any Lender or L/C Issuer requests compensation under Section 3.04, or requires the Borrowers to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or L/C Issuer shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or L/C Issuer to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or L/C Issuer. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender or L/C Issuer in connection with any such designation or assignment.

(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, has invoked the provisions of Section 3.02, or if the Borrowers are required to pay any additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a) that eliminates such increased compensation or other additional amounts, the Borrowers may replace such Lender in accordance with Section 10.13.

3.07    Designation of Lead Borrower as Borrowers’ Agent.

(a)Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining

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in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to discharge all Obligations of each of the other Borrowers.

(c)The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

3.08    Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01    Conditions of Initial Credit Extension. The obligation of the L/C Issuer and each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

(a)The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif ” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date):

(i)counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders in such number as the Agent may request;

(ii)a Note executed by the Borrowers in favor of each Lender requesting a Note;

(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and each in form and substance reasonably satisfactory to the Agent;

(iv)copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably request as to good standing in its jurisdiction of organization;

(v)a favorable opinion of Latham & Watkins LLP addressed to the Agent and each Lender on the Closing Date, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request, in form and substance reasonably satisfactory to the Agent;

(vi)a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.01 and 4.02 have been satisfied, (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties, on a Consolidated

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basis, as of the Closing Date after giving effect to the transactions contemplated hereby, (D) to the knowledge of such Responsible Officer, that all consents, licenses or approvals required in connection with the execution, delivery and performance by the Loan Parties of the Loan Documents to which they are party, if any, have been obtained and are in full force and effect; and (E) that true, correct and complete executed copies of each Separation Agreement have been furnished to the Agent, which Separation Agreements are in full force and effect;

(vii)evidence reasonably satisfactory to the Agent that all insurance required to be maintained pursuant to the Loan Documents and, subject to Section 6.11, all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii)a payoff letter from the agent under the existing revolving credit facility reasonably satisfactory in form and substance to the Agent evidencing that such loan facility has been terminated, all obligations paid in full, and all Liens securing obligations of the Loan Parties under such facility have been or concurrently with the Closing Date are being released;

(ix)subject to Section 6.16, the Security Documents and all other Loan Documents (to the extent to be executed on the Closing Date), each duly executed by the applicable Loan Parties;

(x)(A) an appraisal (based on net liquidation value) by a third party appraiser acceptable to the Agent of all Inventory of the Loan Parties, the results of which are satisfactory to the Agent, and (B) a written report regarding the results of commercial finance examinations of the Loan Parties, which shall be reasonably satisfactory to the Agent;

(xi)results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Liens permitted by Section 7.01 and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, in each case satisfactory to the Agent, are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements have been made;

(xii)(A) all documents and instruments (including Uniform Commercial Code financing statements) reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens (subject to the Intercreditor Agreement) intended to be created under the Loan Documents shall have been so filed, registered or recorded to the satisfaction of the Agent and (B) the Credit Card Notifications and Blocked Account Agreements to the extent required pursuant to Section 6.12 hereof shall have been obtained;

(xiii)the Sears Tri-Party Agreement, fully executed by the Agent, the applicable Loan Parties, SHC and certain of its Subsidiaries;

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(xiv)the Intercreditor Agreement Joinder, fully executed by Agent and Term Agent, and acknowledged by the Loan Parties; and

(xv)the Agent shall have received such other assurances, certificates, documents, consents or opinions as the Agent reasonably may require.

(b)After giving effect to the initial Credit Extensions hereunder, Availability shall be not less than $150,000,000.

(c)The Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the month ended on October 27, 2017, and executed by a Responsible Officer of each Borrower.

(d)[Reserved].

(e)The Agent shall have received and be satisfied with (i) a Borrowing Base Availability analysis prepared on a monthly basis for December 2017, January 2018 and the Fiscal Year 2018, and (ii) a detailed forecast prepared on a monthly basis for December 2017, January 2018 and the Fiscal Year 2018, and on an annual basis thereafter through the Maturity Date, which shall include Consolidated income statement, balance sheet, and statement of cash flow, in each case prepared in conformity with GAAP and consistent with the Loan Parties’ then current practices.

(f)[Reserved].

(g)All fees and expenses required to be paid to the Agent or the Arranger on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full.

(h)The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and the Agent).

(i)The Agent and the Lenders shall have received, at least four (4) Business Days prior to the Closing Date, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act requested by the Agent or Lenders seven (7) Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a LIBOR Rate Loan Notice requesting only a continuation of LIBOR Rate

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Loans) and of each L/C Issuer to issue each Letter of Credit is subject to satisfaction of the following conditions precedent:

(a)The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b)No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c)The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d)After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, Availability shall not be less than zero.

(e)In the case of any Credit Extension the proceeds of which will be used to fund a Restricted Payment, the Lead Borrower and its Restricted Subsidiaries, taken as a whole on a Consolidated basis, shall be Solvent.

Each Request for Credit Extension (other than a LIBOR Rate Loan Notice requesting only a continuation of LIBOR Rate Loans) submitted by any Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Agent, the L/C Issuer and the Lenders, but until the Required Lenders otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by any Borrower and which, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by the Agent, the L/C Issuer or any Lender of the provisions of this Article IV on any future occasion or a waiver of any rights or the Agent, the L/C Issuer or any Lender as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Agent, the L/C Issuer and the Lenders to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, the Borrowers, on behalf of each Loan Party, represent and warrant to the Agent, the L/C Issuer and the Lenders (on the Closing Date and each other date when the Loan Parties are required to bring down the representations and warranties in a Loan Document) that:

5.01      Existence, Qualification and Power. Each Loan Party (i) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or

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formation, (ii) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (1) own or lease its assets and carry on its business and (2) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (iii) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (iii), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. The Perfection Certificate sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and if applicable, its federal employer identification number.

5.02      Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) except where such conflict would not reasonably be expected to have a Material Adverse Effect, conflict with or result in any breach, termination, or contravention of, or constitute a default under (i) any Material Contract or any Material Indebtedness to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents and Liens permitted by Section 7.01); or (d) except where such violation would not reasonably be expected to have a Material Adverse Effect, violate any Law.

5.03      Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents, or (b) such as have been obtained or made and are in full force and effect.

5.04      Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05      Financial Statements; No Material Adverse Effect.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited Consolidated balance sheet of the Lead Borrower and its Subsidiaries dated July 28, 2017, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP

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consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d)To the knowledge of the Loan Parties, no Internal Control Event has occurred and is continuing that could reasonably be expected to materially impair the calculation of the Borrowing Base.

(e)The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts.

5.06      Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that (a) purport to materially adversely affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.07      Reserved.

5.08     Ownership of Property; Liens.

(a)Each of the Loan Parties has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of the Loan Parties has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets used in the conduct of its business except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)As of the Closing Date, the Perfection Certificate sets forth the address of all Real Estate (excluding Leases) that is owned by the Loan Parties. The Perfection Certificate sets forth the address of all Leases of the Loan Parties, together with the name of each lessor and its contact information with respect to each such Lease as of the Closing Date. As of the Closing Date, each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.09      Environmental Compliance.

(a)No Loan Party (i) has failed, within the preceding five (5) years, to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any

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Environmental Liability, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: none of the properties currently or formerly owned or operated by any Loan Party is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and, to the best knowledge of the Loan Parties, never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party.

(c)Except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party is undertaking, and no Loan Party has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law. All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or, to the best knowledge of the Loan Parties, formerly owned or operated by any Loan Party have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.10    Insurance. The properties of the Loan Parties are insured in accordance with Section 6.07 hereof with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks (including, without limitation, worker’s compensation, commercial general liability, insurance on real and personal property and directors and officers liability insurance) as are reasonably determined by the Lead Borrower and customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties operate. The Perfection Certificate sets forth a description of all insurance maintained by or on behalf of the Loan Parties as of the Closing Date. As of the Closing Date, each insurance policy listed in the Perfection Certificate is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11    Taxes. The Loan Parties have filed all United States Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party that would, if made, have a Material Adverse Effect. As of the Closing Date, no Loan Party or any Subsidiary thereof is a party to any tax sharing agreement other than in connection with the Separation Agreements.

5.12    ERISA Compliance.

(a)Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan and, to the knowledge of the Loan Parties, any Multiemployer Plan is in compliance with the applicable

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provisions of ERISA, the Code and other Federal or state laws, and (ii) each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Loan Parties, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b)There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan and, to the knowledge of the Loan Parties, any Multiemployer Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c)Except as would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that would reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan or Multiemployer Plan; (ii) the Lead Borrower and each ERISA Affiliate meet all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher; (iv) neither the Lead Borrower nor any ERISA Affiliate has incurred any unsatisfied liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction described in Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that would reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d)With respect to any Pension Plan under the laws of any foreign jurisdiction, none of the following events or conditions exists and is continuing that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect: (a) substantial non-compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders; (b) failure to be maintained, where required, in good standing with applicable regulatory authorities; (c) any obligation of the Lead Borrower or its Restricted Subsidiaries in connection with the termination or partial termination of, or withdrawal from, any such foreign plan; (d) any Lien on the property of the Lead Borrower or its Restricted Subsidiaries in favor of a Governmental Authority as a result of any action or inaction regarding such a foreign plan; (e) for each such foreign plan which is a funded or insured plan, failure to be funded or insured on an ongoing basis to the extent required by applicable non-U.S. law (using actuarial methods and assumptions which are consistent with the valuations last filed with the applicable Governmental Authorities); (f) any facts that, to the knowledge of the Lead Borrower or any of its Restricted Subsidiaries, exist that would reasonably be expected to give rise to a dispute and any pending or threatened disputes that, to the knowledge of the Lead Borrower or any of its Restricted Subsidiaries, would reasonably be expected to result in a material liability to the Lead Borrower or any of its Restricted Subsidiaries concerning the assets of any such foreign plan (other than individual claims for the payment of benefits); and (g) failure to make all contributions in a timely manner to the extent required by applicable non-U.S. law.

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5.13Subsidiaries; Equity Interests. As of the Closing Date, the Loan Parties have no Subsidiaries other than those disclosed in the Perfection Certificate, which sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in the Loan Parties (other than the Lead Borrower) and such Subsidiaries have been validly issued, are fully paid and non-assessable (to the extent such terms are applicable in the relevant jurisdiction) and, as of the Closing Date, are owned by the Persons specified and in the amounts specified in the Perfection Certificate free and clear of all Liens other than Liens permitted by Section 7.01. Except as set forth in the Perfection Certificate, there are no outstanding rights to purchase any Equity Interests in any Subsidiary as of the Closing Date. As of the Closing Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in the Perfection Certificate. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document as of the Closing Date, each of which was valid and in full force and effect as of the Closing Date.

5.14	Margin Regulations; Investment Company Act.

(a)~~No~~Neither any Loan Party nor any of its Subsidiaries is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying ~~margin stock (within the meaning of Regulation U issued by the FRB)~~Margin Stock, or extending credit for the purpose of purchasing or carrying ~~margin stock~~Margin Stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any ~~margin stock~~Margin Stock, for the purpose of ~~reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Credit Extensions to be considered a “purpose credit” within the meaning of Regulations~~ extending credit to others for the purpose of purchasing or carrying any Margin Stock, or for any purpose that violates the provisions of Regulation T, U, or X ~~issued by~~of the FRB. As of the Second Amendment Effective Date, the Borrowers do not own any Margin Stock.

(b)None of the Loan Parties or any Restricted Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15Disclosure. The reports, financial statements, certificates and other written information (other than projections, estimates, other forward looking information and information of a general economic or industry nature) concerning the Lead Borrower or any of the Loan Parties and the Transactions furnished by or on behalf of any Loan Party to the Agent or any Lender in connection with the Transactions and the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, do not contain any material misstatement of fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided, that, with respect to projected financial information, and pro forma financial information, estimates and other forward looking information, the Lead Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time; it being understood that such financial information as it relates to future events is not to be viewed as fact and that such projections may vary from actual results and that such variances may be material.

5.16Compliance with Laws. Each of the Loan Parties is in compliance (a) in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (ii) the failure

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to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18.

5.17Intellectual Property; Licenses, Etc. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Loan Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without, to the knowledge of the Loan Parties, conflict with the rights of any other Person or infringement upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.18Labor Matters.

Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) there are no strikes, lockouts, slowdowns or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; (ii) the hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act (where applicable) and any other applicable federal, state, local or foreign Law dealing with such matters; (iii) no Loan Party has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state Law; and (iv) all payments due from any Loan Party, or for which any claim may be made against any Loan Party, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, as of the Closing Date, no Loan Party is a party to or bound by any collective bargaining agreement. As of the Closing Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party has made a pending demand for recognition. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party which would individually or in the aggregate reasonably be expected to result in a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party is bound.

5.19	Security Documents.

(a)

The Guaranty and Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties referred to therein, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Guaranty and Security Agreement), subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the making of the filings contemplated in the Guaranty and Security Agreement and/or the obtaining of “control” (as defined in the UCC) of the Collateral under the Guaranty and Security Agreement, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Loan Parties thereunder in all Collateral that may be perfected under the UCC (in effect on the date this representation is made) by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such

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proceeds in the UCC) or by obtaining control, in each case prior and superior in right to any other Person (other than Permitted Encumbrances).

5.20	Solvency.

As of the Closing Date, and after giving effect to the Transactions, the Lead Borrower and its Restricted Subsidiaries, taken as a whole on a Consolidated basis, are Solvent.

5.21	Deposit Accounts; Credit Card Arrangements.

(a)The Perfection Certificate sets forth a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b)The Perfection Certificate sets forth all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22Brokers. No Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection with the entry into this Agreement, other than as set forth in the Fee Letter.

5.23Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any adverse modification or change in the business relationship of any Loan Party with any supplier that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.24Material Contracts. The Loan Parties have delivered to the Agent true, correct and complete copies of the Material Contracts, as in effect on the Closing Date. As of the Closing Date, the Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of material default under, or of the intention of any other party thereto to terminate, any Material Contract. Following the Closing Date, except as would not reasonably be expected to result in a Material Adverse Effect, the Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of material default under, or of the intention of any other party thereto to terminate, any Material Contract.

5.25Casualty. Since the date of the Audited Financial Statements, the businesses and properties of the Loan Parties and their Restricted Subsidiaries, considered as a whole, have not been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty event (whether or not covered by insurance) that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

5.26OFAC/Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party nor any of its Subsidiaries nor, to the knowledge of such Loan Party, any director, officer, employee, agent or Affiliate of such Loan Party or such Subsidiary (a) is a Sanctioned Person or a Sanctioned Entity, (b) has any assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. Each of the Loan Parties and its Subsidiaries has implemented

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and maintains in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with the applicable ~~anti-corruption~~ Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries, and to the knowledge of each such Loan Party, each director, officer, employee, agent and Affiliate of each such Loan Party and each such Subsidiary, is in compliance with the applicable ~~anti-corruption Laws~~Sanctions and, in all material respects, Anti-Corruption Laws and Anti-Money Laundering Laws. No proceeds of any loan made or Letter of Credit issued hereunder will be used, directly or, to the knowledge of any Loan Party after due care and inquiry, indirectly, to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, or otherwise used in any manner that would result in a violation of any applicable ~~sanction~~Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws by any Person (including any Credit Party or other individual or entity participating in any transaction).

5.27      Patriot Act.

To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001, as amended) (the “Patriot Act”).

5.28      Swap Contracts.

On each date that any Swap Contract is executed by any Provider, each Loan Party satisfies all eligibility, suitability and other requirements under the Commodity Exchange Act and the Commodity Futures Trading Commission regulations.

ARTICLE VI
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (except to the extent otherwise contemplated by Section 1.02(c)), or any Letter of Credit shall remain outstanding (except to the extent otherwise contemplated by Section 1.02(c)), the Lead Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each of its Restricted Subsidiaries to:

6.01Financial Statements. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a)as soon as available, but in any event within 95 days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended February 2, 2018), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably

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acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit other than any such qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement, the Term ~~Loan~~ Facility or any other Indebtedness occurring within one year from the time such report is delivered;

(b)as soon as available, but in any event within 50 days after the end of Fiscal Quarter of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Quarter ended February 2, 2018), a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related consolidated statements of income or operations, Shareholders’ Equity, cash flows and borrowing base availability for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding Fiscal Quarter of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity, cash flows and borrowing base availability of the Lead Borrower and its Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(c)as soon as available, but in any event within 30 days after the end of each fiscal month (commencing with the fiscal month ended November 24, 2017) during which Availability is, at any time, less than the greater of (i) $131,250,000 and (ii) eighty percent (80%) of the Loan Cap, a Consolidated balance sheet of the Lead Borrower and its Subsidiaries as at the end of such month, and the related Consolidated statements of income or operations, Shareholders’ Equity, cash flows and borrowing base availability for such month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) the corresponding month of the previous Fiscal Year and (B) the corresponding portion of the previous Fiscal Year, all in reasonable detail, such Consolidated statements to be certified by a Responsible Officer of the Lead Borrower as, to its knowledge, fairly presenting the financial condition, results of operations, Shareholders’ Equity, cash flows and borrowing base availability of the Lead Borrower and its Subsidiaries as of the end of such month in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;

(d)as soon as available, but in any event no more than 60 days after the end of each Fiscal Year of the Lead Borrower (commencing with the Fiscal Year ended February 2, 2018), forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Agent, consisting of a projected balance sheet, income statement, cash flows and Availability on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs);

(e)simultaneously with the delivery of each set of Consolidated financial statements pursuant to Section 6.01(a), (b) and (c) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such Consolidated financial statements in reasonable detail (it being understood that full financial statements for any applicable Unrestricted Subsidiaries shall not be required).

6.02	Certificates; Other Information. Deliver to the Agent:

(a)concurrently with the delivery of the financial statements referred to in Sections 6.01(a) (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer of Lead Borrower, and in

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the event of any change in generally accepted accounting principles used in the preparation of such financial statements, a statement of reconciliation conforming such financial statements to GAAP;

(b)within ten (10) Business Days after the end of each fiscal month, a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of each Borrower; provided that at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Friday of each week (or, if Friday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Friday (it being understood that any weekly Borrowing Base Certificate shall constitute the results of rolled forward information regarding Eligible Inventory and other items, as applicable);

(c)promptly upon receipt, copies of any report submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by its Registered Public Accounting Firm in connection with any Internal Control Event or any other event that would reasonably be expected, individually or in the aggregate with other events, to result in a Material Adverse Effect;

(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange;

(e)the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(f)promptly upon renewal or replacement thereof, certificates and, in the case of replacement, endorsements evidencing insurance renewals as required under Section 6.07 hereof;

(g)(i) promptly after the Agent’s reasonable request therefor, copies of all documents evidencing Material Indebtedness, (ii) promptly after receipt thereof by any Loan Party, copies of all notices (other than notices delivered in the ordinary course) received from SHC and its Subsidiaries in respect of the Material Contracts, and (iii) prompt notice of any transaction or series of transactions which are part of a common plan whereby 25% or more of the number of LE Shops (as defined in the Separation Agreement referenced in clause (b) of the definition thereof) in existence on the Closing Date operated by the Loan Parties under the Separation Agreements referenced in clauses (c) and (j) of the definition thereof immediately prior to such closings are closed;

(h)Concurrently with the delivery of the financial statements referred to in Section 6.01(a), a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify; and

(i)promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Agent (on its own behalf or on behalf of any Lender) may from time to time reasonably request.

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Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered by electronic mail or by posting to a website and, if so delivered by posting to a website, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Borrowers’ website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent and including, without limitation, the website of the SEC). The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or the Arranger will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that so long as any Loan Party is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, the Arranger, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of the Securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03     Notices. Promptly notify the Agent upon obtaining knowledge:

(a)of the occurrence of any Default or Event of Default;

(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect,

(c)of any breach or non-performance of, or any default under, a Material Contract or with respect to Material Indebtedness (including, without limitation, the Term Facility) of any Loan Party or any Restricted Subsidiary thereof, in each case, to the extent such breach, non-performance or default is material or would otherwise give the other party to such Material Contract or Material Indebtedness the right to terminate such agreement;

(d)of receipt by any Loan Party or any Restricted Subsidiary thereof of a notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding

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financial or other operational results of any Loan Party or any Restricted Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect;

(e)of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case which would be reasonably expected to result in a Material Adverse Effect;

(f)of the occurrence of any ERISA Event;

(g)of any material change in accounting policies or financial reporting practices by any Loan Party or any Restricted Subsidiary thereof;

(h)of any change in the Lead Borrower’s senior executive officers (which notice may be accomplished by the filing of a Form 8-K in connection with such change);

(i)of the discharge by the Lead Borrower of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm (which notice may be accomplished by the filing of a Form 8-K in connection with such discharge, withdrawal or resignation);

(j)of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $5,000,000;

(k)of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any interest in a material portion of the Collateral under power of eminent domain or by condemnation or similar proceeding or if any material portion of the Collateral is damaged or destroyed;

(l)of any failure by any Loan Party to pay rent when due at any of the Loan Parties’ distribution centers or warehouses; ~~and~~

(m)promptly after the Agent’s or any Lender’s request therefor, such information as requested  pursuant to Section 10.17; and

(n)~~(m)~~ any material changes in the payment of credit card proceeds or any other payments from any Credit Card Issuer or Credit Card Processor to any Loan Party outside the ordinary course of business (including, without limitation, any material changes to holdbacks, chargebacks or other any setoff rights asserted by any Credit Card Issuer or Credit Card Processor against any Loan Party).

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

6.04     Payment of Obligations. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property (ii) all payments required to be made to any Pension Plan, and (iii) all lawful claims that, if unpaid, might by law become a Lien upon its property and any other obligations and liabilities; provided that neither the Lead Borrower, nor any of its Subsidiaries, shall be required to pay or discharge any such tax, assessment, charge or claim (x) that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its

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property and becomes enforceable against its other creditors or (y) if such non-payments, either individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.

6.05      Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect.

6.06     Maintenance of Properties. Except, in each case, where the failure to do so would not reasonably be expected to have a Material Adverse Effect: (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof.

6.07     Maintenance of Insurance. ii) Maintain or cause to be maintained with financially sound and reputable insurance companies and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.

(a)~~(b)~~ Maintain for themselves and their Restricted Subsidiaries, a Directors and Officers insurance policy, and, in respect of the Loan Parties, a “Blanket Crime” policy or in respect of any other Restricted Subsidiary an equivalent policy in the relevant jurisdiction, in each case with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(b)~~(c)~~ Cause marine cargo, fire and extended coverage policies maintained with respect to any ABL Priority Collateral to be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent and (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer.

(c)~~(d)~~ Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(d)~~(e)~~ Cause business interruption policies, if any, to name the Agent as a loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, and (ii) a provision to the effect that none of the Loan Parties, the Agent, the Agent or any other party shall be a co-insurer.

(e)~~(f)~~ Use commercially reasonable efforts to cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or non-renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent

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(giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(f)~~(g)~~ Deliver to the Agent, prior to the cancellation or non-renewal of any such policy of insurance, evidence of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder), together with evidence reasonably satisfactory to the Agent of payment of the premium therefor.

6.08Compliance with Laws. Comply (a) in all material respects with the requirements of all Laws (including all Environmental Laws) and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP; and (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18.

6.09	Books and Records; Accountants.

(a)Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties or such Restricted Subsidiary, as the case may be; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Restricted Subsidiary, as the case may be.

(b)at all times retain a Registered Public Accounting Firm and, on request of the Agent, instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10	Inspection Rights.

(a)Permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, the insurance policies maintained by or on behalf of the Loan Parties and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Lead Borrower; provided, that, so long as no Default or Event of Default shall have occurred and be continuing, the Agent shall be limited to one (1) such visit at the Loan Parties’ expense in any Fiscal Year; provided, however, that when a Default or an Event of Default exists the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b)Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations, including, without limitation, of (i) the Borrowers’ practices in the computation of the Borrowing Base (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows. The Loan Parties shall

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pay the reasonable fees and expenses of the Agent and such professionals for one (1) commercial finance examination during each twelve month period, provided that if Availability is less than the greater of 22.5% of the Loan Cap or $35,000,000, the Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals for up to two (2) commercial finance examinations in any twelve month period. Notwithstanding the foregoing, the Agent may cause additional commercial finance examinations to be undertaken (i) as it in its discretion deems necessary or appropriate, at the Credit Parties’ expense or, (ii) if required by law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c)Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the ABL Priority Collateral, including, without limitation, the assets included in the Borrowing Base. The Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals for one (1) appraisal during each twelve month period, provided that if Availability is less than the greater of 22.5% of the Loan Cap or $35,000,000, the Loan Parties shall pay the reasonable fees and expenses of the Agent and such professionals for up to two (2) appraisals in any twelve month period. Notwithstanding the foregoing, the Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at the Credit Parties’ expense or, (ii) if required by law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

6.11Additional Loan Parties. Promptly notify the Agent at the time that any Person becomes a Subsidiary or any Person that is an Unrestricted Subsidiary becomes a Restricted Subsidiary, and cause any such Person that is a wholly-owned Domestic Subsidiary of the Lead Borrower that is a Restricted Subsidiary (other than a Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary or a Domestic Subsidiary that owns (directly or indirectly) no material assets other than debt or Equity Interests in one or more Foreign Subsidiaries) to (a) promptly thereafter (and in any event within fifteen (15) Business Days of such Person becoming a Subsidiary or a Restricted Subsidiary, as the case may be, or such later date as the Agent may agree), (i) become a Loan Party (including, if acceptable to the Agent, an additional borrower) by executing and delivering to the Agent a Joinder Agreement or such other documents as the Agent shall reasonably deem appropriate for such purpose, (ii) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations and take such actions as may be required under the Security Documents to perfect such Lien, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a); and (b) if reasonably requested by the Agent, deliver customary opinions of counsel to such Person in connection with the foregoing clause (a) in form, content and scope reasonably satisfactory to the Agent; provided that, for the avoidance of doubt, in no event shall any Subsidiary that is not a Domestic Subsidiary be required to guarantee or provide Collateral to secure any Obligations. In no event shall compliance with this Section 6.11 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or permit the inclusion of any acquired assets in the computation of the Borrowing Base until such time as the Agent has conducted its diligence with respect thereto.

6.12	Cash Management.

(a)(i) On the Closing Date (as such time period may be extended by the Agent in its sole discretion), deliver to the Agent copies of notifications in the form of Exhibit G hereto (each, a “Credit Card Notification”), or otherwise reasonably satisfactory in form and substance to the Agent which have been executed by the applicable Loan Parties and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed in the Perfection Certificate, and (ii) other than with respect to Bank of Montreal (which shall be delivered on the Closing Date), on or prior to the date that is sixty (60) days following the

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Closing Date (as such time period may be extended by the Agent in its sole discretion), enter into a Blocked Account Agreement with each Blocked Account Bank set forth on Schedule 6.12.

(b)Cause the ACH or wire transfer no less frequently than daily, or, so long as no Cash Dominion Event has occurred and is continuing, as to the DDAs identified as “Inlet Accounts” on the Perfection Certificate, monthly (provided that the Loan Parties shall not maintain an amount greater than $1,000,000 in the aggregate with respect to such Inlet Accounts at any time outstanding), and as to additional DDAs that are not Blocked Accounts, weekly (provided that the Loan Parties shall not maintain an amount greater than $50,000 in the aggregate at any time in such additional DDAs that are not Blocked Accounts) (and in each case, whether or not there are then any outstanding Obligations) to a Blocked Account all amounts on deposit in each DDA net of any minimum balance as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained) and all payments received from all Credit Card Issuers and Credit Card Processors and from SHC and its Subsidiaries pursuant to the Separation Agreements.

(c)After the occurrence and during the continuance of a Cash Dominion Event, subject to the Intercreditor Agreement with respect to Term Loan Priority Accounts (as defined therein), upon the request from the Agent, cause the ACH or wire transfer to the collection account maintained by the Agent at Wells Fargo or with another financial institution acceptable to the Agent in its sole discretion (the “Collection Account”), no less frequently than daily (and whether or not there are then any outstanding Obligations), all cash receipts and collections from all sources, including, without limitation, the following:

(i)all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii)all proceeds of collections of Accounts;

(iii)all net proceeds received by a Loan Party from any Person or from any source or on account of any Disposition of ABL Priority Collateral;

(iv)the then contents of each DDA (other than, so long as the Term Facility is in effect, Term Loan Priority Accounts) (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained); and

(v)the then entire ledger balance of each Blocked Account (net of any minimum balance, not to exceed $50,000.00, as may be required to be kept in the subject Blocked Account by the Blocked Account Bank);

All funds in each DDA and each Blocked Account shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA or Blocked Account.

(d)Each Collection Account shall at all times during the continuance of a Cash Dominion Event be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) during the continuance of a Cash Dominion Event, the Loan Parties have no right of withdrawal from the Collection Accounts, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations, and (iii) during the continuance of a Cash Dominion Event, (A) unless

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the Obligations have been accelerated pursuant to Section 8.02 hereof, the funds on deposit in the Collection Account shall be applied to the Obligations as provided in Section 2.05I hereof, and (B) if the Obligations have been accelerated pursuant to Section 8.02 hereof, the funds on deposit in the Collection Accounts shall be applied to the Obligations as provided in Section 8.03 hereof. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections while a Cash Dominion Event exists, such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

(e)Upon entering into any agreements with any new Credit Card Issuer or Credit Card Processor (or no later than such later date as may be agreed to by the Agent), the Loan Parties shall deliver to the Agent a Credit Card Notification as set forth in Section 6.12(a) hereof with respect to such agreement.

(f)The Agent agrees that (1) it shall (i) not direct any Credit Card Issuer or Credit Card Processor to transfer any proceeds pursuant to any Credit Card Notification unless a Cash Dominion Event has occurred and is continuing and (ii) upon the termination of a Cash Dominion Event, if the Agent has previously delivered a notice to such person to modify the transfer of funds, direct the applicable Credit Card Issuer or Credit Card Processor to transfer any proceeds to the DDA immediately prior to the Cash Dominion Event (or such other DDA as the Lead Borrower directs) and (2) if any Loan Party shall so request, unless a Cash Dominion Event has occurred and is continuing, the Agent shall countersign any notification, request, order or direction from such Loan Party to any Credit Card Issuer or Credit Card Processor directing payments from such Credit Card Issuer or Credit Card Processor to be made to a new or different DDA, provided such DDA is a Blocked Account.

(g)Upon the request of the Agent, cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Blocked Account to ensure the proper transfer of funds as set forth above.

6.13	Information Regarding the Collateral.

Furnish to the Agent at least seven (7) Business Days’ prior written notice of any change in: (i) any Loan Party’s name; (ii) the location of any Loan Party’s chief executive office, registered office, its principal place of business, any office in which it maintains books or records relating to ABL Priority Collateral (including the establishment of any such new office); (iii) any Loan Party’s organizational structure or  jurisdiction of incorporation or formation; or (iv) any  Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization or incorporation.

6.14	Physical Inventories.

(a)Cause one physical inventory to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts, in each case consistent with past practices, conducted by such inventory takers as are reasonably satisfactory to the Agent and following such methodology as is consistent with past practice or as otherwise may be reasonably satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within 45 days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as

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of any other physical inventory or cycle counts undertaken by a Loan Party) and shall post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b)Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent reasonably requests (each, at the expense of the Loan Parties).

6.15	Designation of Subsidiaries.

The board of directors of the Lead Borrower may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Payment Conditions shall have been satisfied (and, as a condition precedent to the effectiveness of any such designation, the Lead Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction thereof), (iii) no Borrower may be designated as an Unrestricted Subsidiary, (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” for the purpose of the Term Facility or any other Indebtedness of any Loan Party that contemplates “unrestricted” subsidiaries, (v) no Unrestricted Subsidiary shall own any Equity Interests in the Loan Parties or their Restricted Subsidiaries, (vi) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, the Loan Parties and their Restricted Subsidiaries, (vii) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to the Loan Parties and their Restricted Subsidiaries with respect to such Indebtedness, and (vii) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with the Loan Parties and their Restricted Subsidiaries that would not be permitted by Section 7.09. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Lead Borrower and its Restricted Subsidiaries therein at the date of designation in an amount equal to the fair market value as determined by the Lead Borrower in good faith of the Lead Borrower’s or Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time and a return on any Investment by the Lead Borrower and its Restricted Subsidiaries in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value as determined by the Lead Borrower in good faith at the date of such designation of the Lead Borrower’s or its Restricted Subsidiary’s (as applicable) Investment in such Subsidiary.

6.16	Further Assurances.

(a)Take the actions specified in Schedule 6.16 as promptly as reasonably practicable, and in any event within the periods after the Closing Date specified in Schedule 6.16 (as such time periods may be extended by the Agent in its sole discretion). The provisions of Schedule 6.16 shall be deemed incorporated by reference herein as fully as if set forth herein in their entirety.

(b)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties; provided, notwithstanding any other provision hereof or in any Loan Document, the Loan Parties shall not be required to take any action with respect to Real Estate, including without limitation in respect of Mortgages, title insurance, surveys and other matters.

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(c)If any material assets of the type which constitute Collateral under the Security Documents are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected Lien under the Security Documents upon acquisition thereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a Lien securing the Obligations and will take such actions as shall be necessary or shall be reasonably requested by the Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. In no event shall compliance with this Section 6.16(b) waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.16(b) if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(d)Upon the reasonable request of the Agent, use commercially reasonable efforts to cause each of its customs brokers, freight forwarders, consolidators and/or carriers having possession of any ABL Priority Collateral of any material amount (average daily fair market value in excess of $1,000,000) to deliver an agreement to the Agent covering such matters and in such form as the Agent may reasonably require.

6.17	Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, and except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Subsidiaries is a party, to the extent necessary to keep such Leases in full force and effect (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Subsidiaries to do the foregoing.

6.18Material Contracts. Except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it to the extent required to maintain each such Material Contract in full force and effect and enforce each such Material Contract in accordance with its terms.

6.19     OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws.

Each Loan Party will, and will cause each of its Subsidiaries to comply with all applicable Sanctions, and, in all material respects, with Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Loan Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed to ensure compliance by the Loan Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.

ARTICLE VII NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (except to the extent otherwise contemplated under Section 1.02(c)), or any Letter of Credit shall remain outstanding (except to the extent otherwise contemplated by

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Section 1.02(c)), Lead Borrower shall not, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly:

7.01Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, other than Permitted Encumbrances.

7.02Investments. Make any Investments, except Permitted Investments.

7.03Indebtedness.

Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness.

7.04Fundamental Changes. Merge, dissolve, liquidate or consolidate with or into another Person, except that:

(a)any Subsidiary which is not a Loan Party may merge or consolidate with (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person or the non-Loan Party surviving such merger shall execute such documentation as the Agent may reasonably request to confirm its assumption of the obligations of such Loan Party under the Loan Documents, or (ii) any one or more other Restricted Subsidiaries which are not Loan Parties, provided that when any Restricted Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be a Restricted Subsidiary;

(b)any Loan Party may merge into or consolidate with another Loan Party, provided that in any merger involving a Borrower, a Borrower shall be the continuing or surviving Person;

(c)in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of a Loan Party and such Person shall become a Loan Party to the extent required in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person or the Person surviving such merger shall execute such documentation as the Agent may reasonably request to confirm its assumption of the obligations of such Loan Party under the Loan Documents;

(d)any Restricted Subsidiary may liquidate or dissolve into its parent entity to the extent the Lead Borrower reasonably determines that the continued existence of such Subsidiary is no longer in the best interests of the Lead Borrower and its Restricted Subsidiaries; and

(e)so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect thereto, in connection with a Permitted Disposition of a Restricted Subsidiary, such Subsidiary may merge or consolidate into any Person that is not a Subsidiary.

7.05Dispositions. Make any Disposition, except Permitted Dispositions.

7.06Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except the following:

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(a)each Restricted Subsidiary of a Loan Party may make Restricted Payments to the holder of its Equity Interests, provided that any such Restricted Payment to a Person that is not a Loan Party shall not exceed such Person’s ratable share of the Restricted Payments so made;

(b)the Loan Parties and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other Equity Interests of such Person, other than Disqualified Stock;

(c)if and for so long as the Lead Borrower is a member of a group filing a consolidated or combined Tax return with any parent entity, Lead Borrower may pay to any parent entity amounts to fund any income Taxes for which such parent entity is liable up to an amount not to exceed the amount of any such Taxes that the Borrower and its Subsidiaries would have been required to pay on a separate company basis or on a consolidated basis (provided that payments with respect to any Taxes attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid with respect to such period by such Unrestricted Subsidiary to the Lead Borrower or its Restricted Subsidiaries for the purposes of paying such consolidated or combined income Taxes);

(d)the Lead Borrower or any Restricted Subsidiary may pay (or make Restricted Payments to allow any direct or indirect parent thereof to pay) for the repurchase, retirement or other acquisition or retirement for value of Equity Interests of it or any direct or indirect parent thereof held by any future, present or former employee, director, manager, officer or consultant (or any Affiliates, spouses, former spouses, other immediate family members, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing) of the Lead Borrower (or any direct or indirect parent of the Lead Borrower) or any of its Subsidiaries pursuant to any employee, management, director or manager equity plan, employee, management, director or manager stock option plan or any other employee, management, director or manager benefit plan or any agreement (including any stock subscription or shareholder agreement) with any employee, director, manager, officer or consultant of the Lead Borrower or any Subsidiary; provided that such payments do not exceed $2,000,000 in any calendar year, provided that any unused portion of the preceding basket for any calendar year may be carried forward to succeeding calendar years, so long as the aggregate amount of all Restricted Payments made pursuant to this Section 7.06(d) in any calendar year (after giving effect to such carry forward) shall not exceed $5,000,000; provided further that cancellation of Indebtedness owing to the Lead Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries from members of management of the Lead Borrower, any of the Lead Borrower’s direct or indirect parent companies or any of the Lead Borrower’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of any of the Lead Borrower’s direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of this Agreement;

(e)the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Lead Borrower in exchange for, or out of the proceeds of the substantially concurrent issuance or sale (other than to a Restricted Subsidiary or to an employee stock ownership plan) of Equity Interests of the Lead Borrower (other than Disqualified Stock);

(f)repurchases of Equity Interests deemed to occur (i) upon exercise of stock options, stock appreciation rights or warrants if such Equity Interests represent a portion of the exercise price of such options, stock appreciation rights or warrants or (ii) for purposes of satisfying any required tax withholding obligation upon the exercise or vesting of a grant or award that was granted or awarded to an employee or director;

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(g)the repurchase, redemption or other acquisition for value of Equity Interests of the Lead Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Lead Borrower or its Subsidiaries, in each case, permitted under this Agreement;

(h)so long as clauses (a) and (b)(x)(i) of the Payment Conditions are satisfied, other Restricted Payments, in cash or in kind, not to exceed $25,000,000 in the aggregate (minus any amounts used for prepayments of Permitted Indebtedness under Section 7.07(b)(y)); and

(i)if the Payment Conditions are satisfied, the Lead Borrower may make other Restricted Payments, including, without limitation, (i) the purchase, redemption or otherwise acquisition of Equity Interests issued by it and (ii) declaration of dividends to its stockholders in cash or in kind.

7.07Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof, or, as applicable, the time of any otherwise applicable mandatory payment thereof in accordance with the terms thereof (including as a result of the Permitted Disposition of any collateral therefor) (it being understood that payments of regularly scheduled principal and interest and mandatory prepayments of principal and interest shall be permitted), in any manner any (1) Subordinated Indebtedness or any other Indebtedness secured by a Lien that is junior in priority to the Lien securing the Obligations or is unsecured, or (2) any Material Indebtedness (including, without limitation, the Term Loan Obligations), except (a) so long as no Change of Control would result therefrom, the conversion (or exchange) of any Indebtedness to, or the payment of any Indebtedness from the proceeds of the issuance of, Equity Interests, (b) voluntary prepayments, repurchases, redemptions or defeasances of Permitted Indebtedness in an amount equal to the sum of (x) $10,000,000 per year so long as no Event of Default has occurred or would result therefrom, (y) any unused amounts under Section 7.06(h), and (z) in unlimited amounts provided the Payment Conditions are then satisfied, (c) payment or prepayment of Indebtedness owed to (x) the Lead Borrower or any Restricted Subsidiary that is a Loan Party or (y) any other Restricted Subsidiary so long as in the case of this clause (y) either (1) such payment or prepayment is of Indebtedness having a term not in excess of sixty (60) days, (2) such payment is made by a Restricted Subsidiary that is not a Loan Party or (3) after giving effect to such payment or prepayment, clauses (a) and (b)(x)(i) of the Payment Conditions will be satisfied, (d) prepayment of Permitted Indebtedness of the type set forth in clause (c) of the definition thereof, (e) prepayment of Permitted Indebtedness of the type set forth in clause (g) of the definition thereof, so long as such prepayment is made within ninety (90) days following the date of the consummation of the applicable Permitted Acquisition, and (f) Permitted Refinancings of any such Indebtedness; provided that any payments or prepayments of Subordinated Debt hereunder shall be made in accordance with the subordination terms applicable thereto.

7.08Change in Nature of Business. Engage in any line of business substantially different from the business conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date or any business reasonably related, incidental, ancillary, or complementary to, or a reasonable extension, development or expansion of, the businesses conducted or proposed to be conducted by the Loan Parties and their Restricted Subsidiaries on the Closing Date.

7.09Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s

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length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to

(a)(i) transactions between or among the Loan Parties and (ii) transactions between or among Restricted Subsidiaries that are not Loan Parties,

(b)transactions described in the Separation Agreements,

(c)transactions described in the Lead Borrower’s Form 10 under the Section titled “Certain Relationships and Related Party Transactions”,

(d)advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees,

(e)the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Restricted Subsidiaries,

(f)the provision of ordinary course administrative services to the Subsidiaries that are not Loan Parties,

(g)Restricted Payments otherwise permitted under this Agreement,

(h)as long as no Change of Control results therefrom, any issuances of securities of the Lead Borrower (other than Disqualified Stock) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in the Lead Borrower) of the Lead Borrower or any of its Restricted Subsidiaries,

(i)payments by Lead Borrower or any of its Loan Parties pursuant to tax sharing agreements among the Lead Borrower and any of its Subsidiaries that are Loan Parties on customary terms that require each party to make payments when such taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party;

(j)intercompany transactions undertaken in good faith (as determined by a Responsible Officer of the Lead Borrower in good faith) for the purpose of improving the consolidated tax efficiency of the Lead Borrower and its Subsidiaries and not for the purpose of circumventing any covenant set forth herein and not materially adverse to the interests of any Credit Party;

(k)payments to and from and transactions with any joint venture in the ordinary course of business; provided such joint venture is not controlled by an Affiliate (other than a Restricted Subsidiary) of the Lead Borrower;

(l)the existence of, or the performance by the Loan Parties or any Restricted Subsidiary of, the obligations under the terms of any agreement to which it is a party as of the Closing Date, as set forth on Schedule 7.09;

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(m)(i) any transaction or series of related transactions involving one or more payments by the Lead Borrower or its Restricted Subsidiaries of less than $1,000,000 in the aggregate; and (ii) additional transactions between or among Loan Parties and Restricted Subsidiaries that are not Loan Parties entered into in the ordinary course of business for cash management or operational purposes, so long as the aggregate value of all payments made, services provided, or other value given, by the Loan Parties to any Restricted Subsidiaries that are not Loan Parties is less than $5,000,000 in the aggregate; and

(n)guarantees by the Loan Parties of operating leases of Restricted Subsidiaries in the ordinary course of business; and

(o)transactions (i) in which the Lead Borrower or any of its Subsidiaries, as the case may be, delivers to the Agent a letter from an independent financial advisor stating that such transaction is fair to the Parent or such Subsidiary from a financial point of view or (ii) approved by a majority of the Disinterested Directors of the board of directors of the Lead Borrower or such Subsidiary, as applicable.

7.10Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Material Contracts as in effect on the Closing Date, the Term Credit Agreement or any other Term Loan Document) that limits the ability (a) of any Restricted Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party, (b) of any Restricted Subsidiary which is a wholly owned Domestic Subsidiary to Guarantee the Obligations in accordance with the terms hereof or (c) of the Loan Parties or any Restricted Subsidiary which is a wholly owned Domestic Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent, in each case, except for encumbrances and restrictions under Contractual Obligations existing under or by reason of (i) this Agreement, the Term Credit Agreement, the other Loan Documents, the other Term Loan Documents and the documents governing the Other Liabilities; (ii) any restrictions with respect to a Borrower or Restricted Subsidiary imposed pursuant to (A) an agreement that has been entered into in connection with the disposition of all or any portion of the equity interests or assets of such Borrower or Restricted Subsidiary or (B) contracts for the sale of assets that impose restrictions solely on the assets to be sold; (iii) the provisions contained in any Permitted Indebtedness (and in any refinancing of such indebtedness so long as no more restrictive than those contained in the respective Indebtedness so refinanced); (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Borrower or a Restricted Subsidiary of any Borrower entered into in the ordinary course of business and customary provisions contained in other leases, sub-leases, licenses or sub-licenses and other agreements, in each case, entered into in the ordinary course of business; (v) customary provisions restricting assignment of any contract entered into by any Borrower or any Restricted Subsidiary of any Borrower in the ordinary course of business; (vi) any agreement or instrument of a Person acquired as permitted hereunder, which restriction is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective acquisition; (vii) customary provisions restricting the assignment of licensing agreements, management agreements or franchise agreements entered into by any Borrower or any of its Subsidiaries in the ordinary course of business; (viii) restrictions on the transfer of assets securing purchase money obligations and capitalized lease obligations which are permitted hereunder; (ix) customary net worth provisions contained in real property leases entered into by Subsidiaries of any Borrower, so long as the Lead Borrower has determined in good faith that such net worth provisions could not reasonably be expected to impair the ability of the Borrowers and their Restricted Subsidiaries to meet their ongoing obligations, (x) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and (xi) customary provisions

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in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture.

7.11Use of Proceeds. Use the proceeds of any Credit Extension, whether immediately, incidentally or ultimately, (a) to purchase or carry ~~margin stock (within the meaning of Regulation U of the FRB)~~Margin Stock or to extend credit to others for the purpose of purchasing or carrying ~~margin stock or to refund Indebtedness originally incurred for such purpose, (b) in violation of Sections 5.26, 10.17 or 10.18, or (c) for any purposes other than (i) the acquisition of working capital assets in the ordinary course of business, (ii) to finance Capital Expenditures of the Loan Parties, (iii) the refinancing of the Existing ABL Facility, and (iv) for general corporate purposes (including, for the avoidance of doubt, to finance Permitted Acquisitions), in each case to the extent~~any such Margin Stock or extending credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the FRB; (b) to directly or to the knowledge of any Loan Party after due care and inquiry, indirectly make any payments to a Sanctioned Entity or a Sanctioned Person, to finance any investments in a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, or in any other manner that would result in a violation of Sanctions by any Person; (c) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Sanctions, Anti-Corruption Laws or Anti-Money Laundering Laws; or (d) for purposes other than those permitted under ~~Law and the Loan Documents~~this Agreement.

7.12	Amendment of Organization Documents and Material Indebtedness.

Amend, modify or waive any of a Loan Party’s rights under (a) its Organization Documents in a manner materially adverse to the Agent and the Lenders, or (b) any Material Indebtedness if such amendment, modification or waiver would be in violation of any intercreditor agreement among the Agent and the holder of such Material Indebtedness (including, without limitation, the Intercreditor Agreement).

7.13	Fiscal Year; Accounting Policies.

(a)Change the Fiscal Year of any Loan Party, except as required by GAAP or to coincide with the calendar year; provided, however, that the Lead Borrower may, upon written notice to the Agent, change its Fiscal Year to any other fiscal year reasonably acceptable to the Agent, in which case the Lead Borrower and the Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in Fiscal Year.

(b)Change the accounting policies or reporting practices of the Loan Parties relating to calculation of the Borrowing Base except upon thirty (30) days prior notice to the Agent, upon which Agent may impose Reserves relating thereto as determined in its Permitted Discretion.

7.14	Financial Covenant.

Consolidated Fixed Charge Coverage Ratio. During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated on a trailing twelve month basis,

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to be less than 1.0:1.0, commencing with the month ending immediately preceding the date on which a Covenant Compliance Event first occurred.

7.15     Maintenance of Cash. If, at the end of any Business Day, the outstanding Loans are equal to or greater than $125,000,000, no Loan Party shall have or otherwise maintain cash or Permitted Cash Equivalents in its DDAs and other bank accounts, securities accounts and investment accounts as of the end of any such Business Day in excess of $75,000,000 (excluding, in each case, the amount of (i) any Restricted Cash plus (ii) any cash or Permitted Cash Equivalents held in any Excluded Accounts); provided that there shall be no breach of this Section 7.15 as a result of such excess so long as the Lead Borrower shall promptly (but in any event within ten (10) Business Days following such breach), either (A) repay the Loans or (B) use such cash or Permitted Cash Equivalents in a manner not prohibited by this Agreement, in each case, in an aggregate amount required to bring the Loan Parties back in compliance with this Section 7.15; provided, further, until such time as the Borrowers comply with the requirements set forth in the immediately preceding proviso, the Lenders shall be under no obligation to make any additional Loans or otherwise extend financial accommodations to the Loan Parties.

7.16   Margin Stock. Own any Margin Stock, unless prior to any Loan Party or any of its Subsidiaries acquiring any Margin Stock, Borrowers shall have delivered to the Agent a completed Form U-1 (with sufficient additional originals thereof for each Lender), duly executed and delivered by the applicable Borrowers, together with such other documentation as the Agent shall reasonably request, in order to enable the Agent and the Lenders to comply with any of the requirements under Regulations T, U or X of the FRB.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01      Events of Default.  Any of the following shall constitute an Event of Default:

(a)Non-Payment. The Borrowers or any other Loan Party fails to pay (i) when and as required to be paid, any amount of principal of, any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, or (ii) within three (3) days after the same is due, any amount of interest due on any Loan or any L/C Obligation, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.01 (other than clauses (a) and (b) thereof), 6.02(b), 6.03(a), 6.05,

6.07 (with respect to property of the type included in the Borrowing Base), 6.10, or 6.12 or Article VII; or

(c)Other Defaults. Any Loan Party fails to perform or observe (i) any term, covenant or agreement contained in any of Sections 6.03(b), (j) or (k) and such failure continues for fifteen (15) days; or (ii) any other covenant or agreement (not specified in subsection (a), (b) or (c)(i) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or

(d)Representations and Warranties. Any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) or in completing any request for a borrowing under the Portal (as and to the extent such representations and warranties or other certifications made under the Portal are required to be made in

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accordance with Sections 4.01 and 4.02 of this Agreement), shall be incorrect in any material respect when made or deemed made (or, in the case of any representation and warranty qualified by materiality, in any respect when made or deemed made); or

(e)Cross-Default. Any Loan Party (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), become payable or cash collateral in respect thereof to be demanded prior to its stated maturity; or

(f)Insolvency Proceedings, Etc. Any Loan Party or any Restricted Subsidiary thereof (except to the extent the aggregate assets or revenue of all Restricted Subsidiaries who are not Loan Parties subject to such an event is not in excess of 5% of all of the Lead Borrower’s consolidated total revenue or consolidated total assets) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for 60 calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (except to the extent the aggregate assets or revenue of all Restricted Subsidiaries who are not Loan Parties subject to such an event is not in excess of 5% of all of the Lead Borrower’s consolidated total revenue or consolidated total assets) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(h)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan which would reasonably be expected to result in a Material Adverse Effect; or

(i)[Reserved];

(j)Invalidity of Loan Documents. (i) Any material provision of any Loan Document, at any time after its execution and delivery and for any reason, ceases to be in full force and effect; or any Loan Party

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or any Affiliate contests in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any material provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party or any other Person not to be, a valid and perfected Lien on any portion of the Collateral with an aggregate fair market value exceeding $15,000,000, with the priority required by the applicable Security Document; or

(k)Change of Control. There occurs any Change of Control; or

(l)[Reserved]; or

(m)Material Contracts. Any Material Contract is terminated prior to its stated term if such termination would reasonably be expected to result in a Material Adverse Effect; or

(n)Guaranty. The termination or attempted termination by any Loan Party of any guaranty set forth in the Guaranty and Security Agreement or any Joinder Agreement except as expressly permitted hereunder or under any other Loan Document.

8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a)declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c)require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d)whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Agent under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent;

provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

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No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

Each of the Lenders agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, or other rights to, any of the Collateral.

8.03Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from or on account of the Loan Parties (including, without limitation, any Collateral furnished by any of them) on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting indemnities (including indemnities due under Section 10.03 hereof), Credit Party Expenses, and other amounts payable to the Lenders and the L/C Issuer (including Credit Party Expenses to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances made to or for the benefit of the Loan Parties;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Committed Loan, payment to the Swing Line Lender of that portion of the Obligations constituting principal and accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Loans, L/C Obligations and other Obligations, and fees (including Letter of Credit Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Loans and L/C Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Liabilities),

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ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Other Liabilities arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of all Other Liabilities arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them;

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(k), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

ARTICLE IX

THE AGENT

9.01Appointment and Authority.

Each of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints Wells Fargo to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions (other than Sections 9.07 and 9.11). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02[Reserved].

9.03Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any

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Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.04Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Applicable Lenders, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Lenders (as the Agent shall believe in good faith shall be necessary under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by a Loan Party, a Lender or the L/C Issuer. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to the L/C Issuer and the Lenders. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of

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any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.05Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally, electronically or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.06Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.07Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the

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other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.08Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.09No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.

9.10Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

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Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.

9.11	Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent,

(a)to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations in accordance with Section 1.02(c), and/or the expiration, termination or Cash Collateralization of all Letters of Credit (or other arrangements acceptable to the L/C Issuer), (ii) that is sold or otherwise disposed of or to be sold or otherwise disposed of (to a Person that is not a Loan Party) as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b)to subordinate, make senior or make pari passu any Lien on any Term Priority Collateral granted to or held by the Agent under any Loan Document to or with the Lien of any other Person on such property, as contemplated by clauses (q) or (r) of the definition of Permitted Encumbrances and to enter into the applicable Intercreditor Agreement and other intercreditor arrangements contemplated under clause (r) of the definition of Permitted Encumbrances or otherwise under this Agreement; and

(c)to release any Guarantor from its obligations under the Loan Documents if such Person ceases to be a Restricted Subsidiary, becomes an Unrestricted Subsidiary as a result of a transaction permitted hereunder or to release any Loan Party from its obligations under the Loan Documents in the event that such Loan Party shall dispose of all or substantially all of its assets and shall cease to own any Collateral in a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.11 and its authority to give the releases set forth in Section 10.21. The Agent agrees upon the request of the Lead Borrower and at the Borrowers’ expense to negotiate in good faith and enter into any Intercreditor Agreement or customary intercreditor agreement permitted under this Agreement in connection with the incurrence by the Lead Borrower or any Restricted Subsidiary of the applicable secured Indebtedness.

Notwithstanding anything to the contrary herein, the provisions of this Section 9.11 shall be in addition to, and not a limitation upon, the provisions of Section 10.21.

9.12	Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.13	Reports and Financial Statements.

By signing this Agreement, each Lender:

(a)agrees to furnish the Agent after the occurrence and during the continuance of a Cash Dominion Event (and thereafter at such frequency as the Agent may reasonably request) with a summary of all

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Other Liabilities due or to become due to such Lender upon Agent’s request. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Borrowers hereunder;

(c)is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d)expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e)expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties' books and records, as well as on representations of the Loan Parties' personnel;

(f)agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g)without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Person preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.14Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable Law can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent's instructions.

9.15Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, to the extent that the Loan Parties for any reason fails to indefeasibly pay any amount required under Section

10.04 to be paid by them to the Agent (or any sub-agent thereof), the Lenders shall indemnify the Agent, any sub-agent thereof, the L/C Issuer and any Related Party, as the case may be ratably according to their

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Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s, the L/C Issuer’s and their Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.16Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

9.17Providers. Each provider of Bank Products or Cash Management Services (each, a “Provider”) in its capacity as such shall be deemed a third party beneficiary hereof and of the  provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom the Agent is acting. The Agent hereby agrees to act as agent for such Providers and, by virtue of entering into an agreement in respect of Bank Products or Cash Management Services (each, a “Specified Agreement”), the applicable Provider automatically shall be deemed to  have appointed each Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Provider under the Loan Documents consist exclusively of such Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to the Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Provider, by virtue of entering into a Specified Agreement, automatically shall be deemed to have agreed that the Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release Bank Products Reserves and reserves in respect of Cash Management Services and that if reserves are established there is no obligation on the part of the Agent to determine or insure whether the amount of any such reserve is appropriate or not. The Agent shall have no obligation to calculate the amount due and payable with respect to any Other Liabilities, but may rely upon a written notice from the applicable Provider provided pursuant to Section 9.12(a). In the absence of an updated written notice, the Agent shall be entitled to assume that the amount due and payable to the applicable Provider is the amount last certified to the Agent by such Provider as being due and payable (less any distributions made to such Provider on account thereof). Borrowers may obtain Bank Products or Cash Management Services from any Provider, although Borrowers are not required to do so. Each Borrower acknowledges and agrees that no Provider has committed to provide any Bank Products or Cash Management Services under this Agreement.

ARTICLE X
MISCELLANEOUS

10.01Amendments, Etc.

(a)No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders or by the Agent (with the consent of the Required Lenders) and the Borrowers or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in

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the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i)increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(ii)as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including on the Maturity Date) of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written consent of such Lender, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written consent of such Lender;

(iii)as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Obligation held by such Lender, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written consent of such Lender; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(iv)as to any Lender, change Section 2.13 or Section 8.03 in a manner that would alter the priorities set forth therein or the pro rata sharing of payments required thereby without the written consent of such Lender;

(v)change any provision of this Section 10.01 or the definition of “Required Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(vi)except as expressly permitted hereunder or under any other Loan Document, release or limit the liability of any Borrower, or release all or substantially all of the value of the Guarantees of the Obligations by the Guarantors without the written consent of each Lender;

(vii)except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written consent of each Lender;

(viii)change the definition of the term “Borrowing Base” or any component definition thereof if, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased without the written consent of each Lender, provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves and provided, further, that only the written consent of the Agent and the Lead Borrower shall be required to modify Schedule 1.05 hereto;

(ix)modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a

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Permitted Overadvance may remain outstanding without the written consent of each Lender; and

(x)except as expressly permitted herein or in any other Loan Document, subordinate the Obligations to any other Indebtedness, without the written consent of each Lender;

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b)Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Other Liabilities owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects, or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c)If any Lender does not consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender or each affected Lender, as applicable, and that has been approved by the Required Lenders, the Borrowers may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrowers to be made pursuant to this paragraph).

(d)Notwithstanding and in addition to the foregoing, the Agent may, with the consent of Borrowers only, amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency therein, so long as such amendment, modification or supplement does not adversely affect the rights of any Credit Party.

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10.02	Notices; Effectiveness; Electronic Communications.

(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given electronically (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given electronically shall be made to the applicable electronic mail address, as follows:

(i)if to a Loan Party, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number or electronic mail address specified for such Person on Schedule 10.02; and

(ii)if to any other Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. Each of the Agent and the Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR

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STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.

(d)Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or electronic mail address for notices and other communications hereunder by notice to the Borrowers, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non- public information with respect to the Borrowers or their securities for purposes of the Securities Laws.

(e)Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including, without limitation, all Requests for Credit Extensions) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties (including, without limitation, pursuant to any Requests for Credit Extensions). All electronic notices to and other electronic and telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan

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Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04	Expenses; Indemnity; Damage Waiver.

(a)Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b)Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub- agent thereof), the L/C Issuer, the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and out-of-pocket disbursements of one counsel for all Indemnitees, one specialty counsel and one local counsel in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) for all indemnified persons (and, in the case of an actual or perceived conflict of interest, where the Indemnitee affected by such conflict informs the Lead Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or the actions of any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee of Letter of Credit proceeds), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Indemnitee to, a Blocked Account Bank or other Person in connection with or arising under a control agreement entered into in connection with this Agreement with any Indemnitee hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (1) the gross negligence, bad faith, or willful misconduct

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of such Indemnitee or any of its Related Persons, disputes solely among Indemnitees (other than any claims against an Indemnitee in its capacity or in fulfilling its role as an agent or arranger or any similar role hereunder or under any Loan Document and other than any claims arising from an act or omission of a Loan Party) or (3) a claim brought by the Lead Borrower or any other Loan Party against an Indemnitee for a material intentional breach of such Indemnitee’s (or its Related Persons’) obligations hereunder. Without limiting the provisions of Section 3.01(c), this Section 10.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d)Payments. All amounts due under this Section shall be payable on demand therefor.

(e)Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(f)Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of any Agent, the L/C Issuer or the Swing Line Lender, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06	Successors and Assigns.

(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written consent of the Agent and each Lender (unless otherwise permitted pursuant to this Agreement), and, subject to Section 10.07, no Lender may assign or

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otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)Minimum Amounts.

(A)in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans and participations in the L/C Obligations and Swing Line Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A)the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (1) a Default or Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; provided that, to the extent the consent of the

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Borrowers is required, it shall be reasonable for the Borrowers to withhold consent based on the nature of the proposed assignee’s business; and provided further that, to the extent the consent of the Borrowers is required, the Borrowers shall be deemed to have consented to such assignment if the Borrowers have been given ten (10) Business Days’ prior notice of such assignment and have not objected to such assignment within such period; and

(B)the consent of the Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Loan Parties or any of the Loan Parties’ Subsidiaries or Affiliates (including any Permitted Holder), (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person.

(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrowers and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01,

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3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrowers (at their expense) shall execute and deliver Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d)Participations. (1) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a Defaulting Lender, a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries (including any Permitted Holder)) (each, a “Participant”) in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(i) ~~(ii)~~ Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(ii)~~(iii)~~ Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each

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Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e)Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Any resignation or assignment by Wells Fargo as Agent under this Agreement shall also constitute its resignation as L/C Issuer and Swing Line Lender. Upon the appointment by the Lead Borrower of a successor L/C Issuer or Swing Line Lender hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.

10.07Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process; provided that any Person that discloses any Information pursuant to this clause (c) shall notify the Borrowers in advance of such disclosure (if permitted by Law) or shall provide the Borrowers with prompt written notice of such disclosure, (d) to any other party hereto, (e) in connection with the

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exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the consent of the Borrowers or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non- confidential basis from a source other than the Loan Parties not known by such source to be in breach of any duty of confidentiality with respect to such Information.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to this Agreement, the Transactions, the Loans and Commitments hereunder, Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the other Credit Parties, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer

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agrees to notify the Borrowers and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.  Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration of the Letters of Credit or the termination of the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as they shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities and (z) any Obligations that may thereafter arise under Section 10.04.

10.12Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  Without limiting the foregoing

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provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13Replacement of Lenders. If the Borrowers are entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender (if permitted by Law) and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06; provided that the consent of the assigned Lender shall not be required in connection with any such assignment and delegation), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)such assignment does not conflict with Laws; and

(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14	Governing Law; Jurisdiction; Etc.

(a)GOVERNING LAW. This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE AGENT, ANY

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LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY PARTY OR ANY LOAN PARTY’S PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE.EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-

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length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17USA PATRIOT Act Notice. Each Lender that is subject to the ~~Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender)~~requirements of the Patriot Act hereby notifies the Loan Parties that pursuant to the requirements of the ~~USA~~ Patriot Act ~~(Title III of Pub. L. 107-56 (si gned into law October 26, 2001)) (the “ Act”),~~, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender ~~or the Agent, as applicable,~~ to identify each Loan Party in accordance with the Patriot Act. ~~Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political   party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request~~ In addition, Agent and each Lender shall have the right to periodically conduct due diligence (including, without limitation, in respect of information and documentation as may reasonably be requested by the Agent or any Lender~~, provide all documentation and other information that~~ from time to time for purposes of compliance by the Agent or such Lender ~~requests in order to comply with its ongoing obligations under~~with applicable Laws (including, without limitation, the Patriot Act and other “know your customer” and ~~anti-money laundering rules and regulations, including the Act.~~Anti-Money Laundering Laws), and any policy or procedure implemented by the Agent or such Lender to comply therewith) on all Loan Parties, their senior management and key principals and legal and beneficial owners. Each Loan Party agrees to cooperate in respect of the conduct of such due diligence and further agrees that the reasonable costs and charges for any such due diligence by Agent shall constitute Credit Party Expenses hereunder and be for the account of Borrowers.

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10.18Foreign Asset Control Regulations. Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19	Time of the Essence. Time is of the essence of the Loan Documents.

10.20	Press Releases.

(a)Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under Law and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b)Each Loan Party consents to the publication by the Agent, any Lender or their respective representatives of advertising material, including any “tombstone,” press release or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material, “tomb stone” or press release to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

10.21	Releases.

(a)Any Lien on any property granted to or held by the Agent under any Loan Document shall terminate upon termination of the Aggregate Commitments and payment in full of all Obligations in accordance with Section 1.02(c) of this Agreement. At the request and sole expense of any Loan Party following any such termination, the Agent shall deliver to such Loan Party any Collateral held by the Agent under any Loan Document, and execute and deliver to such Loan Party such terminations or other documents as such Loan Party shall reasonably request to evidence such termination.

(b)If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party to a Person that is not a Loan Party in a transaction permitted by this Agreement (including any such transaction approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01), then such Collateral shall be automatically released from the Liens created by the Loan Documents without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert automatically to such Loan Party or its transferee, as the case may be, and the Agent, at the request and sole expense of such Loan Party, shall execute and deliver to such Loan Party

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all releases or other documents reasonably necessary or desirable to evidence the release of the Liens created by the Loan Documents on such Collateral. At the request and sole expense of the Borrowers, the Agent shall release any Loan Party from its obligations under the Loan Documents, including the Guaranty and Security Agreement, and shall execute and deliver to the Loan Parties all releases or other documentation reasonably necessary or desirable to evidence any release permitted hereunder, in the event that all the equity interests of such Loan Party shall be sold, transferred or otherwise disposed of to a Person that is not a Loan Party, or such Loan Party shall otherwise cease to be a Subsidiary or shall be designated an Unrestricted Subsidiary, in a transaction permitted by this Agreement.

Notwithstanding anything to the contrary herein, the provisions of this Section 10.21 shall be in addition to, and not a limitation upon, the provisions of Section 9.11.

10.22	No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23	Attachments.

The exhibits, schedules and annexes attached to this Agreement are incorporated herein (including, to the extent incorporated herein, the Perfection Certificate) and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24	Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.25	Intercreditor Agreement.

The Loan Parties, the Agent, the Lenders and the other Credit Parties agree and acknowledge that the exercise of certain of the Agent’s rights and remedies hereunder shall be subject to, and restricted by, the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of this Agreement and the Intercreditor Agreement, the terms of the Intercreditor Agreement shall govern and control.

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10.26	Additional Waivers.

(a)The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Applicable Law, the obligations of each Loan Party shall not be affected by

(i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b)The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise (other than the payment in full in cash of the Obligations after the termination of the Commitments). Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after the termination of the Commitments).

(c)To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election upon the occurrence and during the continuance of an Event of Default, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. To the fullest extent permitted by applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d)Each Borrower is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the

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Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an "Accommodation Payment"), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower's Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the "Allocable Amount" of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower "insolvent" within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act ("UFTA") or Section 2 of the Uniform Fraudulent Conveyance Act ("UFCA"), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

10.27	Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Loan Documents in respect of Swap Obligations (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.27 or otherwise under the Guaranty and Security Agreement voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Aggregate Commitments have been terminated and the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section 10.27 to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Loan Party for all purposes of the Commodity Exchange Act.

10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an EEA Financial Institution; and

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(b)the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.29Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)As used in this Section 10.29, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

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(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

           “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

           “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[signature pages intentionally omitted]

Annex III

Schedule 2.01

Commitments and Allocation Percentage

Lender	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	$97,500,000	35.454545455%
Truist Bank (as successor by merger to SunTrust Bank)	$32,000,000	11.636363636%
BMO Harris Bank, N.A.	$52,000,000	18.909090909%
JPMorgan Chase Bank, N.A.	$52,000,000	18.909090909%
Citizens Bank, N.A.	$42,500,000	15.090909090%
Total:	$275,000,000	$100.000000000%